Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278651

Prospectus	Proxy Statement

PRINCETON BANCORP, INC.	CORNERSTONE FINANCIAL CORPORATION

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Cornerstone Shareholders:

On January 18, 2024, Princeton Bancorp, Inc., a Pennsylvania corporation (which we refer to as “Princeton”), and Cornerstone Financial Corporation, a New Jersey corporation (which we refer to as “Cornerstone”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for a strategic business combination, pursuant to which Cornerstone will merge (which we refer to as the “merger”) with and into Princeton, with Princeton being the surviving corporation. Under the terms of the merger agreement, immediately following the consummation of the merger, Cornerstone Bank, a New Jersey chartered bank and a wholly-owned subsidiary of Cornerstone (“Cornerstone Bank”), will merge with and into The Bank of Princeton, a New Jersey chartered bank and a wholly-owned subsidiary of Princeton (“Princeton Bank”), with Princeton Bank being the surviving bank (which we refer to as the “bank merger”).

At the effective time of the merger (which we refer to as the “effective time”), each outstanding share of the common stock, no par value, of Cornerstone (which we refer to as “Cornerstone common stock”), except for Cornerstone common stock that is held by Cornerstone as treasury stock or held by Cornerstone, any subsidiary of Cornerstone, Princeton or any subsidiary of Princeton but excluding shares held in any fiduciary or agency capacity or as a result of debts previously contracted (which we refer to as the “exception shares”), will be converted into the right to receive 0.24 shares, subject to adjustment as described below (such number being referred to as the “exchange ratio” and such shares being referred to as the “merger consideration”) of the common stock of Princeton, no par value (which we refer to as “Princeton common stock”), together with cash in lieu of any fractional shares. In the event that the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of the month end immediately prior to the effective time, calculated in accordance with the terms of the merger agreement, is less than the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of September 30, 2023, also calculated in accordance with the terms of the merger agreement ($26.8 million), the exchange ratio will be reduced to reflect the amount of such decrease. Also at the effective time, each outstanding share of Cornerstone preferred stock will be exchanged for its stated value of $1,000 per share in cash, or $3.34 million in the aggregate.

Although the number of shares of Princeton common stock that holders of Cornerstone common stock will be entitled to receive as the merger consideration, after any adjustment, will be fixed, the market value of such shares (and, therefore, the value of the merger consideration) will fluctuate with the market price of Princeton common stock and will not be known at the time Cornerstone shareholders vote on the merger. Based on the $30.28 closing price of Princeton common stock on The Nasdaq Global Select Market (which we refer to as the “Nasdaq”) on May 10, 2024, the latest practicable trading day before the printing of the accompanying proxy statement/prospectus, and assuming no adjustment is made, the per share value of the merger consideration will be equal to $7.27. Based on the exchange ratio and the number of shares of Cornerstone common stock outstanding as of May 10, 2024, the maximum number of shares of Princeton common stock estimated to be issuable at the closing date is 526,080. We urge you to obtain current market quotations for the Princeton common stock (trading symbol “BPRN”).

Cornerstone will hold a special meeting of its common shareholders in connection with the merger. At the special meeting, Cornerstone common shareholders will be asked to vote to approve the merger agreement, and the transactions contemplated thereby, and related matters as described in the accompanying proxy statement/prospectus including the “amendment proposal”. Pursuant to Cornerstone’s certificate of incorporation, as amended, because a majority of Cornerstone’s board of directors have approved the merger agreement, Cornerstone stockholder approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone’s capital stock entitled to vote at the special meeting. Under New Jersey law, stockholder approval of the amendment proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone’s capital stock entitled to vote at the special meeting.

The special meeting is scheduled to be held on June 18, 2024 at Cornerstone’s offices located at 6000 Midlantic Drive, Suite 120S, Mt. Laurel, New Jersey 08054, at 3:00 p.m. local time.

The Cornerstone board of directors unanimously recommends that Cornerstone shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including, the merger, and “FOR” the other proposals to be considered at the special meeting.

The accompanying proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire accompanying proxy statement/prospectus, including “Risk Factors,” beginning on page 14, for a discussion of the risks relating to the merger. You also can obtain information about Princeton from documents that it has filed with the Securities and Exchange Commission.

Richard J. Gillespie Chairman Princeton Bancorp, Inc.	Susan M. Barrett Chairman of the Board Cornerstone Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Princeton or Cornerstone, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the accompanying proxy statement/prospectus is May 16, 2024 and it is first being mailed or otherwise delivered to the shareholders of Cornerstone on or about May 20, 2024.

CORNERSTONE FINANCIAL CORPORATION

6000 Midlantic Drive, Suite 120S

Mt. Laurel, New Jersey 08054

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Cornerstone Shareholders:

A special meeting of the shareholders of Cornerstone Financial Corporation, or Cornerstone, is scheduled to be held at 3:00 p.m. local time, on Tuesday, June 18, 2024, at Cornerstone’s offices located at 6000 Midlantic Drive, Suite 120S, Mt. Laurel, New Jersey 08054 to consider and vote upon the following proposals:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of January 18, 2024, by and between Princeton Bancorp, Inc., or Princeton, and Cornerstone, and the transactions contemplated by that agreement, pursuant to which Cornerstone will merge with and into Princeton, as more fully described in the accompanying proxy statement/prospectus (we refer to proposal 1 as the “merger proposal”);

2.

A proposal to approve an amendment to Cornerstone’s certificate of incorporation to reflect the reverse stock split originally approved by Cornerstone’s shareholders on September 21, 2016 (we refer to proposal 2 as the “amendment proposal”); and

3.

A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal and the amendment proposal (we refer to proposal 3 as the “adjournment proposal”).

We have fixed the close of business on May 15, 2024 as the record date for the special meeting. Only Cornerstone common shareholders of record as of this record date are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. Pursuant to Cornerstone’s certificate of incorporation, as amended, approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of capital stock of Cornerstone entitled to vote at the special meeting. Approval of the amendment proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone capital stock entitled to vote at the special meeting. The adjournment proposal will be approved if the majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting, provided a quorum is present, vote in favor of such proposal.

Our board of directors has unanimously approved the Agreement and Plan of Merger and the amendment proposal, has determined that such agreement and the transactions contemplated by such agreement, including the merger, are advisable, fair to and in the best interests of Cornerstone and its shareholders, and unanimously recommends that shareholders vote “FOR” the merger proposal, “FOR” the amendment proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless Cornerstone shareholders approve the merger proposal.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold shares of Cornerstone common stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares of Cornerstone common stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

The accompanying proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Susan M. Barrett

Chairman of the Board,

Cornerstone Financial Corporation

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Princeton from documents filed by Princeton with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Princeton at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Princeton at the following address:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

(609) 921-1700

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Cornerstone shareholders requesting documents must do so by June 11, 2024, in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated May 16, 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to Cornerstone shareholders nor the issuance by Princeton of shares of Princeton common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Cornerstone has been provided by Cornerstone and information contained in this document regarding Princeton has been provided by Princeton.

See “Where You Can Find More Information” beginning on page 87 for more details.

ANNEXES

A.	Agreement and Plan of Merger, dated January 18, 2024, by and between Princeton Bancorp, Inc. and Cornerstone Financial Corporation	A-1

B.	Form of Voting and Support Agreement with Certain Cornerstone Financial Corporation Shareholders	B-1

C.	Amendment to the Cornerstone Charter	C-1

D.	Opinion of Janney Montgomery Scott LLC	D-1

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QUESTIONS AND ANSWERS

The following are some questions that you, as a holder of Cornerstone common stock (which we refer to as a “Cornerstone shareholder”), may have about the merger or the special meeting and brief answers to those questions. We urge you to read carefully all of this proxy statement/prospectus in its entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 87.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Princeton” refer to Princeton Bancorp, Inc., a Pennsylvania corporation, and its subsidiaries, and references to “Cornerstone” refer to Cornerstone Financial Corporation, a New Jersey corporation, and its subsidiaries.

Q: What is the merger?

A: Princeton and Cornerstone entered into an Agreement and Plan of Merger on January 18, 2024 (which we refer to as the “merger agreement”), which provides for the strategic acquisition of Cornerstone by Princeton.

Under the terms of the merger agreement:

•	Cornerstone will merge with and into Princeton, with Princeton continuing as the surviving corporation in such merger (which we refer to as the “merger”).

•

Immediately following the consummation of the merger, Cornerstone Bank, a New Jersey chartered bank and a wholly-owned subsidiary of Cornerstone (“Cornerstone Bank”), will merge with and into The Bank of Princeton, a New Jersey chartered bank and a wholly-owned subsidiary of Princeton (“Princeton Bank”), with Princeton Bank continuing as the surviving corporation (which we refer to as the “bank merger”).

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the holders of the common stock, no par value, of Cornerstone (which we refer to as the “Cornerstone common stock”) approve the merger agreement and the amendment proposal.

The completion of the merger is subject to the satisfaction or waiver of additional customary conditions, which are discussed in the section of this proxy statement/prospectus entitled “The Merger Agreement — Conditions to Complete the Merger” beginning on page 66.

Q: Why am I receiving this proxy statement/prospectus?

A: We are delivering this document to you because it is a proxy statement being used by Cornerstone’s board of directors (which we refer to as the “Cornerstone board”) to solicit proxies from the common shareholders of Cornerstone in connection with approval of the merger agreement and the amendment proposal.

In order to approve the merger agreement, including the transactions contemplated thereby, and the amendment proposal, Cornerstone has called a special meeting of its shareholders (which we refer to as the “special meeting”). This document also serves as a notice of the special meeting and describes the proposals to be presented at the special meeting.

In addition, this document is also a prospectus of Princeton that is being delivered to Cornerstone shareholders because Princeton is offering shares of the common stock, no par value, of Princeton (which we refer to as the “Princeton common stock”) to Cornerstone shareholders as the consideration in the merger.

This proxy statement/prospectus contains important information about the merger. This document also contains important information about the other proposals being voted on at the special meeting. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q: In addition to the approval of the merger agreement, what else are Cornerstone shareholders being asked to vote on at the special meeting?

A: In addition to the proposal to approve the merger agreement (which we refer to as the “merger proposal”), Cornerstone is soliciting proxies from its shareholders with respect to a proposal to approve an amendment to Cornerstone’s certificate of incorporation to reflect the reverse stock split originally approved by Cornerstone’s shareholders on September 21, 2016 (which we refer to as the “amendment proposal”) and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal and amendment proposal (which we refer to as the “adjournment proposal”). Completion of the merger is conditioned upon approval of the amendment proposal but is not conditioned upon approval of the adjournment proposal. If the amendment proposal is approved, but the merger proposal is not approved, Princeton and Cornerstone will not be able to undertake the merger, and if the merger proposal is approved, but the amendment proposal is not approved, it is the intention of Princeton’s board of directors to not implement the merger.

Q: What will Cornerstone shareholders be entitled to receive in the merger?

A: If the merger is completed, each outstanding share of Cornerstone common stock, except for Cornerstone common stock that is held by Cornerstone as treasury stock or held by Cornerstone, any subsidiary of Cornerstone, Princeton or any subsidiary of Princeton, but excluding shares held in any fiduciary or agency capacity or as a result of debts previously contracted (which we refer to as the “exception shares”), will be converted into the right to receive 0.24 shares (such number being referred to as the “exchange ratio” and such shares being referred to as the “merger consideration”) of Princeton common stock, together with cash in lieu of fractional shares. However, the merger consideration is subject to adjustment, in certain circumstances, as described in this proxy statement/prospectus under the heading “The Merger - Structure of the Merger.” Princeton will not issue any fractional shares of Princeton common stock in the merger. Cornerstone shareholders who would otherwise be entitled to receive a fractional share of Princeton common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) equal to the value of such fractional share as determined in accordance with the merger agreement. Also at the effective time, each outstanding share of Cornerstone preferred stock will be exchanged for its stated value of $1,000 per share in cash, or $3.34 million in the aggregate.

Q: Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time that the merger is completed?

A: Yes. Because the exchange ratio is fixed (although subject to adjustment), the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the closing date of the merger because the market value for Princeton common stock will fluctuate.

Q: How does the Cornerstone board recommend that I vote at the special meeting?

A: The Cornerstone board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the amendment proposal and “FOR” the adjournment proposal.

Q: When and where is the special meeting?

A: The special meeting is scheduled to be held at Cornerstone’s offices located at 6000 Midlantic Drive, Suite 120S, Mt. Laurel, New Jersey 08054 on Tuesday, June 18, 2024, at 3:00 p.m. local time.

Q: What do I need to do now?

A: After you have carefully read this entire proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet. Information and applicable deadlines for voting shares by telephone or through the Internet are set forth in the enclosed proxy card instructions. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the bank, broker or other nominee that holds their shares.

Q: What constitutes a quorum for the special meeting?

A: The presence at the special meeting, in person or by proxy, of holders of shares of Cornerstone of not less than Thirty-Three and One-Third (1/3) Percent (33.33%) of all shares of Cornerstone entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting or any adjournment of the special meeting.

Abstentions, if any, will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum because it is expected that all proposals to be voted on at the special meeting will be “non-routine” matters (i.e., matters with respect to which banks, brokers or other nominees do not have discretion to vote shares of Cornerstone common stock, as discussed in more detail below under the question “What is a broker non-vote?”).

Q: What is the vote required to approve each proposal at the special meeting?

A: The merger proposal:

•

Standard: Approval of the merger proposal by the holders of Cornerstone common stock requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone’s capital stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the effect of a vote “AGAINST” the merger proposal.

The amendment proposal:

•

Standard: Approval of the amendment proposal by the holders of Cornerstone common stock requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the amendment proposal, it will have no effect on the vote with respect to the amendment proposal.

The adjournment proposal:

•

Standard: Approval of the adjournment proposal by the holders of Cornerstone common stock requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the vote with respect to the adjournment proposal.

Q: Why is my vote important?

A: If you do not vote, or fail to instruct your bank, broker or other nominee how to vote, it will be more difficult for Cornerstone to obtain the necessary quorum to hold the special meeting, and to obtain shareholder approval of the proposals being considered at the special meeting. Your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or your abstention with respect to the merger proposal and/or reverse stock split proposed will not be counted as a vote cast. The merger proposal must be approved by the affirmative vote of at least a majority of the outstanding shares of Cornerstone’s capital stock entitled to vote, and the amendment proposal must be approved by the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone capital stock entitled to vote at the special meeting. If the amendment proposal is approved, but the merger proposal is not approved, Princeton and Cornerstone will not be able to undertake the merger, and if the merger proposal is approved, but the amendment proposal is not approved, it is the intention of Princeton’s board of directors not to implement the merger. The Cornerstone board unanimously recommends that shareholders vote “FOR” the merger proposal, “FOR” the amendment proposal and “FOR” the adjournment proposal.

Q: What is a broker non-vote?

A: A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

All of the proposals currently scheduled for consideration at the special meeting are “non-routine” matters. If your bank, broker or other nominee holds your shares of Cornerstone common stock in “street name,” such entity will vote your shares of Cornerstone common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

Q: If my shares of Cornerstone common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A: No. Your bank, broker or other nominee cannot vote your shares of Cornerstone common stock without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares of Cornerstone common stock in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q: Can I attend the special meeting and vote my shares of Cornerstone common stock in person?

A: Yes, if you are a holder of record of Cornerstone common stock. All Cornerstone shareholders, including shareholders of record and shareholders who hold their shares “in street name” through banks, brokers or other nominees, are invited to attend the special meeting. However, only holders of record of Cornerstone common stock can vote in person at the special meeting. If you are not a Cornerstone shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of Cornerstone common stock, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited.

Q: Can I change my vote?

A: Yes. If you are a holder of record of Cornerstone common stock, you may change your vote or revoke any proxy at any time before it is voted at the special meeting by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation notice to Cornerstone’s corporate secretary or (iii) voting by telephone or through the Internet prior to midnight on June 17, 2024. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Cornerstone after the vote will not affect the vote. Cornerstone’s corporate secretary’s mailing address is: Corporate Secretary, Cornerstone Financial Corporation, 6000 Midlantic Drive, Suite 120S, Mt. Laurel, New Jersey 08054.

If you hold your shares of Cornerstone common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee to change your vote or revoke your proxy.

Q: What are the U.S. federal income tax consequences of the merger to Cornerstone shareholders?

A: The parties expect the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and the obligation of each of Princeton and Cornerstone to complete the merger is conditioned upon the receipt of an opinion of each of their respective counsel to that effect. Neither Princeton nor Cornerstone currently intends to waive this condition. Assuming that the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, Cornerstone shareholders will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of shares of Cornerstone common stock for shares of Princeton common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Cornerstone common stock, including those that receive cash instead of a fractional share of Princeton common stock. You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” beginning on page 72 for a more detailed discussion of the U.S. federal income tax considerations relating to the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q: Are Cornerstone shareholders entitled to dissenters’ rights?

A: No. Under New Jersey law, Cornerstone shareholders are not entitled to exercise dissenters’ rights in connection with the merger. For further information, see “The Merger — No Dissenters’ Rights” on page 52.

Q: If I am a Cornerstone shareholder, should I send in my Cornerstone stock certificates now?

A: No. Please do not send in your Cornerstone stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging Cornerstone stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” on page 54.

Q: What should I do if I hold my shares of Cornerstone common stock in book-entry form?

A: You are not required to take any special additional actions if your shares of Cornerstone common stock are held in book-entry form. Promptly following the completion of the merger, your Cornerstone common stock held in book-entry form will be automatically converted into the merger consideration, and those shares of Princeton common stock will be in book-entry form in your account with Princeton’s transfer agent, with cash paid to you in lieu of any fractional shares.

Q: What happens if the merger is not completed?

A: If the merger is not completed, Cornerstone shareholders will not receive any consideration for their shares in connection with the merger, and Cornerstone will not take any actions with respect to the reverse stock split.

Instead, Cornerstone will remain an independent company and its common stock will continue to be traded on the OTC Bulletin Board under the symbol “CFIC”. In addition, if the merger agreement is terminated under certain circumstances, Cornerstone may be required to pay Princeton a termination fee. For a more detailed discussion of the circumstances under which a payment of the termination fee will be required to be paid, please see the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 69.

Q: What happens if I sell my shares of Cornerstone common stock after the record date but before the special meeting?

A: The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares after the record date for the special meeting but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by shareholders of Cornerstone in the merger. In order to receive the merger consideration, a Cornerstone shareholder must hold his, her or its shares through completion of the merger and comply with the transmittal procedures discussed elsewhere in this proxy statement/prospectus.

Q: Whom may I contact if I cannot locate my Cornerstone stock certificate(s)?

A: If you are unable to locate your original Cornerstone stock certificate(s) prior to closing, you should contact Computershare, Cornerstone’s transfer agent, at 1-800-564-6253 or https://www-us.computershare.com/Investor/Contact.

Q: What should I do if I receive more than one set of voting materials?

A: Cornerstone shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Cornerstone common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Cornerstone common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth on each such proxy card and in this proxy statement/prospectus to ensure that you vote every share of Cornerstone common stock that you own.

Q: When do you expect to complete the merger?

A: Princeton and Cornerstone currently expect to complete the merger either late in the second quarter or during the third quarter of 2024, based on the timing of the regulatory and shareholder approvals required. However, neither Princeton nor Cornerstone can assure you of when, or if, the merger will be completed. The completion of the merger is subject to the satisfaction or waiver of customary closing conditions, including the receipt of the requisite vote of Cornerstone shareholders approving the merger proposal and the amendment proposal and the receipt of necessary regulatory approvals.

Q: Whom should I call with questions?

A: Cornerstone shareholders who have questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting their shares of Cornerstone common stock, should contact Cornerstone’s proxy solicitor, Laurel Hill Advisory Group, LLC at (888) 742-1305.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information” beginning on page 87. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

In the Merger, Cornerstone Shareholders will be Entitled to Receive the Merger Consideration (page 53)

Princeton and Cornerstone are proposing a strategic merger. If the merger is completed, each outstanding share of Cornerstone common stock, except for the exception shares, will be converted into the right to receive 0.24 shares of Princeton common stock, subject to adjustment as described in this proxy statement/prospectus. Princeton will not issue any fractional shares of Princeton common stock in the merger. Cornerstone shareholders who would otherwise be entitled to receive a fraction of a share of Princeton common stock upon the completion of the merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of Princeton common stock to which the holder would otherwise be entitled by the volume-weighted average trading price (the “VWAP”) per share of Princeton common stock on The Nasdaq (as reported by Bloomberg L.P.), or if such information is no longer reported on Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Princeton and Cornerstone, for the five full trading days ending on the last trading day preceding the closing date of the merger. Also at the effective time, each outstanding share of Cornerstone preferred stock will be exchanged for its stated value of $1,000 per share in cash, or aggregate consideration of $3.34 million.

Princeton common stock is listed on The Nasdaq under the symbol “BPRN” and Cornerstone common stock is listed on the OTC Bulletin Board under the symbol “CFIC.” The following table shows the closing prices of Princeton common stock and Cornerstone common stock as reported on The Nasdaq and OTC Bulletin Board, on January 17, 2024, the last full trading day before the public announcement of the merger, and on May 10, 2024, the latest practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Cornerstone common stock, which was calculated by multiplying the closing price of Princeton common stock on those dates by the exchange ratio of 0.24.

	Princeton Common Stock	Cornerstone Common Stock	Implied Value of Merger Consideration
January 17, 2024	$34.00	$9.15	$8.16
May 10, 2024	$30.28	$7.01	$7.27

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Cornerstone Board Unanimously Recommends that Cornerstone Shareholders Vote “FOR” the Merger Proposal, “FOR” the Amendment Proposal and “FOR” the Adjournment Proposal Presented at the Special Meeting (page 22)

The Cornerstone board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Cornerstone and its shareholders and has unanimously approved the merger agreement and the amendment proposal. The Cornerstone board unanimously recommends that Cornerstone shareholders vote “FOR” the merger proposal, “FOR” the amendment proposal and “FOR” the adjournment proposal presented at the special meeting. For the factors considered by the Cornerstone board in reaching its decision to approve the proposals, see the section of this proxy statement/prospectus entitled “The Merger — Cornerstone’s Reasons for the Merger; Recommendation of Cornerstone’s Board” beginning on page 34.

Each of Cornerstone’s directors and certain executive officers, solely in his or her capacity as a Cornerstone shareholder, has entered into a separate voting and support agreement with Princeton (which we refer to as the “support agreements”), pursuant to which each such director and executive officer has agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions. A form of these support agreements is attached to this proxy statement/prospectus as Annex B. For more information regarding the support agreements, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting and Support Agreements” beginning on page 70.

Opinion of Cornerstone’s Financial Advisor (page 36 and Annex D)

On January 17, 2024, Janney Montgomery Scott, LLC (which we refer to as “Janney”) rendered its written opinion to the Cornerstone board that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the merger consideration in the merger was fair, from a financial point of view, to Cornerstone common shareholders. The full text of the Janney written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. Cornerstone shareholders are urged to read the opinion in its entirety. Janney’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Janney as of the date of Janney’s opinion. The Janney written opinion is addressed to the Cornerstone board, is directed only to the fairness of the merger consideration to Cornerstone’s shareholders from a financial point of view, and does not constitute a recommendation as to how any Cornerstone shareholder should vote with respect to the merger proposal or any other proposals presented at the special meeting.

The Special Meeting is Scheduled to be Held on June 18, 2024 (page 22)

The special meeting is scheduled to be held on Tuesday, June 18, 2024, at 3:00 p.m. local time, at Cornerstone’s offices located at 6000 Midlantic Drive, Suite 120S, Mt. Laurel, New Jersey 08054. At the special meeting, Cornerstone shareholders will be asked to approve the merger proposal, the amendment proposal and the adjournment proposal.

Only holders of record of Cornerstone common stock at the close of business on May 15, 2024, the “record date”, will be entitled to notice of, and to vote at, the special meeting. Each share of Cornerstone common stock is entitled to one vote on each proposal to be considered at the special meeting. As of the record date, there were 2,191,999 shares of Cornerstone common stock entitled to vote at the special meeting.

As described in the section of this proxy statement/prospectus entitled “Security Ownership of Certain Beneficial Owners and Management of Cornerstone,” as of the close of business on the record date, Cornerstone’s directors and executive officers and their affiliates beneficially owned an aggregate of 648,579 shares of Cornerstone common stock, representing approximately 29.6% of the issued and outstanding shares of Cornerstone common stock.

Pursuant to Cornerstone’s certificate of incorporation, as amended, because a majority of Cornerstone’s board of directors have approved the merger agreement, Cornerstone stockholder approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone’s capital stock entitled to vote at the special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the effect of a vote “AGAINST” the merger proposal

Under the New Jersey Business Corporation Act (which we refer to as the “NJBCA”), the amendment proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or if you fail to instruct your bank, broker or other nominee how to vote with respect to the amendment proposal, it will have no effect on the vote with respect to the amendment proposal.

The adjournment proposal will be approved if the majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting vote in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or if you fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the vote with respect to the adjournment proposal.

U.S. Federal Income Tax Considerations (page 72)

The parties expect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Princeton and Cornerstone to complete the merger is conditioned upon the receipt of an opinion of each of their respective counsels to that effect. Neither Princeton nor Cornerstone currently intends to waive this condition. Assuming that the merger is treated as a transaction that qualifies as a reorganization, Cornerstone shareholders will generally not recognize gain or loss on the exchange of shares of Cornerstone common stock solely for shares of Princeton common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Cornerstone common stock, including those that receive cash instead of a fractional share of Princeton common stock. You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” beginning on page 72 for a more detailed discussion of the U.S. federal income tax considerations relating to the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Cornerstone’s Directors and Officers Have Interests in the Merger that May Differ from Your Interests (page 48)

In considering the recommendation of Cornerstone board to approve the merger agreement, Cornerstone shareholders should be aware that officers and directors of Cornerstone may have employment and other compensation agreements that give them interests in the merger that are different from, or in addition to, their interests as Cornerstone shareholders. The Cornerstone board was aware of these circumstances at the time it approved the merger agreement and the transactions contemplated by that agreement. These interests include:

•

Employment and/or change of control agreements between Cornerstone Bank and Messrs. D’Orazio, Watts and Tredinnick, and Chairman Barrett, that provide for lump sum cash payments and, except in the case of Ms. Barrett, extensions of benefits following the completion of the merger, if such officer or director resigns for “Good Reason” or is terminated without Cause (as defined in the agreements).

•	Holdings of Cornerstone common stock and preferred stock;

•	Indemnification of each present and former officer, director or employee of Cornerstone and its subsidiaries and payment for directors’ and officers’ insurance by Princeton; and

•

The appointment of one member of the Cornerstone board to the Princeton board of directors (which we refer to as the “Princeton board”) and Princeton Bank board of directors (which we refer to as the “Princeton Bank board”).

For a detailed discussion of these interests, see the section of this proxy statement/prospectus entitled “The Merger — Interests of Cornerstone’s Directors and Executive Officers in the Merger” beginning on page 48.

Cornerstone Shareholders Are NOT Entitled to Assert Dissenters’ Rights (page 52)

Under the NJBCA, the holders of Cornerstone common stock will not have any dissenters’ rights with respect to the merger. For further information, see “The Merger — No Dissenters’ Rights” on page 52.

Completion of the Merger; Conditions That Must Be Fulfilled For The Merger To Occur (page 66)

Currently, Cornerstone and Princeton expect to complete the merger either late in the second quarter or during the third quarter of 2024, based on the timing of the regulatory and shareholder approvals required. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:

•	the approval of the merger agreement and amendment proposal by the requisite vote of Cornerstone shareholders;

•	the authorization for listing on The Nasdaq, subject to official notice of issuance, of the Princeton common stock to be issued pursuant to the merger agreement;

•

the receipt of required regulatory approvals, including the approval (or waiver of such approval requirement) of the Board of Governors of the Federal Reserve System (which we refer to as the “FRB”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”), and the New Jersey Department of Banking and Insurance (“NJDOBI”) and the expiration of all statutory waiting periods in respect of such approvals;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	receipt by each of Princeton and Cornerstone of an opinion from counsel as to certain tax matters; and

•	absence of any actual or threatened causes of action, investigations or proceedings.

In addition, Princeton’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of the following conditions:

•	the absence of a materially burdensome regulatory condition to any required regulatory approvals of the merger or the bank merger;

•	the performance in all material respects by Cornerstone of all other obligations required to be performed by it under the merger agreement.

•

Cornerstone’s independent audit firm shall deliver an unqualified opinion on the audited financial statements of Cornerstone at and for the year-ended December 31, 2023 on or before April 30, 2024; and

•

the amendment proposal shall be approved by the holders of Cornerstone capital stock pursuant to the requirements set forth in the NJBCA, and a certificate of amendment evidencing same shall be filed with New Jersey Department of Treasury, Division of Revenue and Enterprise Services (which we refer to as the “New Jersey Department of Treasury”) and become effective prior to the effective time;

In addition, Cornerstone’s obligation to complete the merger is also subject to the satisfaction or, where legally permissible, waiver of the performance in all material respects by Princeton of its obligations under the merger agreement.

Neither Cornerstone nor Princeton can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 68)

The merger agreement can be terminated at any time prior to the closing date under the following circumstances:

•	by the mutual consent in writing of the Princeton board and the Cornerstone board;

•

by the Princeton board or the Cornerstone board if the merger has not occurred on or prior to December 31, 2024, provided that the failure to consummate the merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to the merger agreement;

•

by the Princeton board or the Cornerstone board (provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party and which inaccuracy would provide the terminating party the ability to refuse to consummate the merger under the applicable standard set forth in the merger agreement;

•

by the Princeton board or the Cornerstone board (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•

by the Princeton board or the Cornerstone board in the event (i) any consent of any regulatory authorities required for consummation of the merger or the bank merger has been denied by a final nonappealable action of such authority or if the parties agree that any action taken by such authority should not be appealed within the time limit for appeal; (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement: or (iii) an application for any required consent of any regulatory authorities has been withdrawn at the request of the applicable Regulatory Authorities, subject to certain exceptions;

•

by the Princeton board or the Cornerstone board (provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement ) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by the date specified in the merger agreement;

•

by the Princeton board, (i) if the Cornerstone board (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Cornerstone vote in favor of the adoption of the merger agreement, (B) modifies, withdraws or changes in any manner adverse to Princeton its recommendation that the shareholders of Cornerstone vote in favor of the adoption of the merger agreement, (C) fails to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Cornerstone common stock, within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), or (D) recommends or endorses an acquisition proposal (as defined in the merger agreement), (ii) if Cornerstone breaches any of its obligations in any material respect prohibiting the solicitation of other buyers for Cornerstone; or (iii) if Cornerstone materially breaches any of its obligations regarding obtaining shareholder approval of the proposals presented in this proxy statement/prospectus;

•

by Cornerstone’s board if, after it has received a Superior Proposal (as defined in the merger agreement) in compliance with and having otherwise complied with all of its obligations, Cornerstone or any of its subsidiaries enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an acquisition proposal; or

•

by Cornerstone, following the special meeting, if Cornerstone (i) received an acquisition proposal prior to the special meeting, (ii) has not breached any of its obligations under the merger agreement, and (iii) fails to obtain the shareholder approval of the merger agreement at the special meeting.

Termination Fee (page 69)

If the merger agreement is terminated and abandoned under certain circumstances involving alternative acquisition proposals with respect to Cornerstone, changes in the recommendation of the Cornerstone board or compliance by Cornerstone with its obligations under the merger agreement with respect to the calling and holding of the special meeting and recommending that its shareholders approve the merger agreement, Cornerstone will be required to pay to Princeton a termination fee equal to $849,000 (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with Cornerstone.

Regulatory Approvals Required for the Transactions (page 51)

Subject to the terms of the merger agreement, both Cornerstone and Princeton have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement, which includes an approval or waiver from, among others, the FRB, the FDIC and the NJDOBI. Princeton submitted applications to the FRB (which we refer to as the “FRB application”), the FDIC (which we refer to as the “FDIC application”) and the NJDOBI (which we refer to as the “NJDOBI application”) to obtain their respective approvals of the merger on March 8, 2024 (with respect to the FRB and FDIC) and March 11, 2024 (with respect to NJDOBI). FRB, FDIC and NJDOBI approval (if granted) for the transactions: (i) would reflect only their view that the transactions do not contravene applicable competitive standards imposed by law and are consistent with regulatory policies relating to safety and soundness; (ii) would not be an opinion that the transactions are financially favorable to the shareholders or that the FRB. FDIC or NJDOBI has considered the adequacy of the terms of the transactions; and (iii) would not be an endorsement of, or recommendation for, the transactions. Although neither Cornerstone nor Princeton knows of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, Cornerstone and Princeton cannot be certain when, or if, they will be obtained. The FRB Application was approved on April 22, 2024.

The Rights of Cornerstone Shareholders Will Change as a Result of the Merger (page 76)

Princeton is incorporated under the laws of the Commonwealth of Pennsylvania, and Cornerstone is incorporated under the laws of the State of New Jersey. Accordingly, Pennsylvania law governs the rights of Princeton shareholders, and New Jersey law governs the rights of Cornerstone shareholders. As a result of the merger, Cornerstone shareholders will become shareholders of Princeton. Thus, following the completion of the merger, the rights of Cornerstone shareholders will be governed by the corporate law of the Commonwealth of Pennsylvania and will also then be governed by Princeton’s articles of incorporation and bylaws, rather than by the laws of the State of New Jersey and Cornerstone’s certificate of incorporation and bylaws.

See the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights” on page 76 for a description of the material differences in shareholders’ rights under the laws of the Commonwealth of Pennsylvania, the laws of the State of New Jersey and each of the Princeton and Cornerstone governing documents.

Information About the Companies (page 29)

Princeton Bancorp. Inc.

Princeton is the holding company for Princeton Bank. Princeton is a Pennsylvania corporation formed by Princeton Bank in February 2022. On January 10, 2023, Princeton acquired all of the outstanding stock of Princeton Bank in a corporate reorganization (the “reorganization”), pursuant to which Princeton Bank became a wholly owned subsidiary of Princeton, Princeton became the holding company for Princeton Bank, and the shareholders of Princeton Bank became shareholders of Princeton.

Princeton Bank is a community bank founded in 2007. It is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, five branches in the Philadelphia, Pennsylvania area and two in the New York City metropolitan area.

Before the reorganization, Princeton Bank’s common stock was registered under the Exchange Act and Princeton Bank was subject to the information requirements of the Exchange Act and filed quarterly reports, proxy statements and other information with the FDIC. As of and after the reorganization, as the successor registrant to Princeton Bank, Princeton’s common stock is deemed to be registered under the Exchange Act, and Princeton has become subject to the information requirements of the Exchange Act and files reports, proxy statements and other information with the SEC.

Prior to the reorganization, Princeton conducted no operations other than to facilitate the reorganization. Accordingly, the consolidated financial statements for periods prior to the reorganization, discussions of those financial statements, and market data and all other information presented herein for periods prior to the reorganization, are those of Princeton Bank.

Princeton common stock is traded on The Nasdaq Global Select Market under the symbol “BPRN.”

Princeton’s principal executive office is located at 183 Bayard Lane, Princeton, New Jersey 08540 and its telephone number (609) 921-1700. Princeton’s website is https://thebankofprinceton.com/. Additional information about Princeton and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 87.

Cornerstone Financial Corporation

Cornerstone is the holding company for Cornerstone Bank, and is headquartered in Mount Laurel, New Jersey. Cornerstone Bank operates six branches located in Medford, Burlington City, Cherry Hill, Moorestown, Voorhees, and Woodbury, New Jersey.

Cornerstone common stock is traded on the OTC Bulletin Board under the symbol “CFIC.”

Cornerstone’s principal executive offices are located at 6000 Midlantic Dr, Suite 1205, Mount Laurel, New Jersey 08054 and its telephone number at that location is (856) 439-0300. Cornerstone’s website is https://www.cornerstonebank.net.

Risk Factors (page 14)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 14.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the Princeton documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 87.

Because the market price of Princeton common stock may fluctuate, and the exchange ratio may be adjusted prior to the effective time, Cornerstone shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

At the time the merger is completed, each issued and outstanding share of Cornerstone common stock, except for exception shares, will be converted into the right to receive 0.24 shares of Princeton common stock, subject to adjustment, together with cash in lieu of fractional shares. There will be a lapse of time between each of the date of this proxy statement/prospectus, the date of the special meeting and the date on which Cornerstone shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Princeton common stock may fluctuate during these periods as a result of a variety of factors, which may include general market and economic conditions, changes in Princeton’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Princeton and Cornerstone.

In addition, in the event that the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of the month end immediately prior to the effective time, calculated in accordance with the terms of the merger agreement (referred to as the “adjustment amount”), is less than the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of September 30, 2023, also calculated in accordance with the terms of the merger agreement ($26.8 million), the merger agreement provides that the exchange ratio will be reduced to reflect the amount of such decrease. For example, if the adjustment amount is $25.0 million, the exchange ratio would be reduced to 0.204.

Consequently, at the time Cornerstone shareholders must decide whether to approve the merger proposal, they will not know the actual market value of the shares of Princeton common stock they may receive when the merger is completed, or the actual number of shares to be received. The value will not be known at the time of the special meeting and may be more or less than the current price of Princeton common stock or the price of Princeton common stock at the time of the special meeting.

The market price of Princeton common stock after the merger is completed may be affected by factors different from those currently affecting the market price of Cornerstone or Princeton common stock.

Upon completion of the merger, Cornerstone shareholders will become Princeton shareholders. Princeton’s business differs in important respects from that of Cornerstone, and, accordingly, the results of operations of the combined company and the market price of Princeton common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Princeton and Cornerstone. For a discussion of the business of Princeton and of some important factors to consider in connection with that business, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 87.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

Before the merger can be completed, Princeton and Princeton Bank must obtain approvals or waivers from the FRB, the FDIC, and the NJDOBI (including the Securities and Exchange Commission, collectively referred to as the “Regulatory Authorities” (as defined in the merger agreement)). Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers and consents the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals Required for the Completion of the Merger” beginning on page 51. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or a delay in their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the completion of the merger, any of which might have an adverse effect on the combined company following the completion of the merger. However, under the terms of the merger agreement, in connection with obtaining such regulatory approvals or waivers, Princeton is not required to complete the merger if the consents or waivers of any Regulatory Authority required to permit consummation of the merger contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Princeton of the merger that, had such condition or requirement been known, Princeton would not, in its reasonable judgment, have entered into the merger agreement (which we refer to as a “materially burdensome regulatory condition”). For more information, see the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 51.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Princeton and Cornerstone have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Princeton’s ability to successfully combine and integrate the businesses of Princeton and Cornerstone in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Princeton’s ability to successfully conduct its business, which could have an adverse effect on Princeton’s financial results and the value of its common stock. If Princeton experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Princeton and/or Cornerstone to lose customers or cause customers to remove their accounts from Princeton and/or Cornerstone and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Princeton and Cornerstone during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings realized as a result of the merger could be less than anticipated.

Certain of Cornerstone’s directors and executive officers may have interests in the merger that may differ from the interests of Cornerstone shareholders.

Cornerstone shareholders should be aware that some of Cornerstone’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Cornerstone shareholders generally. The Cornerstone board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Cornerstone shareholders vote in favor of the merger proposal and certain related matters.

The material interests considered by the Cornerstone board were as follows:

•

Under the agreement dated of as April 18, 2019, between Cornerstone Bank and Eugene D’Orazio, the chief executive officer of Cornerstone, in the event that during the 12 month period following the completion of the merger Mr. D’Orazio resigns from employment for “Good Reason” or is terminated without Cause, then he is entitled to a lump sum payment equal to 2.99 times his then current base salary at termination and a continuation of medical insurance benefits for 12 months.

•

Under the agreement dated of as January 31, 2023, between Cornerstone Bank and Benjamin Watts, the chief financial officer of Cornerstone, in the event that during the 12 month period following the completion of the merger Mr. Watts resigns from employment for “Good Reason” or is terminated without Cause, then he is entitled, for a period of 18 months from the date of termination of employment, his base salary at termination, paid in equal monthly installments, and a continuation of medical insurance benefits.

•

Under the agreement dated of as August 31, 2022, between Cornerstone Bank and Joseph Tredinnick, the chief lending officer of Cornerstone Bank, in the event that during the 12 month period following the completion of the merger Mr. Tredinnick resigns from employment for “Good Reason” or is terminated without Cause, then he is entitled, for a period of 12 months from the date of termination of employment, paid in equal monthly installments, his base salary at termination and a continuation of medical insurance benefits.

•

Under the Amended and Restated Change in Control Agreement originally effective October 20, 2021 by and between Cornerstone, Cornerstone Bank, and Susan Barrett, Cornerstone’s chairman of the board, Ms. Barrett is entitled to a lump sum payment equal to 2.99 times her then current base salary in the event of a change in control.

•	Holdings of Cornerstone common stock and preferred stock.

•	Indemnification of each present and former officer, director or employee of Cornerstone and its subsidiaries and payment for directors’ and officers’ insurance by Princeton; and

•	The appointment of one member of the Cornerstone board to the Princeton board and Princeton Bank board.

For a more detailed description of these interests, see the section of this proxy statement/prospectus entitled “The Merger — Interests of Cornerstone’s Directors and Executive Officers in the Merger” beginning on page 48.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of customary closing conditions that must be satisfied or, where legally permissible, waived in order to complete the merger, including the receipt of the requisite approvals of Cornerstone shareholders and the requisite regulatory approvals. These conditions to the closing of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed. In addition, Princeton and Cornerstone may elect to terminate the merger agreement in certain other circumstances and, in certain circumstances, Cornerstone may be required to pay Princeton a termination fee of $849,000.

Termination of the merger agreement, or failure to complete the merger, could negatively impact Cornerstone or Princeton.

If the merger agreement is terminated, there may be various consequences. For example, Cornerstone’s or Princeton’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Cornerstone common stock or Princeton common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Cornerstone may be required to pay to Princeton a termination fee of $849,000.

Furthermore, each of Princeton and Cornerstone has incurred and will incur substantial expenses in connection with the completion of the merger, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid in connection with the merger. If the merger is not completed, Princeton and Cornerstone would have incurred these expenses without realizing the expected benefits of the merger.

In addition, if the merger is not completed, Cornerstone may experience negative reactions from the financial markets and from its shareholders, customers and employees. Also, Cornerstone may not be able to successfully resume independent operations, or enter into an agreement with another party with respect to a business combination transaction involving a sale of Cornerstone. If it is able to enter into another agreement with respect to a business combination transaction involving a sale of Cornerstone, it may be at a lower price or contain other unfavorable terms. If the merger is not completed, Cornerstone cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business and financial results of Cornerstone or the price at which shares of Cornerstone common stock trade.

Cornerstone and Princeton will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cornerstone or Princeton. These uncertainties may impair Cornerstone’s or Princeton’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Cornerstone or Princeton to seek to change existing business relationships with Cornerstone or Princeton. Retention of certain employees by Cornerstone or Princeton may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Princeton. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Cornerstone or Princeton, Cornerstone’s business or Princeton’s business could be harmed. In addition, subject to certain exceptions, Cornerstone has agreed to operate its business in the ordinary course prior to closing, and each of Cornerstone and Princeton has agreed to certain restrictive covenants. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page 56 for a description of the restrictive covenants applicable to Cornerstone and Princeton.

The merger agreement limits Cornerstone’s ability to pursue acquisition proposals and requires Cornerstone to pay Princeton a termination fee of $849,000 under certain circumstances, including circumstances relating to competing acquisition proposals for Cornerstone.

The merger agreement prohibits Cornerstone from initiating, soliciting, knowingly encouraging or knowingly facilitating third-party acquisition proposals. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 65. In addition, unless the merger agreement has been terminated in accordance with its terms, Cornerstone has an unqualified obligation to submit the merger proposal to a vote by Cornerstone shareholders, even if Cornerstone receives a proposal that the Cornerstone board believes is superior to the merger. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Cornerstone Shareholder Meeting and Recommendation of the Cornerstone Board” beginning on page 64. The merger agreement also provides that Cornerstone must pay Princeton a termination fee in the amount of $849,000 in the event that the merger agreement is terminated under certain circumstances, including Cornerstone’s failure to abide by certain obligations not to solicit acquisition proposals or Cornerstone’s failure to recommend that Cornerstone shareholders approve the merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page 69. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Cornerstone from considering or proposing such an acquisition. Each director and certain executive officers of Cornerstone, solely in his or her capacity as a Cornerstone shareholder, has entered into a separate voting and support agreement with Princeton, pursuant to which each such director and executive officer has agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions, and has agreed to abide by certain restrictions with respect to the transfer of such shareholder’s shares of Cornerstone common stock prior to the earliest of approval of the merger proposal by Cornerstone shareholders, the effective time, or the date of termination of the merger agreement in accordance with its terms. As of the record date, Cornerstone directors and officers that are party to these support agreements were entitled to vote in the aggregate approximately 29.6% of the outstanding shares of Cornerstone common stock. For more information see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting and Support Agreements” beginning on page 70.

The shares of Princeton common stock to be received by Cornerstone common shareholders as a result of the merger will have different rights from the shares of Cornerstone common stock.

The rights of Cornerstone shareholders are currently governed by the NJBCA, Cornerstone’s certificate of incorporation and Cornerstone’s bylaws. Upon completion of the merger, Cornerstone common shareholders will become Princeton shareholders and their rights as shareholders will then be governed by the Pennsylvania Business Corporation Law of 1988 (“BCL”), Princeton’s articles of incorporation and Princeton’s bylaws. The rights associated with Cornerstone common stock are different from the rights associated with Princeton common stock. See the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights” beginning on page 76 for a discussion of the different rights associated with Princeton common stock.

Holders of Cornerstone common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Cornerstone common stock currently have the right to vote in the election of directors of the Cornerstone board and on other matters affecting Cornerstone. Upon the completion of the merger, each share of Princeton common stock that a Cornerstone shareholder is entitled to receive in the merger will represent a smaller percentage ownership of Princeton than the percentage ownership of Cornerstone represented by the shares of Cornerstone common stock held by the shareholder prior to the closing date. It is currently expected that the former Cornerstone shareholders as a group will be entitled to receive shares of Princeton common stock in the merger constituting approximately 7.7% of the outstanding shares of Princeton common stock immediately after the merger. Because of this reduced ownership percentage, Cornerstone shareholders will have less influence on the management and policies of Princeton than they now have on the management and policies of Cornerstone.

Cornerstone shareholders do not have dissenters’ or appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from certain transactions, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. New Jersey law provides that a shareholder is not entitled to demand the fair value of his, her or its shares of stock in any transaction if (i) a class or series of shares are listed on a national securities exchange or are held by not less than 1,000 shareholders or (ii) the shareholder is to receive (x) cash, (y) shares as consideration that will be listed on a national securities exchange or be held by not less than 1,000 shareholders or (z) cash and such securities. Because Princeton common stock is listed on The Nasdaq Global Select Market, the holders of Cornerstone common stock are not entitled to dissenters’ or appraisal rights in the merger.

Litigation against Princeton or Cornerstone or their respective boards of directors could prevent or delay the completion of the merger or result in the payment of damages following the completion of the merger.

While Princeton and Cornerstone believe that any claims that may be asserted by purported shareholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the merger from becoming effective in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval of the merger proposal. Moreover, any litigation could be time consuming and expensive, could divert Princeton management or Cornerstone management’s attention away from their regular business and, if any lawsuit is adversely resolved against Princeton, Cornerstone or their respective board of directors, it could have a material adverse effect on the financial condition of Princeton, Cornerstone or the surviving company in the merger.

Two conditions to the consummation of the merger are (a) the absence of any actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of the merger agreement or the consummation of the transactions contemplated thereby, (ii) seeking damages in connection with the transactions contemplated by the merger agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by the merger agreement, and (b) that no judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the merger, the Bank Merger or any of the other transactions contemplated by the merger agreement shall be in effect Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed and a claimant secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting Princeton or Cornerstone’s ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

The fairness opinion received by the Cornerstone board from its financial advisor prior to execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Janney Montgomery Scott, LLC, Cornerstone’s financial advisor in connection with the merger, delivered to the Cornerstone board its fairness opinion on January 17, 2024. The opinion speaks only as of the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Princeton or Cornerstone, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Princeton and Cornerstone.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained in or incorporated by reference into this proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies, all of which are subject to risks and uncertainties, including the risks and uncertainties described in these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by Princeton’s and Cornerstone’s respective management teams or others, without considering all of the information contained in or incorporated by reference into this proxy statement/prospectus.

Princeton has authorized a class of preferred stock, which could have voting, dividend or other preferences over shares of Princeton’s common stock and could dilute the voting power, equity position or share of earnings of common shareholders, and could have antitakeover effects.

Princeton’s articles of incorporation have been amended to authorize a class of preferred stock consisting of 2,000,000 shares, and to empower the Princeton board of directors to issue such shares as a class or in one or more series, with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as are determined by the Princeton board, without further shareholder approval.

Provisions in a company’s certificate of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series or the class as a whole. The authority of the board of directors with respect to each series and the class, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into other securities of Princeton, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with Princeton’s articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

Therefore, the Princeton board could authorize shares of preferred stock which have voting, dividend or other preferences over shares of its common stock and the issuance of preferred stock could dilute the voting power, equity position or share of earnings of common shareholders, although the Princeton board has no present plan or proposal to do so. Preferred stock also could be used to discourage or impede an attempt to obtain control of Princeton by merger, tender offer, proxy contest or other means and could be used to inhibit the removal of incumbent management. At this time, Princeton is not aware of any attempts to obtain control of Princeton.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements may include: management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the merger; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “plan,” “will,” “would,” “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Princeton nor Cornerstone assumes any duty or undertaking to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that Princeton or Cornerstone anticipated in their respective forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 14 and under Item 1A “Risk Factors” in Princeton’s Annual Report on Form 10-K, and those disclosed in Princeton’s other periodic reports filed with the SEC, as well as the possibility that expected benefits of the merger may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the merger may not be timely completed, if at all; that prior to the completion of the merger, Princeton’s and Cornerstone’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the merger; that, with respect to the merger, required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ shareholders, customers, employees and other constituents to the merger; and diversion of management time as a result of matters related to the merger. For any forward-looking statements made in this proxy statement/prospectus, Princeton and Cornerstone claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

CORNERSTONE SPECIAL MEETING

This section contains information for Cornerstone shareholders about the special meeting that Cornerstone has called to allow its shareholders to consider and vote on the merger proposal, the amendment proposal and the adjournment proposal. Cornerstone is mailing this proxy statement/prospectus to you, as a Cornerstone common shareholder, on or about May 20, 2024. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the Cornerstone board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held in person at Cornerstone’s offices located at 6000 Midlantic Drive, Suite 120S Mt. Laurel, New Jersey 08054, at 3:00 p.m. local time, on Tuesday June 18, 2024. On or about May 20, 2024, Cornerstone will commence mailing this proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the special meeting.

Matters to Be Considered

At the special meeting, you, as a Cornerstone shareholder, will be asked to consider and vote upon the following matters:

•	the merger proposal;

•	the amendment proposal; and

•	the adjournment proposal.

Recommendation of the Cornerstone Board

The Cornerstone board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Cornerstone and its shareholders, has unanimously approved the merger agreement, the merger and the amendment proposal, and unanimously recommends that Cornerstone shareholders vote “FOR” the merger proposal, “FOR” the amendment proposal and “FOR” the adjournment proposal. See the section of this proxy statement/prospectus entitled “The Merger —Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board” beginning on page 34 for a more detailed discussion of the Cornerstone board’s recommendation.

Record Date and Quorum

The Cornerstone board has fixed the close of business on May 15, 2024, as the record date for determining its shareholders entitled to receive notice of, and to vote at, the special meeting.

As of the record date, Cornerstone’s records show that there were 2,191,999 shares of Cornerstone common stock outstanding and entitled to notice of, and to vote at, the special meeting held by 216 holders of record. Each share of Cornerstone common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The presence at the special meeting of the holders of shares of Cornerstone common stock entitled to cast not less than Thirty-Three and One-Third (1/3) Percent (33.33%) of all shares of Cornerstone entitled to vote at the special meeting will constitute a quorum at the special meeting for the transaction of business at the special meeting. Abstentions, if any, will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum. Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting or any adjournment thereof.

Broker non-votes, if any, will not be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum because it is expected that all proposals to be voted on at the special meeting will be “non-routine” matters (i.e., matters with respect to which banks, brokers and other nominees do not have discretion to vote shares of Cornerstone common stock).

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

The merger proposal:

•

Standard: Approval of the merger proposal by the holders of Cornerstone common stock requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone’s capital stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The amendment proposal:

•

Standard: Approval of the amendment proposal by the holders of Cornerstone common stock requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the amendment proposal, it will have no effect on the vote with respect to the amendment proposal.

The adjournment proposal:

•

Standard: Approval of the adjournment proposal by the holders of Cornerstone common stock requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Cornerstone common stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the vote with respect to the adjournment proposal.

Shares Held by Officers and Directors

As of the record date, Cornerstone’s records show there were 2,191,999 shares of Cornerstone common stock outstanding. As of the close of business on the record date, Cornerstone’s directors and executive officers and their affiliates were entitled to vote an aggregate of 648,579 shares of Cornerstone common stock at the special meeting, which represents approximately 29.6% of the issued and outstanding shares of Cornerstone common stock entitled to vote at the special meeting, as described in the section of this proxy statement/prospectus entitled “Security Ownership of Certain Beneficial Owners and Management of Cornerstone”.

Each director and certain executive officer of Cornerstone, solely in his or her capacity as a Cornerstone shareholder, has entered into a voting and support agreement with Princeton, pursuant to which each such shareholder has agreed to vote in favor of the merger proposal and certain related matters and against alternative transactions. As of the record date, Cornerstone shareholders that are party to the support agreements were entitled to vote in the aggregate approximately 29.6% of the outstanding shares of Cornerstone common stock. For more information regarding the support agreements, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Voting and Support Agreement” beginning on page 70.

As of the record date, Princeton did not beneficially own any shares of Cornerstone common stock.

Voting of Proxies; Incomplete Proxies

Any Cornerstone common shareholder may vote by proxy or in person at the special meeting. If you hold your shares of Cornerstone common stock in your name as a shareholder of record, to submit a proxy you, as a Cornerstone shareholder, may use one of the following methods:

•	Through the Internet by visiting the website indicated on your proxy card and following the instructions.

•	By telephone by following the instructions on your proxy card.

•	By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Cornerstone requests that its shareholders vote by telephone or over the Internet prior to midnight on June 17, 2024 or by completing and signing the accompanying proxy card and returning it to Cornerstone as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Cornerstone common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned signed but without indication as to how to vote, the shares of Cornerstone common stock represented by the proxy card will be voted as recommended by the Cornerstone board.

Every Cornerstone shareholder’s vote is important. Accordingly, each shareholder should sign, date and return the enclosed proxy card, or, prior to midnight on June 17, 2024, vote by telephone or vote via the Internet, whether or not the shareholder plans to attend the special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a Cornerstone shareholder and your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. Shareholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet.

You may not vote shares held in street name by returning a proxy card directly to Cornerstone or by voting in person at the special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.

Furthermore, brokers, banks or other nominees who hold shares of Cornerstone common stock on behalf of their customers will not vote your shares of Cornerstone common stock or give a proxy to Cornerstone to vote those shares with respect to any proposal at the special meeting without specific instructions from you, because brokers, banks and other nominees do not have discretionary voting power on such proposals. A broker non-vote occurs when the broker holder of record is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions. All of the proposals currently scheduled for consideration at the special meeting are “non-routine” matters.

Revocability of Proxies and Changes to a Cornerstone Shareholder’s Vote

You have the power to change your vote at any time before your shares of Cornerstone common stock are voted at the special meeting by:

•	voting again by telephone or through the Internet prior to midnight on June 17, 2024, or completing a new proxy card with a later date – your latest vote will be counted; or

•	filing with the Secretary of Cornerstone written notice of such revocation.

Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Cornerstone common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

Cornerstone will pay for the solicitation of proxies from Cornerstone shareholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, Cornerstone’s proxy solicitor, will assist Cornerstone in soliciting proxies from its shareholders. Cornerstone has agreed to pay $7,500 plus expenses for these services. Cornerstone will, upon request, reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Cornerstone may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the Special Meeting

All Cornerstone shareholders, including holders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting. Cornerstone shareholders of record can vote in person at the special meeting. If you are not a Cornerstone shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact Cornerstone’s proxy solicitor, Laurel Hill Advisory Group, at the following address 2 Robbins Lane, Suite 201, Jericho, New York 11753, or by telephone at (888) 742-1305.

CORNERSTONE PROPOSALS

Proposal No. 1—The Merger Proposal

Cornerstone is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Cornerstone shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Cornerstone board unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, having determined that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Cornerstone and its shareholders. See the section of this proxy statement/prospectus entitled “The Merger — Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board” beginning on page 34 for a more detailed discussion of the Cornerstone board’s recommendation.

The Cornerstone board unanimously recommends a vote “FOR” the merger proposal.

Proposal No. 2—The Amendment Proposal

General

Cornerstone is asking its shareholders to approve an amendment to its certificate of incorporation to reflect the reverse stock split originally approved by Cornerstone’s shareholders in 2016. At the shareholder meeting held on September 21, 2016, the shareholders of Cornerstone approved a one for 10 reverse stock split. Under New Jersey law, a reverse stock split (otherwise known as a share combination) may be implemented with or without the filing of a certificate of amendment to a company’s certificate of incorporation, depending upon the circumstances of the share combination. Princeton and Cornerstone disagree as to whether a certificate of amendment to Cornerstone’s certificate of incorporation was required for the reverse stock split approved in 2016, and so in an abundance of caution, and in order to satisfy Princeton’s concerns, Cornerstone is requesting and recommending that its shareholders approve an amendment to its certificate of incorporation, as previously amended (the “Cornerstone Charter”), to amend the Cornerstone Charter (the “Charter Amendment”) to reflect the reverse stock split approved in 2016.

However, as described below, the Charter Amendment will not change the number of shares held by any Cornerstone shareholder as shown on Cornerstone’s records. To the extent the filing of the certificate of amendment could be deemed to cause an adverse effect on any shareholder of the Cornerstone, Cornerstone shall be deemed to have issued additional shares, at no additional consideration, to such shareholder so that such shareholder shall be in the same position as he, she or it was prior to the Charter Amendment (i.e., after giving effect to the 2016 reverse stock split), provided that Cornerstone may not have more than 2,191,999 shares outstanding at any time. Therefore, upon filing the Charter Amendment, each Cornerstone shareholder will be deemed to own that number of shares of Cornerstone common stock as Cornerstone’s records show them owning prior to the Charter Amendment, and Cornerstone will have the same number of shares outstanding as Cornerstone’s records show Cornerstone had outstanding prior to the Charter Amendment.

Due to the impact of the additional shares issued by Cornerstone since 2016, the Charter Amendment will be deemed to effect a share combination having a ratio of 1-for-4.02880795 with respect to the issued and outstanding shares of Cornerstone common stock outstanding, although, as described above, the net effect to Cornerstone shareholders will be that no shareholder’s ownership of Cornerstone common stock will change.

As part of the Charter Amendment, the Certificate of the Designations, Numbers, Relative Rights, Preferences and Limitations (the “Certificate of Designation”) of Cornerstone’s Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C, no par value (the “Series C Stock”), will be amended to revise the Conversion Ratio

(as defined in the Certificate of Designation), from $1.75 to $17.50 in connection with the adoption of the amendment proposal. This amendment will change the number of shares of Cornerstone common stock that a Series C Stock holder would receive upon the conversion of one share of Series C Stock from 571.4 shares to 57.1 shares, and therefor has no adverse effect on the holders of Cornerstone common stock. The holder of all of the outstanding shares of Series C Stock has consented to this amendment. The proposed amendment to the Cornerstone Charter is attached to this proxy statement/prospectus as Annex C and Cornerstone shareholders are urged to read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information.

Cornerstone’s board of directors unanimously consented to approve the Charter Amendment, including the amendment to the Certificate of Designation, and to recommend the Charter Amendment to its common shareholders to approve because the Cornerstone Board believes the merger is in the best interests of Cornerstone’s shareholders and Princeton is requiring the Charter Amendment as a condition to the merger. If the Cornerstone common shareholders approve this proposal and the merger proposal, then immediately prior to the effective date of the merger, Cornerstone will file a certificate of amendment evidencing the Charter Amendment with the New Jersey Department of Treasury. Upon closing of the merger, each share of Cornerstone common stock will be converted into the right to receive 0.24 shares of Princeton common stock.

Principal Effects of the Reverse Stock Split

The amendment proposal is being presented to the Cornerstone shareholders so that they can authorize the filing of a certificate of amendment evidencing the Charter Amendment to facilitate the merger. If Cornerstone shareholders approve the merger proposal and the amendment proposal, and Cornerstone files the certificate of amendment evidencing the Charter Amendment, all Cornerstone common shareholders will be affected uniformly and there will be no change any common shareholder’s percentage ownership interest in the common stock of Cornerstone reflected on the books and records of Cornerstone (or, as explained above, the number of shares of Cornerstone common stock held by any shareholder, as reflected on such books and records), except to the extent that the reverse stock split would result in a shareholder otherwise owning a fractional share that would be rounded up or down as set forth below. Therefore, voting rights and other rights and preferences of the holders of Cornerstone common stock will not be affected by the Charter Amendment (other than as a result of the treatment fractional shares). Shares of Cornerstone common stock issued pursuant to the Charter Amendment will remain fully paid. The Charter Amendment will not change the number of authorized shares of Cornerstone common stock.

Fractional Shares

No fractional shares will be issued as a result of the Charter Amendment. All shares held by a Cornerstone common shareholder will be combined to attempt to create the largest number of post Charter Amendment whole shares. Fractional shares will be rounded to the nearest whole number of shares, and will not be cashed out.

The Cornerstone board unanimously recommends a vote “FOR” the amendment proposal.

Proposal No. 3—The Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the amendment proposal.

If, at the special meeting, the number of shares of Cornerstone common stock present or represented by proxy and voting in favor of the merger proposal or the amendment proposal is insufficient to approve the merger proposal or the amendment proposal, Cornerstone intends to move to adjourn the special meeting in order to enable the Cornerstone board to solicit additional proxies for approval of the merger proposal or the amendment proposal, as applicable. In that event, Cornerstone will ask its shareholders to vote upon the adjournment proposal, but not the merger proposal or the revise stock split proposal.

In this proposal, Cornerstone is asking its shareholders to authorize the holder of any proxy solicited by the Cornerstone board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Cornerstone shareholders who have previously voted.

The Cornerstone board unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT PRINCETON

Princeton is based in Princeton, New Jersey and serves as the holding company for Princeton Bank, a New Jersey chartered bank. As a bank holding company, Princeton is subject to supervision and examination by the FRB and the NJDOBI. Princeton’s main office is located at 183 Bayard Lane, Princeton, New Jersey 08540, and its telephone number is (609) 921-1700.

Princeton acquired all of the outstanding capital stock of Princeton Bank as a result of the reorganization of Princeton Bank into a holding company structure on January 10, 2023. Prior to that date, Princeton did not have any material assets.

Other than its investment in Princeton Bank, Princeton currently conducts no other significant business activities. Princeton may determine to operate its own business or acquire other commercial banks, thrifts institutions or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law although it has no present plans or intentions to do so. When we refer to the business conducted by Princeton in this document including any lending or other banking activities, we are referring to the business that Princeton conducts through Princeton Bank.

Princeton Bank was incorporated and commenced operations in 2007 under the laws of the State of New Jersey as a New Jersey state-chartered bank. Princeton Bank is a full-service bank providing personal and business lending and deposit services. Princeton Bank is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, five branches in the Philadelphia, Pennsylvania area and two in the New York metropolitan area. Princeton Bank is a member of the FDIC.

INFORMATION ABOUT CORNERSTONE

Cornerstone

Cornerstone is the holding company for Cornerstone Bank, a New Jersey chartered commercial bank headquartered in Moorestown, New Jersey. Cornerstone Bank operates 6 branches located in Medford, Burlington City, Cherry Hill, Moorestown, Voorhees, and Woodbury, New Jersey.

Cornerstone common stock is traded on the OTC Bulletin Board under the symbol “CFIC.”

Cornerstone’s principal executive offices are located at 6000 Midlantic Dr, Suite 120S, Mount Laurel, New Jersey 08054 and its telephone number at that location is (856) 439-0300. Cornerstone’s website is https://www.cornerstonebank.net.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Structure of the Merger

Each of the Princeton board and the Cornerstone board has unanimously approved the merger agreement. The merger agreement provides that Cornerstone will merge with and into Princeton with Princeton being the surviving corporation (sometimes referred to in such capacity as the “surviving corporation”).

At the effective time, each issued and outstanding share of Cornerstone common stock, except for the exception shares, will be converted into the right to receive 0.24 shares of Princeton common stock, subject to adjustment, together with cash in lieu of fractional shares. No fractional shares of Princeton common stock will be issued in connection with the merger, and Cornerstone shareholders will instead be entitled to receive cash in lieu of such fractional shares. In the event that the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of the month end immediately prior to the effective time, calculated in accordance with the terms of the merger agreement, is less than the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of September 30, 2023, also calculated in accordance with the terms of the merger agreement ($26.8 million), the exchange ratio will be reduced to reflect the amount of such decrease. Also at the effective time, each outstanding share of Cornerstone preferred stock will be exchanged for its stated value of $1,000 per share in cash, or aggregate consideration of $3.34 million.

Cornerstone shareholders are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger and the amendment proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 53 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

After suffering significant losses related to credit issues due in part to the 2008 recession, Cornerstone has struggled to attain consistent profitability and raise sufficient capital to permit Cornerstone to grow its assets and thereby increase its revenue. In addition, as a result of these losses, Cornerstone has been subject to both formal regulatory enforcement actions as well as enhanced regulatory scrutiny, which limited Cornerstone’s ability to grow. Despite reducing its non-performing assets, stabilizing its balance sheet and successfully raising capital in 2021, Cornerstone, in part due to its small size, has been unable to attain consistent profitability. In addition, as regulatory demands on smaller depository institutions have increased, with attendant increases in costs, Cornerstone’s board has considered whether Cornerstone could remain as an independent institution, which would require raising a significant amount of additional capital, or whether it would best serve Cornerstone’s shareholders to seek a strategic partner. As part of these deliberations, management of Cornerstone has met from time to time with the management of other depository institutions that had an interest in a potential strategic transaction.

At the March 8, 2023 meeting of Cornerstone board, the board again reviewed its strategic alternatives with representatives of Janney Montgomery Scott (“JMS”), Cornerstone’s financial adviser. After reviewing Cornerstone’s current condition, need for capital, market conditions and other matters, the Cornerstone board authorized and directed Cornerstone management to begin an informal outreach process to determine the level of interest in a transaction with Cornerstone from potentially interested parties.

In April and May of 2023, the Chair and President and CEO of Cornerstone met with the management teams of five (5) parties identified by JMS as likely to have an interest in a strategic transaction with Cornerstone, including Princeton. In addition, Cornerstone management had met with the management of another potentially interested party that had contacted Cornerstone directly prior to the March 8 Cornerstone board meeting.

On April 18, 2023, Susan Barrett, Cornerstone’s Chair, and Gene D’Orazio, its President and CEO, met with Princeton’s Chairman Richard Gillespie, its President and CEO Edward Dietzler, and its COO and General Counsel Dan O’Donnell to discuss their respective organizations and business philosophies. Potential transaction terms were not discussed at this meeting.

On May 30, 2023, the Cornerstone board held a special meeting to discuss the company’s strategic alternatives. Representatives of JMS attended the meeting and made a presentation regarding the current M&A environment, potential valuation of Cornerstone, the structure of a potential sale process and potentially interested parties. The Cornerstone board then held an executive session to discuss Cornerstone’s prospects and the information provided by JMS. At the conclusion of the executive session, the Cornerstone board elected to begin a formal sale process, and to help ensure the likelihood of regulatory approval and successful execution of a transaction, and to help insure liquidity for Cornerstone shareholders as a result of the transaction, the board also elected to limit participation in the process to those entities with at least $1 billion in total assets and a liquid trading market for their stock.

At the May 2023 meeting of the Princeton board, Mr. Dietzler and Mr. Gillespie informed the Princeton board of the opportunity to pursue a strategic acquisition of Cornerstone.

On June 29, 2023, Cornerstone executed an engagement letter with JMS, formally retaining JMS as its financial advisor in a potential sale.

During June 2023, JMS worked with Cornerstone management to prepare a Confidential Information Memorandum (“CIM”). JMS also contacted seven (7) parties identified as potentially having an interest in a strategic transaction with Cornerstone (including Princeton) to determine if they would be interested in signing a standard non-disclosure agreement (“NDA”) and receiving the CIM. Four (4) of these parties, including Princeton, executed the NDA and received the CIM, with instructions to provide indication of interest letters by the second week of August, 2023.

In early August, Ms. Barrett again met with Mr. Dietzler and a member of Princeton’s Board. Potential transaction terms were not discussed at this meeting.

On August 9, 2023, Ms. Barrett and Gene D’Orazio, Cornerstone’s President and CEO, met with the President and CEO and a board member of one of the potentially interested parties to discuss their respective organizations and business philosophies. Potential transaction terms were not discussed at this meeting. Also on such date, the management of Princeton met with the Princeton board, its legal counsel and representatives of Raymond James & Associates, Inc., its financial advisor (which we refer to as “Raymond James”) to discuss and approve its initial indication letter, which included, among other things, the offer of one Princeton board seat to add southern New Jersey market experience to the Princeton’s board.

By August 10, 2023, Cornerstone had received indication letters from all four parties that had signed NDA’s. Three of the indication letters provided for mergers and provided for valuations ranging from an aggregate price of $17.5 million, or $8.00 per share from Princeton, to $23.0 million, or $10.50 per share. Cornerstone received a fourth indication for a purchase of Cornerstone Bank’s assets and liabilities for a $15.5 million premium to net asset value. This proposal would require Cornerstone to execute the bank level transaction and then subsequently liquidate the holding company and make a cash distribution to shareholders, estimated to range from $28.8 million in the aggregate, or $13.13 per share, to $34.3 million, or $15.71 per share, depending upon assumptions regarding the utilization and value of Cornerstone’s deferred tax assets and the tax impacts of the proposed structure This last indication also raised significant regulatory issues. Two of the indications provided consideration in a mix of cash and stock, one provided for all cash, and the Princeton indication provided for all stock consideration.

Representatives of JMS contacted Princeton’s financial advisor to inform them that their indication provided the lowest pricing, and to tell Princeton that they would need to enhance their indicated pricing if Princeton wanted to remain in the process. On August 14, 2023, after meeting with the Princeton board and representatives of Raymond James, Princeton management provided an updated pricing indication letter valuing Cornerstone at an aggregate value of $23.0 million, or $10.50 per share, paid in a mix of cash and Princeton stock.

On August 16, 2023, the Cornerstone board met to review the indications of interest. Representatives of JMS participated in the meeting, and reviewed with the Cornerstone board the terms of each of the indication letters received. The Cornerstone board elected to permit each of the four interested parties to conduct a more detailed diligence review, in order to provide a last, best and highest indication of value by the end of September.

After being notified that they were invited to perform a more detailed diligence review, one of the interested parties informed JMS that it was no longer participating in the sale process.

During August and September 2023, Princeton and one of the other interested parties (“Party A”) performed a more detailed diligence review of Cornerstone.

The party that had submitted the proposal for a bank asset sale did not engage in additional diligence, and ultimately informed JMS that it would not continue in the sale process.

At a meeting of the Princeton board held on September 29, 2023, representatives of Raymond James reviewed with the Princeton board the proposed transaction with Cornerstone, including the impact analysis for the transaction. The Princeton board then discussed the proposed terms of, benefits of and risks associated with, the transaction.

On September 29, 2023, Cornerstone received updated indication letters from Princeton and Party A. Party A’s indication valued Cornerstone at an aggregate price of $18.6 million, or $9.00 per share, with consideration paid in a mix of cash and Party A stock. Princeton’s indication valued Cornerstone at an aggregate value of $23.0 million, or $10.50 per share, payable all in stock.

The Cornerstone board held a special meeting on October 10, 2023 to review the two indication letters received. A representative of JMS attended the meeting, and reviewed the two indication letters, including the proposed value of each proposed transaction to the Cornerstone shareholders. After further discussion, based upon the indicated value of each of the indications received, the Cornerstone board unanimously agreed to begin exclusive negotiations with Princeton on a definitive transaction agreement. On October 12, 2023, after negotiation, Cornerstone entered into an agreement providing exclusivity to Princeton until December 11, 2023.

During October and November of 2023, Princeton continued its detailed diligence review of Cornerstone, including conducting detailed interviews with Cornerstone’s management personnel.

On December 6, 2023, Cornerstone Chair Barrett met with Princeton President and CEO Dietzler. Mr. Dietzler informed Ms. Barrett that based upon the results of Princeton’s diligence review, Princeton was reducing its pricing for Cornerstone to $9.00 per share, payable all in cash. That same day Stevens & Lee, counsel for Princeton (“S&L”), provided to Windels Marx Lane and Mittendorf, counsel for Cornerstone (“WMLM”), a proposed draft of the definitive agreement and plan of merger reflecting such $9.00 per share all cash purchase price, as well as an amendment to the exclusivity agreement between Princeton and Cornerstone extending the exclusivity period to December 31, 2023.

On December 8, 2023, the Cornerstone board held a special meeting to consider the proposed change in price from Princeton. Representatives of JMS and WMLM participated in the meeting. The representative of WMLM review with the Cornerstone board members their fiduciary duties to the Cornerstone shareholders. Ms. Barrett reviewed with the board members her meeting earlier in the week with Mr. Dietzler. The representative of JMS reviewed the change in pricing with the Cornerstone board, and reviewed the resulting pricing metrics of the transaction. The Cornerstone board members discussed the change in pricing as well as Cornerstone’s alternatives. At the conclusion of the meeting, JMS was directed to discuss the pricing change with Princeton’s financial advisor, and to seek to have Princeton both increase the price and provide a Princeton stock component to the consideration, and inform Princeton that Cornerstone was unwilling to enter into an extension of the exclusivity agreement until these issues were resolved.

Between December 9 and December 19, 2023, representatives of JMS and WMLM negotiated terms of the definitive agreement and plan of merger with representatives of S&L and Raymond James. On December 20, 2023, S&L provided WMLM with an updated draft of the definitive agreement and plan of merger, providing for an all stock exchange of shares of Cornerstone common stock for Princeton common exchange at an exchange ratio of 0.24 PBI shares for each Cornerstone share.

Between December 21, 2023 and January 12, 2024, Cornerstone and Princeton and their respective advisors continued to negotiate the terms of the definitive agreement and plan or merger and related documents. On January 17, 2024, the boards of directors of both Cornerstone and Princeton met to review and vote upon the proposed transaction and the various transaction documents.

Representatives of JMS and WMLM participated in the Cornerstone board meeting. The representative of WMLM reviewed with the Cornerstone board the fiduciary duties owed to Cornerstone’s shareholders and the terms of the proposed merger, the merger agreement and the other transaction documents. The representatives of JMS provided a financial analysis of the proposed transaction. The representatives of JMS also orally rendered JMS’s opinion, which was subsequently confirmed in writing (a copy of which is attached as Annex D to this proxy statement/prospectus), to the effect that, as of January 17, 2024, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by JMS as set forth in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of Cornerstone common stock.

Representatives of Raymond James and S&L were present at the Princeton board meeting. After discussions, including a consideration of the factors described in the section of this proxy statement/prospectus entitled “— Princeton’s Reasons for the Merger,” the Princeton board unanimously adopted the merger agreement.

Cornerstone and Princeton jointly announced the transaction on the morning of January 18, 2024, before the opening of the trading markets.

Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board

In determining that the merger and the merger agreement were fair to and advisable for Cornerstone and its shareholders, in authorizing and approving the merger, in adopting the merger agreement and in recommending that Cornerstone shareholders vote for approval of the merger agreement, the Cornerstone board consulted with members of Cornerstone’s management and with JMS, and also considered a number of factors that the Cornerstone board viewed as relevant to its decisions. The following discussion of the information and factors considered by the Cornerstone board is not intended to be exhaustive; however, it does include all material factors considered by the Cornerstone board.

In reaching its decision to approve the merger agreement, the Cornerstone board considered the following:

•

the understanding of the Cornerstone board of the strategic options available to Cornerstone and the Cornerstone board’s assessment of those options, including the economic environment for smaller community banks and Cornerstone’s need for capital to support growth in order to attain consistent profitability, and the determination that none of those options were more likely to create greater present value for Cornerstone shareholders than the value to be paid by Princeton;

•

the challenges facing Cornerstone’s management to grow Cornerstone’s franchise and enhance shareholder value given Cornerstone’s need for additional capital, current market conditions, including increased operating costs resulting from regulatory and compliance mandates, and continued pressure on net interest margins from the current interest rate environment and competition, especially for deposits;

•	the strong capital base the resulting institution would have after the transaction;

•	the pro forma dividend paid on the Princeton stock to be issued as part of the merger consideration;

•	the ability to become part of a larger institution with a broader array pf products and services;

•	the geographic fit and increased customer convenience of the expanded branch network offered by the combined bank;

•

that the common stock the Cornerstone shareholders will receive will be listed on the Nasdaq Global Market, thereby providing enhanced liquidity to the Cornerstone shareholders, as the Cornerstone common stock is currently traded only on the OTC Pink Market;

•

the terms of the merger agreement and the structure of the merger transaction, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes to common shareholders of Cornerstone;

•	the financial condition, results of operations, and prospects of the two entities;

•

the opinion of JMS, based upon various analyses described below, including a review of comparable transactions, that the consideration to be received by the Cornerstone common shareholders is fair to the common shareholders of Cornerstone from a financial point of view;

•	the Cornerstone board’s view, based on, among other things, the opinion of JMS, that the merger consideration is fair to the common shareholders of Cornerstone from a financial point of view; and

•	the likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Cornerstone’s shareholders identified by the Cornerstone board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;

•	that the Princeton stock may not perform well after the closing for reasons unrelated to the proposed transaction, including possible credit, funding or other issues related to Princeton’s business;

•

that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Cornerstone, in light of the fact that Princeton was unwilling to enter into the merger agreement absent such provisions;

•	the potential risk of diverting management attention and resources from the operation of Cornerstone’s business and towards the completion of the merger;

•

the restrictions on the conduct of Cornerstone’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Cornerstone from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Cornerstone absent the pending merger; and

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

This discussion of the information and factors considered by the Cornerstone board in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Cornerstone board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Cornerstone board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Cornerstone shareholders. Rather, the Cornerstone board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Cornerstone’s management and outside legal and financial advisors. In addition, individual members of the Cornerstone board may have assigned different weights to different factors.

Certain of Cornerstone’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Cornerstone’s shareholders generally. The Cornerstone board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Cornerstone shareholders. For a discussion of these interests, see “—Interests of Cornerstone’s Directors and Executive Officers in the Merger.”

Opinion of Janney Montgomery Scott, LLC

Janney Montgomery Scott, LLC (“Janney”) was engaged by the Board of Directors of Cornerstone Financial Corporation (“Cornerstone”) by letter dated June 29, 2023 to act as financial advisor and to render a fairness opinion for the Board of Directors of Cornerstone in connection with a potential business combination (the “Merger”) with Princeton Bancorp, Inc. (“Princeton”). Janney delivered to the Board of Directors of Cornerstone its opinion dated January 17, 2024 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be received by the shareholders of Cornerstone from Princeton is fair to the shareholders of Cornerstone from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by Cornerstone with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex D. Shareholders of Cornerstone should read this opinion in its entirety. Janney’s opinion speaks only as of January 17, 2024.

Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Cornerstone’s Board of Directors selected Janney to render a fairness opinion in connection with the Merger on the basis of the firm’s reputation and expertise in transactions such as the Merger.

Janney has received compensation in the amount of $100,000 from Cornerstone for upon delivery of its written opinion to the Board of Directors of Cornerstone as to the fairness, from a financial point of view, of the Merger to shareholders of Cornerstone. The compensation Janney received from Cornerstone upon delivery of its fairness opinion will be credited towards the total estimated completion fee payable to Janney, 1.15% of total deal value, which is estimated to be $251,000 based on a total transaction value of $21,811,000. Further, Cornerstone has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by Cornerstone. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent with its internal policy. Janney has not provided financial services and has not received compensation from Cornerstone during the prior two years. Janney has provided financial services and has received compensation from Princeton during the prior two years. Janney served as the financial advisor to Princeton Bank for their acquisition of Noah Bank, announced on October 20, 2023, and completed on May 19, 2023. For such services, Janney was paid a total advisory fee of $225,000.

The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Board of Directors of Cornerstone by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the Board of Directors of Cornerstone, but it does summarize all of the material analyses performed and presented by Janney.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Board of Directors of Cornerstone and its fairness opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cornerstone or Princeton. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Cornerstone shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Cornerstone might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the Board of Directors of Cornerstone in making its determination to approve the Agreement.

During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of Cornerstone and Princeton and material prepared in connection with the Merger, including, among other things, the following:

(i)	a draft of the Agreement, dated January 16, 2024

(ii)

Certain publicly available financial statements and other historical financial information of Princeton and Princeton Bank, both audited and unaudited, that we deemed relevant, including reports filed by Princeton with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iii)

Certain publicly available financial statements and other historical financial information of Cornerstone and its banking subsidiary Cornerstone Bank, both audited and unaudited, that we deemed relevant, including reports filed by Cornerstone with the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iv)

Certain internal financial projections for Cornerstone for the years ending December 31, 2024 through December 31, 2029, with reliance upon assumptions concerning Cornerstone provided by management of Cornerstone, as well as input from Princeton Management on their internal projections on Cornerstone;

(v)

Research analyst estimates, as of January 12, 2024, for Princeton for the years ending December 31, 2023 through December 31, 2025, as well as an estimated long-term annual net income growth rate of 7.0% for the years ending December 31, 2026 through December 31, 2027;

(vi)

The pro forma financial impact of the Merger on Princeton based on certain assumptions related to transaction expenses, cost savings, and purchase accounting adjustments, as provided by senior management and representatives of Princeton;

(vii)

The publicly reported price, valuation and historical trading activity for Cornerstone common stock and Princeton common stock and certain stock indices, as well as similar publicly available information for certain other publicly traded companies;

(viii)	A comparison of certain market and financial information for Cornerstone and Princeton with similar financial institutions for which information is publicly available;

(ix)	The financial terms of certain recent business combinations in the bank and thrift industry on a nationwide and a regional basis, to the extent publicly available;

(x)	And, such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Cornerstone and Princeton and made to us in the discussions with Cornerstone’s and Princeton’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of Cornerstone and Princeton that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and our opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Cornerstone and Princeton (as the case may be) as to the expected future results of operations and financial condition of Cornerstone and Princeton and the other matters covered thereby.

We have also assumed that the financial estimates and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Cornerstone and Princeton and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Cornerstone or Princeton or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Cornerstone or Princeton nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Janney reviewed the financial terms of the proposed transaction using an exchange ratio of 0.2400 shares of Princeton common stock for each share of Cornerstone common stock, based upon the Princeton’s 10-day volume weighted average price as of January 12, 2024, of $35.11, and the closing price of Cornerstone common stock on January 12, 2024, of $9.15. Janney calculated an aggregate implied total transaction value of approximately $21.8 million including the $3.3 million preferred equity which is being redeemed at par value. Janney calculated an aggregate implied transaction value to common shareholders of $18.5 million, or a transaction price per share of $8.43 and a pro forma

2025E dividend equivalent of $0.34 per share. Based upon financial information for Cornerstone as or for the last twelve months (“LTM”) ended September 30, 2023, unless otherwise noted, Janney calculated the following implied transaction metrics:

Transaction Price / LTM Earnings:	73.8	x
Transaction Price / Fully Diluted Tangible Book Value(1):	82.6%
Pro Forma Ownership:	7.7%

(1)	Tangible Book Value shown based upon adjustment for DTA mark of $1.5 million

Comparable Company Analyses. Janney used publicly available information to compare selected financial information for Princeton with a group of financial institutions selected by Janney for the Princeton Peer Valuation Comparison. The Princeton Peer Group consisted of publicly-traded holding companies, as defined by the Janney Research Department per its most recent publication of a Princeton peer group on October 27, 2023. The Princeton Peer Group consisted of the following companies:

First Bank	ESSA Bancorp
Unity Bancorp Inc.	First Commerce Bancorp
Blue Foundry Bancorp	William Penn Bancorp.
Parke Bancorp Inc.	Magyar Bancorp
BCB Bancorp Inc.

Janney Research BPRN Peers	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)
First Bank	115.7	12.7	9.9
Unity Bancorp Inc.	111.6	7.2	10.9
Blue Foundry Bancorp	69.1	NM	12.0
Parke Bancorp Inc.	78.8	7.2	11.0
BCB Bancorp Inc.	76.1	6.1	5.6
ESSA Bancorp	97.2	10.1	8.7
First Commerce Bancorp	77.9	12.2	10.1
William Penn Bancorp.	101.4	76.7	16.0
Magyar Bancorp	72.9	9.5	8.4
Average	89.0	17.7	10.3
Median	78.8	9.8	10.1

Note: Janney research public peers as of Janney published report on October 27, 2023

Note: Banks excluded if acquired since publishing of Janney research report

Source: S&P Capital IQ Pro; Company-filed documents

The analysis compared selected financial information for Princeton with the corresponding publicly available data for the Princeton Peer Group as of Year to Date September 30, 2023 (unless otherwise noted), with financial and pricing data as of January 12, 2024. The table below sets forth the data for Princeton and median and mean data for the Princeton Peer Group.

Princeton Peer Valuation Comparison

Princeton	Princeton Peer Group Median	Princeton Peer Group Mean
Market Capitalization ($M)	$214.8	$211.3	$199.7
Price/Tangible Book Value	96.9%	78.8%	89.0%
Price/ LTM EPS	7.9	x	9.8	x	17.7	x
Price/Assets	11.2%	10.1%	10.3%
Dividend Yield	3.5%	1.7%	2.2%
Weekly Volume	1.1%	1.1%	1.2%
Short Interest	1.7%	0.6%	0.8%
Insider Ownership	21.3%	14.0%	15.0%
Institutional Ownership	42.2%	36.3%	38.1%
Last Twelve Months Return	9.7%	-9.3%	-8.6%
Total Assets ($M)	$1,913	$2,061	$2,160
Total Loans ($M)	$1,499	$1,699	$1,780
Tangible Common Equity/ Tangible Assets	11.70%	11.50%	11.80%
NPAs/Assets	0.35%	0.58%	0.60%
LTM ROAA	1.63%	0.92%	0.86%
LTM ROAE	12.36%	7.31%	7.70%

Note: Financial data for the institutions in the Princeton Peer Group is not pro forma for any publicly announced and pending transactions.

Note: Banks excluded if acquired since publishing of Janney Research Report

Comparable Company Analyses. Janney used publicly available information to compare selected financial information for Princeton with a group of financial institutions selected by Janney for the Princeton Peer Valuation Comparison. The Princeton Peer Group consisted of publicly-traded holding companies, as defined by Princeton in its most recent proxy filing on April 3, 2023. The Princeton Peer Group consisted of the following companies:

ACNB Corp.	Meridian Corp.
Capital Bancorp Inc.	First Commerce Bancorp
Citizens & Northern Corp.	Franklin Financial Services
Fidelity D & D Bancorp.	CB Financial Services Inc.
LINKBANCORP Inc.	Embassy Bancorp
Unity Bancorp Inc.	Somerset Trust Holding Company
Norwood Financial Corp.	First Keystone Corp.
Blue Foundry Bancorp	QNB Corp.
Parke Bancorp Inc.	Kish Bancorp Inc.
ESSA Bancorp Inc.	ENB Financial Corp
1ST SUMMIT BANCORP Johnstown	AmeriServ Financial Inc.
Penns Woods Bancorp Inc.	FNB Bancorp Inc.
First United Corp.

Proxy BPRN Peers	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)
ACNB Corp.	186.7	10.0	15.8
Capital Bancorp Inc.	134.2	9.3	14.3
Citizens & Northern Corp.	165.5	11.2	12.3
Fidelity D & D Bancorp.	201.4	11.7	11.8
LINKBANCORP Inc.	121.0	70.9	10.1

Proxy BPRN Peers	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)
Unity Bancorp Inc.	112.8	7.3	11.0
Norwood Financial Corp.	174.0	10.0	10.8
Blue Foundry Bancorp	69.2	NM	12.0
Parke Bancorp Inc.	77.6	7.1	10.9
ESSA Bancorp Inc.	97.6	10.1	8.8
1ST SUMMIT BANCORP Johnstown	173.0	30.8	11.2
Penns Woods Bancorp Inc.	93.3	9.5	6.8
First United Corp.	104.3	7.3	7.7
Meridian Corp.	101.2	9.0	6.7
First Commerce Bancorp	78.2	12.2	10.1
Franklin Financial Services	119.5	9.2	6.9
CB Financial Services Inc.	120.6	9.0	8.9
Embassy Bancorp	130.0	7.5	6.6
Somerset Trust Holding Company	99.6	4.1	5.0
First Keystone Corp.	107.9	14.6	7.8
QNB Corp.	130.1	6.9	5.7
Kish Bancorp Inc.	111.9	6.0	6.1
ENB Financial Corp	84.2	6.4	4.3
AmeriServ Financial Inc.	61.7	17.5	4.0
FNB Bancorp Inc.	136.9	2.5	3.9
Average	119.7	12.5	8.8
Median	112.8	9.3	8.8

Note: Proxy public peers as of most recent proxy on April 3, 2023

Source: S&P Capital IQ Pro; Company-filed documents

The analysis compared selected financial information for Princeton with the corresponding publicly available data for the Princeton Peer Group as of Year to Date September 30, 2023 (unless otherwise noted), with pricing data as of January 12, 2024. The table below sets forth the data for Princeton and median and mean data for the Princeton Peer Group.

Princeton Peer Valuation Comparison

Princeton	Princeton Peer Group Median	Princeton Peer Group Mean
Market Capitalization ($M)	$214.8	$148.4	$176.0
Price/Tangible Book Value	96.9%	112.8%	119.7%
Price/ LTM EPS	7.9	x	9.3	x	12.5	x
Price/Assets	11.2%	8.8%	8.8%
Dividend Yield	3.5%	3.9%	3.7%
Weekly Volume	1.1%	0.8%	0.6%
Short Interest	1.7%	0.2%	0.4%
Insider Ownership	21.3%	10.6%	12.6%
Institutional Ownership	42.2%	29.0%	24.8%
Last Twelve Months Return	9.7%	-7.1%	-4.6%
Total Assets ($M)	$1,913	$1,928	$1,878
Total Loans ($M)	$1,499	$1,359	$1,389
Tangible Common Equity/ Tangible Assets	11.7%	7.3%	8.0%

	Princeton	Princeton Peer Group Median	Princeton Peer Group Mean
NPAs/Assets	0.35%	0.35%	0.44%
LTM ROAA	1.63%	0.92%	0.90%
LTM ROAE	12.36%	11.48%	10.97%

Note: Financial data for the institutions in the Princeton Peer Group is not pro forma for any publicly announced and pending transactions.

Net Present Standalone Value Analyses. Janney performed an analysis that estimated the net present value per share of Princeton’s common stock assuming Princeton performed in accordance with estimates based on publicly available mean analyst earnings per share estimates as of January 12, 2024, for the years ending December 31, 2023 through December 31, 2025, as well as an estimated long-term annual net income growth rate of 7.0% for the years ending December 31, 2026 through December 31, 2027. Janney considered the equity risk premium and size-based premium as outlined in the 2022 Duff & Phelps Valuation Handbook, and the risk free rate based on the U.S. 10-year treasury rate of 3.96% as of January 12, 2024. To approximate the terminal value of a share of Princeton’s common stock at December 31, 2027, Janney applied a long-term growth rate range of 3.50% to 4.50%:

Dollars in Thousands
Princeton’s 2027 Net Income	$20,965
Long Term Growth Rate	4.0%
Princeton’s Terminal Value	$309,358

The terminal values were then discounted to present values using discount rates ranging from 10.0% to 12.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Princeton’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Princeton’s common stock of $34.63 to $51.78 when applying a terminal value based on the long term growth.

Price per Share Sensitivity:

Discount Rate	3.50%	3.75%	4.00%	4.25%	4.50%
10.0%	$45.37	$46.78	$48.31	$49.97	$51.78
10.5%	$42.11	$43.30	$44.58	$45.96	$47.46
11.0%	$39.28	$40.30	$41.38	$42.55	$43.81
11.5%	$36.81	$37.68	$38.62	$39.61	$40.68
12.0%	$34.63	$35.39	$36.19	$37.05	$37.96

Analysis of Selected Merger Transactions. Janney reviewed groups of selected merger and acquisition transactions that were deemed to be comparable to the Merger. These two groups were labeled as the “National” Group and “Mid-Atlantic” Group. The National Group consisted of seven selected bank merger transactions with disclosed transaction terms, where one-hundred percent of target equity was acquired, target total assets were between $150.0 million and $500.0 million, target LTM ROAA less than 1.00%, announced since March 1, 2023. The National Group was composed of the following transactions:

Buyer	Target	Price / Tg. Bk (%)	Price / Adj. Tg. Bk (1) (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)	Deal Value ($M)
Equity Bancshares Inc.	Rockhold Bancorp	127.0	73.9	11.9	10.9	2.8	44.3
LCNB Corp.	Eagle Financial Bancorp Inc.	88.1	88.1	NM	13.0	-3.0	23.2

Buyer	Target	Price / Tg. Bk (%)	Price / Adj. Tg. Bk (1) (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)	Deal Value ($M)
MidwestOne Financial Group Inc.	Denver Bankshares Inc.	173.1	133.9	22.2	11.9	6.3	32.6
MC Bancshares Inc.	Heritage NOLA Bancorp Inc.	122.6	118.4	46.6	14.6	6.4	26.6
LCNB Corp.	Cincinnati Bancorp Inc	108.9	106.9	32.3	14.3	2.3	43.7
Bancorp 34 Inc.	CBOA Financial Inc.	95.1	79.9	8.2	7.5	-0.4	27.9
CrossFirst Bankshares Inc.	Canyon Bancorp. Inc.	80.2	51.1	7.0	6.0	-2.0	12.7
	Max	173.1	133.9	46.6	14.6	6.4	44.3
	Min	80.2	51.1	7.0	6.0	(3.0)	12.7
	Average	113.6	93.2	21.4	11.2	1.8	30.1
	Median	108.9	88.1	17.1	11.9	2.3	27.9

(1)	Adjusted Tangible Book Value defined as Tangible Common Equity + Accumulated Other Comprehensive Income

Note: P/E > 50x deemed non meaningful for comparison purposes

Note: Excludes transactions without disclosed deal values, and excludes transactions categorized as mergers of equals

Source: S&P Capital IQ Pro; Company provided documents; Data as of January 12, 2024

Janney calculated the median values for the following relevant transaction pricing multiples for the National Group: the multiple of the offer value to the Cornerstone’s tangible book value; the multiple of the offer value to Cornerstone’s core net income for the last twelve months; the multiple of the offer value to Cornerstone’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Cornerstone’s common stock by applying each median multiple to Cornerstone’s tangible common equity, net income for the twelve months ended September 30, 2023, total assets, and core deposits as of September 30, 2023, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	Cornerstone Value ($000s)	Factor Weight (%)	Median Multiple		Aggregate Value ($000s)	Value Per Share
Tangible Common Equity (1)	$22,360	50%	108.9%		$24,350	$11.11
LTM Earnings	$250	30%	17.1	x	$4,264	$1.95
Total Assets	$321,204	10%	11.9%		$38,191	$17.42
Core Deposits (2)	$231,735	10%	2.3%		$27,690	$12.63

	Ranges of Values:		Minimum		$4,264	$1.95
			Maximum		$38,191	$17.42
	Factor-Weighted Average				$20,042	$9.14

(1)	Tangible Book Value shown based upon adjustment for DTA mark of $1.5 million
(2)	Core deposits defined as Total Deposits less Time Deposits

Note: Per share metrics based upon 2,191,999 shares outstanding

Source: S&P Capital IQ Pro; Company provided documents

The National Group analysis suggested a range of value of $1.95 to $17.42 per share of Cornerstone’s common stock, with a factor-weighted average of $9.14.

The Mid-Atlantic Group consisted of five selected bank merger transactions with disclosed transaction terms, where one hundred percent of equity was acquired, with targets headquartered in the Mid-Atlantic Region, target total assets less than $1.0 billion, announced since March 1, 2023. The Mid-Atlantic Group was composed of the following transactions:

Buyer	Target	Price / Tg. Bk (%)	Price / Adj. Tg. Bk (1) (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)	Deal Value ($M)
Hudson Valley Credit Union	Catskill Hudson Bank	113.0	106.0	24.3	4.8	-2.4	28.6
LCNB Corp.	Eagle Financial Bancorp Inc	88.1	88.1	NM	13.0	-3.0	23.2
NexTier Inc.	Mars Bancorp Inc.	128.4	80.3	20.2	6.1	1.7	32.0
LCNB Corp.	Cincinnati Bancorp Inc	108.9	106.9	32.3	14.3	2.3	43.7
CCFNB Bancorp Inc.	Muncy Bank Financial	121.9	94.3	10.5	9.2	2.4	59.6
	Max	128.4	106.9	32.3	14.3	2.4	59.6
	Min	88.1	80.3	10.5	4.8	(3.0)	23.2
	Average	112.1	95.1	21.8	9.5	0.2	37.4
	Median	113.0	94.3	22.2	9.2	1.7	32.0

(1)	Adjusted Tangible Book Value defined as Tangible Common Equity + Accumulated Other Comprehensive Income

Note: P/E > 50x deemed non meaningful for comparison purposes

Note: Mid-Atlantic Region defined as: DC, DE, MD, NJ, NY, OH, PA, VA, & WV

Note: Excludes transactions without disclosed deal values, and excludes transactions categorized as mergers of equals

Source: S&P Capital IQ Pro; Company provided documents; Data as of January 12, 2024

Janney calculated the median values for the following relevant transaction pricing multiples for the Mid-Atlantic Group: the multiple of the offer value to Cornerstone’s tangible book value; the multiple of the offer value to Cornerstone’s net income for the last twelve months; the multiple of the offer value to Cornerstone’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Cornerstone’s common stock by applying each median multiple to Cornerstone’s tangible common equity, net income for the twelve months ended September 30, 2023, total assets, and core deposits as of September 30, 2023, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	Cornerstone Value ($000s)	Factor Weight (%)	Median Multiple		Aggregate Value ($000s)	Value Per Share
Tangible Common Equity (1)	$22,360	50%	113.0%		$25,273	$11.53
LTM Earnings	$250	30%	22.2	x	$5,558	$2.54
Total Assets	$321,204	10%	9.2%		$29,422	$13.42
Core Deposits (2)	$231,735	10%	1.7%		$26,392	$12.04

	Ranges of Values:		Minimum		$5,558	$2.54
			Maximum		$29,422	$13.42
	Factor-Weighted Average				$19,885	$9.07

(1)	Tangible Book Value shown based upon adjustment for DTA mark of $1.5 million
(2)	Core deposits defined as Total Deposits less Time Deposits

Note: Mid-Atlantic Region defined as: DC, DE, MD, NJ, NY, OH, PA, VA, & WV

Note: Per share metrics based upon 2,191,999 shares outstanding

Source: S&P Capital IQ Pro; Company provided documents

The Mid-Atlantic Group analysis suggested a range of value of $2.54 to $13.42 per share of Cornerstone’s common stock, with a factor-weighted average of $9.07.

Net Present Value Analyses. Janney performed an analysis that estimated the net present value per share of Cornerstone’s common stock assuming Cornerstone performed in accordance with estimates based upon discussions with Cornerstone, as well as input from Princeton management on their internal projections for Cornerstone. Janney considered the equity risk premium and size-based premium as outlined in the 2022 Duff & Phelps Valuation Handbook, and the risk free rate based on the U.S. 10-year treasury rate of 3.96% as of January 12, 2024. To approximate the terminal value of a share of Cornerstone’s common stock at December 31, 2027, Janney applied price to 2027 earnings multiples ranging from 16.0x to 20.0x and multiples of December 31, 2027 tangible book value ranging from 100.0% to 140.0%:

Dollars in Thousands
CFIC’s 2027 Net Income	$1,000
Terminal Earnings Multiple	18.0x
CFIC’s Terminal Value	$18,000

The terminal values were then discounted to present values using discount rates ranging from 12.0% to 14.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Cornerstone’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Cornerstone’s common stock of $6.44 to $9.72 when applying a terminal value based on tangible book value and $4.18 to $5.64 when applying a terminal value based on earnings.

Price / Tangible Book Value Multiples

Discount Rate	1.00x	1.10x	1.20x	1.30x	1.40x
12.0%	$6.95	$7.64	$8.34	$9.03	$9.72
12.5%	$6.82	$7.50	$8.18	$8.86	$9.54
13.0%	$6.69	$7.36	$8.03	$8.70	$9.36
13.5%	$6.56	$7.22	$7.88	$8.53	$9.19
14.0%	$6.44	$7.09	$7.73	$8.38	$9.02

Price / Earnings Multiples

Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x
12.0%	$4.51	$4.79	$5.07	$5.35	$5.64
12.5%	$4.42	$4.70	$4.98	$5.25	$5.53
13.0%	$4.34	$4.61	$4.88	$5.16	$5.43
13.5%	$4.26	$4.53	$4.79	$5.06	$5.33
14.0%	$4.18	$4.44	$4.71	$4.97	$5.23

In connection with its analyses, Janney considered and discussed with Cornerstone’s Board of Directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Franchise Valuation. Janney used a franchise valuation analysis to estimate the value of Cornerstone’s common stock based on the composition of its balance sheet on September 30, 2023. The franchise valuation analysis involves calculating the net asset value of Cornerstone and adding a core deposit premium to the net asset value to determine the overall value of Cornerstone. In order to calculate Cornerstone’s net asset value, Janney adjusted Cornerstone’s tangible common equity with an after-tax credit mark of approximately $8,718 thousand. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquiror.

Dollars in thousands
		Premium
	09/30/23 Balance	(%)	($)
Non-Interest Bearing Deposits	$72,115	8.00%	$5,769
NOW Accounts	56,836	4.00%	2,273
Savings and Money Market Accounts	102,784	2.00%	2,056
Total CDs	57,756	0.00%	0

Total Deposits	$289,491	3.49%	$10,098

Janney selected premiums of 0% for certificates of deposit, 2% for savings and money market accounts, 4% for NOW accounts, and 8% for non-interest bearing deposits. Applying these premiums to Cornerstone’s deposits suggested an overall premium of 3.49%, or $10.1 million. Janney noted that deposit premiums paid in bank merger transactions vary. Therefore, Janney also selected a range of deposit premiums from 2% to 6%. The franchise value analysis suggested an overall range of value of $8.87 to $14.15 per share for Cornerstone’s common stock. The value suggested by a 3.49% deposit premium was $10.83 per share. The following chart provides a summary of the franchise value analysis:

Dollars in thousands, except per share amounts
	Amount	Per Share
Tangible Common Equity (1)	$22,360	$10.20
Less: Credit Mark (After-Tax)	($8,718)	($3.98)
Add: Deposit Premium	$10,098	$4.61

Indicated Franchise Value	$23,741	$10.83

Minimum Franchise Value – (2% Deposit Premium)	$19,432	$8.87
Maximum Franchise Value – (6% Deposit Premium)	$31,012	$14.15

(1)	Tangible Book Value shown based upon adjustment for DTA mark of $1.5 million

Note: Dollars in thousands, except per share metrics

Note: Per share metrics based upon 2,191,999 shares outstanding

Note: Consolidated deposit data shown

Source: S&P Capital IQ Pro; Company provided documents

The franchise valuation analysis suggested a range of value of $8.87 to $14.15 per share of Cornerstone’s common stock, with a midpoint of $10.83.

Pro Forma Merger Analysis. Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of Cornerstone and Princeton. Janney analyzed the estimated financial impact of the merger on certain projected financial results for Cornerstone and Princeton and financial forecasts and projections relating to the earnings of Cornerstone and Princeton, which were derived by Janney from publicly available consensus estimates and discussions with management of Cornerstone and Princeton, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses described below), which, in the case of Cornerstone and Princeton were derived by Janney from publicly available information.

Dollars in Millions
Cost Savings Estimate	$5.7
Total Credit Mark to Market	($3.7)
Credit - Non-PCD Mark to Market	($2.2)
Credit - PCD Mark to Market	($1.5)
Loans - Interest Rate Fair Value Adjustment	($10.3)
Other Assets Fair Value Adjustment	($2.5)
Deposits - Interest Rate Fair Value Adjustment	($1.0)
Core Deposit Intangible	$8.7
Pre-Tax Merger Charges	$7.2

This analysis indicated that the merger could be accretive to Princeton’s estimated EPS in 2024 by more than 20% and have a 2.4-year payback period for Princeton with moderate dilution at closing to estimated tangible book value per share (5.6% dilutive to Princeton tangible book value per share). The analysis indicated that Cornerstone shareholders will receive both EPS and dividend accretion greater than 100% annually. The pro forma financial impact of the merger on BPRN is based on certain assumptions related to transaction expense expenses, cost savings and purchase accounting adjustments, as provided by senior management and representatives of BPRN.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to the holders of Cornerstone’s common stock.

Princeton’s Reasons for the Merger

After careful consideration, the Princeton board, at a meeting held on January 17, 2024, unanimously approved the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Princeton board evaluated the merger agreement and the merger in consultation with Princeton management, as well as Princeton’s legal counsel and financial advisor, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•	the fact that the merger is expected to strengthen Princeton’s branch presence in southern New Jersey;

•	there is potential for significant efficiencies to be accelerated as a result of the merger through infrastructure optimization;

•

each of Princeton’s and Cornerstone’s businesses, operations, financial condition, asset quality, earnings and prospects, including the view of the Princeton’s board that Cornerstone’s business and operations provide a complementary addition to Princeton’s existing operations and lines of business;

•

the fact that Cornerstone’s experience in serving small and medium sized businesses aligns with Princeton’s commitment to growing its commercial banking platform, and provides an opportunity to leverage Princeton’s broader product offering across Cornerstone’s client base;

•	the fact that the merger is expected to be 21% accretive to Princeton’s 2025 earnings per share on a GAAP basis and 16% accretive on a cash basis;

•

the fact that the cost-savings for the merger are estimated to be 50% of Cornerstone’s non-interest expense base and that these cost savings are expected to be 75% phased-in during 2024 and 100% thereafter;

•

the current and prospective environment in which Princeton and Cornerstone operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Princeton both with and without the merger;

•

the ability of Princeton to leverage its integration experience, having successfully integrated and met or exceeded financial targets for two whole bank acquisitions (one in 2023) and a five-branch, $191 million deposit acquisition in 2019;

•

its review and discussions with Princeton’s management and its legal counsel and financial advisor concerning the due diligence investigation of Cornerstone and the potential financial impact of the merger on the combined company;

•	the terms of the merger agreement, including the deal protection and termination fee provisions, which it reviewed with Princeton’s outside legal and financial advisors; and

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

Princeton also considered potential risks associated with the merger in connection with its deliberations, including (i) the potential risk of diverting management attention and resources from the operation of Princeton’s business and towards the completion of the merger; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Cornerstone’s business, operations and workforce with those of Princeton; (iii) the risk that pursuing the merger could preclude Princeton’s exploration of other expansion opportunities during the pendency of the merger; and (iv) the other risks identified in the sections of this proxy statement/prospectus entitled “Risk Factors” beginning on page 14 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

The foregoing discussion of the factors considered by the Princeton board is not intended to be exhaustive, but, rather, includes the material factors considered by the Princeton board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Princeton board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Princeton board considered all these factors as a whole and considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Princeton board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

Interests of Cornerstone’s Directors and Executive Officers in the Merger

In considering the recommendations of the Cornerstone board, Cornerstone stockholders should be aware that Cornerstone’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Cornerstone stockholders generally. These interests are described below. The Cornerstone board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in determining to recommend that Cornerstone stockholders vote to approve the merger proposal.

The amounts shown below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may be taken or that may occur before completion of the merger.

Employment and Change in Control Arrangements

•

Under the agreement dated of as April 18, 2019, between Cornerstone Bank and Eugene D’Orazio, the chief executive officer of Cornerstone, in the event that during the 12 month period following the completion of the merger Mr. D’Orazio resigns from employment for “Good Reason” or is terminated without Cause, then he is entitled to a lump sum payment equal to 2.99 times his then current base salary at termination and a continuation of medical insurance benefits for 12 months.

•

Under the agreement dated of as January 31, 2023, between Cornerstone Bank and Benjamin Watts, the chief financial officer of Cornerstone, in the event that during the 12 month period following the completion of the merger Mr. Watts resigns from employment for “Good Reason” or is terminated without Cause, then he is entitled, for a period of 18 months from the date of termination of employment, his base salary at termination, paid in equal monthly installments, and a continuation of medical insurance benefits.

•

Under the agreement dated of as August 31, 2022, between Cornerstone Bank and Joseph Tredinnick, the chief loan officer of Cornerstone Bank, in the event that during the 12 month period following the completion of the merger Mr. Tredinnick resigns from employment for “Good Reason” or is terminated without Cause, then he is entitled, for a period of 12 months from the date of termination of employment, paid in equal monthly installments, his base salary at termination and a continuation of medical insurance benefits.

•

Under the Amended and Restated Change in Control Agreement originally effective October 20, 2021 by and between Cornerstone, Cornerstone Bank, and Susan Barrett, Cornerstone’s chairman of the board, Ms. Barrett is entitled to a lump sum payment equal to 2.99 times her then current base salary in the event of a change in control.

In each case, the agreements described above provide that in the event the payment provided for under the agreement would constitute a “parachute payment” under Sections 280G and 4999 of the Code, the payment will be reduced to an amount equal to one dollar less than the trigger amount under Sections 280G and 4999 of the Code.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, following the effective time of the merger, Princeton will indemnify and hold harmless each present and former officer, director or employee of Cornerstone and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director, officer or employee of Cornerstone or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the fullest extent that Cornerstone would have been permitted to do so under its certificate of incorporation and bylaws and any applicable law, provided that the indemnified party is not a plaintiff in any action or proceeding against Princeton (as successor to Cornerstone), or Cornerstone’s board of directors, that is pending at or after the effective time.

Princeton has also agreed, following the closing, to advance expenses as incurred by such indemnified party to the fullest extent such persons are entitled to advancement of expenses under applicable state or federal law, upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification.

In addition, Princeton has agreed, following the effective time, to maintain the current directors’ and officers’ liability insurance policy of Cornerstone, subject to certain exceptions, for six years after the effective time with respect to claims against such directors, officers and employees arising from facts or events that occurred before the effective time; provided that, Princeton is not obligated to pay, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date of the merger agreement by Cornerstone for such insurance. For additional information see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 62 of this proxy statement/prospectus.

Share Ownership

As of May 15, 2024, the record date, the directors and executive officers of Cornerstone may be deemed to be the beneficial owners of 648,579 shares, representing 29.6% of the outstanding shares of Cornerstone common stock.

Effective as of the effective time, as Cornerstone shareholders, the directors and executive officers will be entitled to receive the merger consideration for their shares of Cornerstone common stock. In addition, J. Mark Baiada, a director of Cornerstone, owns all of the 1,440 outstanding shares of the Series C Stock. At the effective time, each outstanding share of Series C Stock will be exchanged for its stated value of $1,000 per share in cash, or aggregate consideration of $1.44 million.

Board Position and Compensation

Princeton has agreed in the merger agreement, as of the effective time, to (i) increase the size of the Princeton’s board by one member and cause Princeton Bank to take such actions as may be necessary to increase the size of the Princeton Bank board by one member and (ii) appoint one member of the Cornerstone board, selected by Princeton’s Nominating/Governance Committee in consultation with Princeton’s board, to the Princeton board and the Princeton Bank board for terms to expire at Princeton’s next annual meeting of shareholders. Princeton has agreed to cause the new member to be nominated for election to a new term on the boards of directors of Princeton and Princeton Bank at Princeton’s next annual meeting of shareholders, unless prohibited by law or any regulatory authority.

The person who serves as a director of Princeton will be compensated in accordance with the policies of Princeton, which are anticipated to be substantially similar to the current policies of Princeton as described in its proxy statement, filed March 29, 2024, under the section entitled “2023 Compensation of Directors.”

Trading Markets

Princeton common stock is listed for trading on The Nasdaq Global Select Market under the symbol “BPRN.” It is a condition to each party’s obligations to complete the merger that the Princeton common stock to be issued pursuant to the merger agreement be authorized for listing on The Nasdaq Global Select Market subject to official notice of issuance. Immediately following the completion of the merger, shares of Princeton common stock will continue to be traded on The Nasdaq Global Select Market under the symbol “BPRN.”

Cornerstone common stock is traded on the OTC Bulletin Board under the symbol “CFIC.” Upon completion of the merger, Cornerstone common stock will cease to be traded on the OTC Bulletin Board.

Dividend Policy

Princeton currently pays a quarterly cash dividend of $ 0.30 per share, which is expected to continue, although the Princeton board may change this dividend policy at any time. Princeton shareholders, including Cornerstone shareholders who become Princeton shareholders as a result of the merger, will be entitled to receive dividends when and if declared by the Princeton board out of funds legally available for dividends. The Princeton board will consider Princeton’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

Princeton’s principal source of income is dividends that are declared and paid by Princeton Bank on its capital stock. Therefore, Princeton’s ability to pay dividends is dependent upon the receipt of dividends from Princeton Bank. Insured depository institutions such as Princeton Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the Princeton board’s evaluation of Princeton’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by Princeton in the future will also be subject to certain other legal and regulatory limitations and ongoing review by Princeton’s banking regulators.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to receipt of certain approvals, waivers and consents from applicable governmental and Regulatory Authorities, without certain conditions being imposed as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Subject to the terms and conditions of the merger agreement, Princeton and Cornerstone have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval (or waiver of such approval) from the FRB, the FDIC and the NJDOBI. Princeton has submitted the FRB application, the FDIC application and the NJDOBI application. The FRB application was approved on April 22, 2024.

FRB, FDIC and NJDOBI approval (if granted) for the transactions: (i) would reflect only their view that the transactions do not contravene applicable competitive standards imposed by law and are consistent with regulatory policies relating to safety and soundness; (ii) would not be an opinion that the transactions are financially favorable to the shareholders or that the FRB, FDIC or NJDOBI has considered the adequacy of the terms of the transactions; and (iii) would not be an endorsement of, or recommendation for, the transactions. Although neither Cornerstone nor Princeton knows of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, Cornerstone and Princeton cannot be certain when, or if, they will be obtained.

Federal Reserve Board

Princeton is a bank holding company that is regulated and supervised by the FRB under the Bank Holding Company Act (which we refer to as the “BHC Act”). The transactions contemplated by the merger agreement require prior approval of the FRB under the BHC Act. In evaluating an application for such approval, the FRB takes into consideration a number of factors, including (i) the competitive impact of the proposal in the relevant geographic markets, (ii) financial, managerial and other supervisory considerations, including financial condition, future prospects, capital positions, managerial resources, and compliance with applicable banking, consumer protection, and anti-money laundering laws, (iii) convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the companies under the Community Reinvestment Act (which we refer to as the “CRA”), (iv) effectiveness of the companies and the depository institutions concerned in combating money laundering activities, (v) availability of information needed to determine and enforce compliance with the BHC Act and other applicable federal banking laws, and (vi) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FRB will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate. The FRB application was approved on April 22, 2024.

Federal Deposit Insurance Corporation

Princeton Bank is an insured depository institution regulated and supervised by the FDIC. The merger of Cornerstone Bank with and into Princeton Bank requires prior approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application for such approval, the FDIC takes into consideration a number of factors, including (i) the competitive impact of the transaction, (ii) financial and managerial resources of the bank parties to the merger on a current and pro forma basis, (iii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iv) the banks’ effectiveness in combating money laundering activities, and (v) the extent to which the merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

New Jersey Department of Banking and Insurance.

The merger is subject to the approval of the NJDOBI under New Jersey law. In determining whether to approve such application, the NJDOBI may consider, among other factors whether the merger will be in the public interest and whether Princeton Bank, the surviving bank in the merger, has the minimum capital stock and surplus required under the New Jersey Banking Act of 1948.

Additional Regulatory Approvals and Notices

Princeton and Cornerstone believe that the transactions do not raise substantial antitrust or other significant regulatory concerns and that the parties to the transactions will be able to obtain all requisite regulatory approvals. However, neither Princeton nor Cornerstone can assure you that all of the regulatory approvals described above will be obtained and, if obtained, Princeton and Cornerstone cannot assure you as to the timing of any such approvals, their ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially burdensome regulatory condition.

Neither Princeton nor Cornerstone is aware of any material governmental approvals or actions that are required for completion of the transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from certain transactions, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. New Jersey law provides that a shareholder is not entitled to demand the fair value of his, her or its shares of stock in any transaction if (i) a class or series of shares are listed on a national securities exchange or are held by not less than 1,000 shareholders or (ii) the shareholder is to receive (x) cash, (y) shares as consideration that will be listed on a national securities exchange or be held by not less than 1,000 shareholders or (z) cash and such securities. Because the Princeton common stock is listed on the Nasdaq, the holders of Cornerstone common stock are not entitled to dissenters’ or appraisal rights in the Merger.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the Princeton board and the Cornerstone board has unanimously approved the merger agreement. The merger agreement provides for (i) the merger of Cornerstone with and into Princeton, with Princeton being the surviving corporation in the merger and (ii) immediately following the completion of the merger, the merger of Cornerstone Bank with and into Princeton Bank with Princeton Bank as the surviving bank in the bank merger.

Merger Consideration

On the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of Cornerstone common stock issued and outstanding immediately prior to the closing date, except for any exception shares, which will be canceled and retired for no consideration in accordance with the merger agreement, will be converted into the right to receive 0.24 shares of Princeton common stock, subject to adjustment in the following manner: In the event that the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of the month end immediately prior to the effective time, calculated in accordance with the terms of the merger agreement, is less than the sum of Cornerstone’s shareholders’ equity and allowance for loan losses as of September 30, 2023, also calculated in accordance with the terms of the merger agreement ($26.8 million), the exchange ratio will be reduced to reflect the amount of such decrease. Also at the effective time, each outstanding share of Cornerstone preferred stock will be exchanged for its stated value of $1,000 per share in cash, or aggregate consideration of $3.34 million.

If, prior to the effective time, the outstanding shares of Princeton common stock or Cornerstone common stock are changed into a different number or kind of shares or securities as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split (other than as contemplated by the amendment proposal), or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration to give the holders of Cornerstone common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

Princeton will not issue any fractional shares of Princeton common stock in the merger. Instead, any Cornerstone shareholder who otherwise would be entitled to receive such fractional share will receive an amount in cash (rounded to the nearest cent) determined by multiplying the weighted-average trading price of Princeton Common Stock on The Nasdaq Global Select Market (the “Nasdaq”)for the five full trading days ending on the last trading day preceding the closing date, by the fraction of a share of Princeton common stock that such holder would otherwise be entitled to receive at the effective time of the merger.

Governing Documents; Directors and Officers

Upon the effective time, the articles of incorporation and bylaws of Princeton as already in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation.

Governance Matters

As of the effective time, Princeton has agreed to (i) increase the size of the Princeton board by one member and cause Princeton Bank to take such actions as may be necessary to increase the size of the board of directors of

Princeton Bank (which we refer to as the “Princeton Bank board”) by one member and (ii) appoint one member of the Cornerstone board (which we refer to as the “new member”), selected by Princeton’s Nominating/Governance Committee in consultation with Princeton’s board, to the Princeton board and the Princeton Bank board for terms to expire at Princeton’s next annual meeting of shareholders. Princeton has agreed to cause the new member to be nominated for election to a new term on the boards of directors of Princeton and Princeton Bank at Princeton’s next annual meeting of shareholders, unless prohibited by law or any Regulatory Authority.

Closing and Effective Time

The merger will be completed only if all conditions to the merger set forth in the merger agreement (as discussed in this proxy statement/prospectus) are either satisfied or waived. See the section of this proxy statement/prospectus entitled “— Conditions to Complete the Merger.”

The merger will become effective as of the date and time specified in the articles of merger for the merger to be filed with the Department of State of the Commonwealth of Pennsylvania (the “PA Department of State”) and the New Jersey Department of Treasury. Under the merger agreement, the closing of the merger will take place at 10:00 a.m., New York City time, on the last business day of the month in which the conditions set forth in the merger agreement have been satisfied or waived as permitted by applicable law, unless another date or time is agreed to in writing by Princeton and Cornerstone. Princeton and Cornerstone currently expect to complete the merger in the second or third quarter of 2024, without the written consent of Princeton, subject to the receipt of the requisite approvals of Cornerstone shareholders, the receipt of the required regulatory approvals, and the satisfaction or, where legally permissible, waiver of other customary closing conditions set forth in the merger agreement, but neither Cornerstone nor Princeton can guarantee when, or if, the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Cornerstone common stock and Cornerstone preferred stock into the right to receive the merger consideration will occur automatically at the effective time.

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than five business days after the effective time, Princeton will cause the exchange agent to mail to each holder of record of Cornerstone common stock and Cornerstone preferred stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Cornerstone common stock and Cornerstone preferred stock in exchange for the merger consideration, including any applicable cash in lieu of fractional shares, the holder is entitled to receive under the merger agreement.

If a certificate for Cornerstone common stock has been lost, stolen or destroyed, the exchange agent will issue the new certificates representing the merger consideration, including any applicable cash in lieu of fractional shares, upon receipt of an affidavit of that fact by the claimant and, if required by the exchange agent, the posting of a bond in an amount as the exchange agent may require is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Following completion of the merger, there will be no transfers on the stock transfer books of Cornerstone of shares of Cornerstone common stock or Cornerstone preferred stock that were issued and outstanding immediately prior to the effective time.

Withholding

Princeton will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the merger consideration otherwise payable pursuant to the merger agreement or the transactions contemplated hereby to any holder of the Cornerstone common stock or Cornerstone preferred stock, such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Princeton or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made by Princeton or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to Princeton common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificates of Cornerstone common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement. After the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any dividends or other distributions having a record date after the effective time, without any interest thereon, which previously became payable with respect to the shares of Princeton common stock issued as the stock portion of the merger consideration to the holder of the shares of Cornerstone common stock represented by such certificate.

Representations and Warranties

The representations and warranties described below, and elsewhere in this proxy statement/prospectus, and included in the merger agreement, were made by Princeton and Cornerstone for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations and warranties may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Princeton and Cornerstone rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Princeton or Cornerstone. Therefore, you should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Princeton and Cornerstone or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 87. Princeton will provide additional disclosure in its periodic reports to the extent it become aware of the existence of any material facts that are required to be disclosed in a periodic report under federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by the federal securities laws.

Under the merger agreement, Cornerstone made various representations and warranties to Princeton that relate to, among other things: corporate organization and qualification; capitalization; call reports; authority; financial statements; loans, loan portfolio and reserves; consents and approvals; broker’s fees; absence of certain changes; legal proceedings; tax matters; employee benefit plans; title to property and related real estate matters; environmental matters; commitments and contracts; regulatory matters; antitakeover; insurance matters; labor matters; compliance with laws; transactions with management; derivatives; deposits; controls and procedures; intellectual property; fairness opinion; information technology; related party transactions; and matters relating to dissenters’ or appraisal rights.

The merger agreement also contains representations and warranties made by Princeton to Cornerstone that relate to, among other things: organization and related matters; authorization; consents and approvals; regulatory matters; access to funds, capitalization; financial statements; broker’s fees; absence of changes or events; legal proceedings; SEC reports; compliance with laws; information technology; and tax matters.

Certain representations and warranties of Princeton and Cornerstone are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Cornerstone, Princeton or the surviving corporation, means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, provided that a material adverse effect will not be deemed to include the impacts of changes, after the date of the merger agreement, in U.S. generally accepted accounting principles, which we refer to as “GAAP”, or applicable regulatory accounting requirements, changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by governmental entities, changes, after the date of the merger agreement, in global, national or regional political conditions, (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or the reasonable, customary and documented expenses incurred by either party in negotiating and complying with the provisions of the merger agreement and in documenting, effecting and consummating the transactions contemplated by the merger agreement except to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate, or the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Covenants of Cornerstone

Cornerstone made certain covenants under the merger agreement, including, among others, the following:

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Subject to specified exceptions, prior to the closing date, or earlier termination of the merger agreement in accordance with its terms, Cornerstone will, and will cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for Cornerstone and Princeton its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by law or regulation, not take any action that would adversely affect or delay the ability of any of a party to obtain any consent from any Regulatory Authority (as defined in the merger agreement) or other approvals required for the consummation of the transactions contemplated thereby or to perform its covenants and agreements under the merger agreement, and (iv) not take any action that results in or that would reasonably be expected to result in a material adverse effect on Cornerstone, provided that compliance with the forgoing will not require Cornerstone to violate any other provision of the merger agreement.

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Subject to specified exceptions, the merger agreement provides that Cornerstone will not, and will not permit any of its subsidiaries to, without the prior written consent of Princeton, which, consent cannot be unreasonably withheld, undertake the following actions:

•	change, delete or add any provision of or to its certificate of incorporation or bylaws or other governing documents of any such entity;

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change the number of shares of the authorized, issued or outstanding Cornerstone capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock, including without limitation any Cornerstone restricted stock awards; or declare, set aside or pay any dividend or other distributions;

•	with respect to borrowings, incur any liabilities or material obligations, other than deposit liabilities and short-term borrowings, including FHLB borrowings and correspondent bank borrowings with maturities of six months or less in the ordinary course of business, whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

•	make any capital expenditures individually in excess of $5,000 and collectively in excess of $10,000, other than expenditures necessary to maintain existing assets in good repair;

•	except as otherwise provided, sell, transfer, convey or otherwise dispose of any real property, including “other real estate owned” or interest therein;

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(i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant, or any spouse or dependent of such individual, (ii) amend, whether in writing or through the interpretation of any Employee Plan of Cornerstone or any Cornerstone subsidiary, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant, or any spouse or dependent of such individual, except for annual base salary or wage increases for employees, other than executive officers, in the ordinary course of business and set forth in a schedule to the merger agreement, that do not exceed two percent (2.0%) of an individual’s base salary or wage rate in effect as of the date hereof, and do not exceed two percent (2.0%) in the aggregate for all non-executive officer employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, grant or accelerate the vesting of any equity or equity-based awards or other compensation, negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, terminate the employment or services of any officer or any employee whose annual base salary, or annual base compensation, in the case of any independent contractor or consultant is equal to or greater than $50,000, other than for cause, as determined in the ordinary course of business, (vi) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary, or annual base compensation, in the case of any independent contractor or consultant, is equal to or greater than $10,000, except for any hire or promotion upon the consent of Princeton, which will not be unreasonably withheld, to replace an employee who has terminated his or her employment at a target total annual compensation less than or equal to the replaced employee, or (vii) waive, release or limit any restrictive covenant obligation of any current or former officer, employee, independent contractor or consultant of Cornerstone or any of its subsidiaries;

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except as otherwise provided in a schedule to the merger agreement, or in connection with capital expenditures and sales and dispositions permitted under the merger agreement, enter into or extend any agreement requiring payments by Cornerstone in excess of $5,000, including but not limited to any lease or license relating to real property, personal property, data processing or bankcard functions;

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acquire or agree to acquire one percent (1%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person other than in connection with foreclosures in the ordinary course of business; provided however, that Cornerstone will consult with Princeton with respect to any such foreclosures;

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originate, purchase, extend or grant (i) any loan or extension of credit, including modifications to any loans existing on the date of the merger agreement, in principal amount in excess of $250,000, or (b) any non-owner occupied construction loan, business equipment loan, manufactured housing loan, marine or boat loan, airplane loan or loan not in compliance with board approved policies of Cornerstone Bank in effect as of the date of the merger agreement, in any amount, provided that the prior written consent of Princeton will not be unreasonably withheld.

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file any notices or applications or make any contract with respect to branching by Cornerstone (whether de novo, purchase, sale or relocation), open, relocate or close any branch office, loan production office or other significant office or operations facility of it or its subsidiaries, or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property other than in connection with foreclosure proceedings;

•	form any new subsidiary;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Cornerstone’s past practices;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

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purchase or sell or otherwise acquire any investment securities other than U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities guaranteed by an agency of the U.S. Government, in each case purchased in the ordinary course of business consistent with past practices and in accordance with Cornerstone’s investment policy;

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(a) commence any cause of action, other than counter-claims brought in any action in which Cornerstone is a defendant, or proceeding other than in accordance with past practice, or (b) settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or restrictions upon any of Cornerstone’s operations; provided that the amount for which Cornerstone or any of its subsidiaries is liable, net of any insurance recoveries received by Cornerstone or any of its subsidiaries, for all such settlements will not exceed $25,000 in the aggregate;

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waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

•	enter into, renew, extend or modify any other transaction, other than a deposit transaction, with any affiliate other than pursuant to existing policies;

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enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

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except for actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement, other than salary earned for prior service;

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make any change in policies in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Cornerstone’s independent public accountants;

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except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employee plan of Cornerstone or any Cornerstone subsidiaries;

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enter into any new line of business, or purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies or otherwise permitted under the merger agreement;

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foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of hazardous material or an underground storage tank;

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make any written communications to the directors, officers or employees of Cornerstone or any Cornerstone subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement without first providing Princeton with a copy or description of the intended communication, which Princeton will promptly review and comment on, and Princeton and Cornerstone will cooperate in providing any such mutually agreeable communication;

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issue any broadly distributed communication of a general nature to customers without the prior approval of Princeton, which will not be unreasonably withheld, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement;

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materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of Cornerstone or any Cornerstone subsidiary;

•	purchase any bank owned life insurance;

•	use any credits under or in connection with Cornerstone’s current core platform data processing contract;

•	reduce any of Cornerstone’s loan loss or other reserves, except as may be required under GAAP;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•	defer any compensation or make any payments to officers or directors under Cornerstone Bank’s Nonqualified Deferred Compensation Plan or Directors’ Fee Deferral and Death Benefit Plan; or

•	agree to do any of the foregoing;

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Prior to the closing date, or earlier termination of the merger agreement in accordance with its terms, and subject to certain exceptions, Cornerstone will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Princeton and to report the general status of the ongoing operations of Cornerstone and its subsidiaries. Cornerstone will promptly notify Princeton of any material change in the normal course of business or the operations or the properties of Cornerstone or its subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Cornerstone or its subsidiaries or the threat of litigation, claims, threats or causes of action involving Cornerstone or its subsidiaries, and will keep Princeton fully informed of such events. Cornerstone will furnish to Princeton, promptly after their preparation and/or receipt by Cornerstone Bank, copies of its unaudited monthly and quarterly periodic financial statements and call reports of Cornerstone Bank for the applicable periods then ended.

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Subject to certain exceptions, Cornerstone shall (i) permit Princeton or its agents, upon reasonable notice, reasonable access to Cornerstone’s properties, and disclose and make available to Princeton and its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Cornerstone and its subsidiaries, (ii) provide Prince-ton with as much notice as reasonably possible of all special and regular meetings of the Cornerstone board and committees thereof, and Cornerstone and the Cornerstone Bank will invite a Princeton representative to attend all meetings of their respective boards and committees, except for any portion of such meetings related to the merger agreement or any of the transactions contemplated by the merger, or confidential regulatory material, and (iii) provide information to Princeton not less than weekly regarding the business activities and operations of Cornerstone and its subsidiaries, and all parties will establish procedures for coordination and monitoring of transition activities;

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Cornerstone shall, and shall cause its and its subsidiaries’ directors, officers and employees to, and shall make all reasonable efforts to cause the Cornerstone Bank’s data processing service providers to, cooperate and assist Princeton in connection with an electronic and systematic conversion of all applicable data regarding the Cornerstone Bank to Princeton Bank’s system of electronic data processing, and to make reasonable arrangements to permit personnel and representatives of Princeton to train the Cornerstone Bank’s employees in Princeton Bank’s system of electronic data processing;

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Subject to certain exceptions, Cornerstone will take all steps necessary under applicable laws to obtain shareholder approval of the merger agreement and the transactions contemplated thereby, including the Charter Amendment, and for the Cornerstone board to recommend to its shareholders the approval of the merger agreement and the transactions contemplated thereby, including the Charter Amendment;

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Subject to certain exceptions, neither Cornerstone nor its affiliates, nor any investment banker, attorney, accountant or other representative retained by Cornerstone will not (i) initiate, solicit, encourage or otherwise take any action designed to or which could reasonably be expected to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an alternative acquisition proposal by any other party or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any alternative acquisition proposal;

•	Maintain Cornerstone’s properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted;

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Upon the written request of Princeton, Cornerstone will permit Princeton to procure environmental audits, preliminary assessments, property condition assessments and/or such other environmental evaluations of such real property as Princeton deems necessary or appropriate;

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Upon the written request of Princeton, Cornerstone will permit Princeton to obtain a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Princeton;

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Upon the written request of Princeton, with respect to each parcel of real property as to which a title insurance policy is to be procured, Cornerstone will permit Princeton to obtain a survey of such real property;

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Cornerstone will obtain all consents necessary or appropriate for Cornerstone to complete the merger and the transactions contemplated thereby, to transfer and assign all right, title and interest of Cornerstone and its subsidiaries to Princeton and to permit the use and operation of the leased premises by Princeton;

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Cornerstone shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Cornerstone and its subsidiaries is made known to Cornerstone senior management to permit Cornerstone to record, process, summarize and report financial data in a timely and accurate manner. Such officers shall promptly disclose to Cornerstone’s auditors and audit committee any significant deficiencies in the design or operation of internal controls that could adversely affect Cornerstone’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Cornerstone’s internal controls. Cornerstone shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls;

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Cornerstone and its employees and accountants shall fully cooperate with Princeton in the preparation, documentation, review, testing and all other actions Princeton deems reasonably necessary to satisfy its internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Covenants of Princeton

Princeton made certain covenants under the merger agreement, including, among others, the Princeton shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Cornerstone, which, consent cannot be unreasonably withheld, undertake the following actions:

•	amend Princeton’s articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to Cornerstone shareholders;

•	adjust, split, combine or reclassify any of Princeton’s capital stock;

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take any action that is intended to result in any of Princeton’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the closing date, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

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take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger, taken together, from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	make, declare or pay any extraordinary dividend on the capital stock of Princeton;

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take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, except, in every case, as may be required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of Princeton’s board of directors or similar governing body in support of, any of the foregoing.

Mutual Covenants of Cornerstone and Princeton

Cornerstone and Princeton made certain mutual covenants under the merger agreement, including, among others, the following:

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Each company shall deliver certificates containing appropriate representations and covenants to each company’s respective counsel, as may be required by such counsel in connection with deliveries of opinions with respect to the tax treatment of the merger;

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Each company shall use its reasonable best efforts in good faith promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary consents, so as permit consummation of the merger and the transactions contemplated thereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the merger agreement, and to cooperate fully with the other party to that end.

Regulatory Matters

Princeton and Cornerstone have agreed to use commercially reasonable best efforts in good faith promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary consents, so as permit consummation of the merger and the bank merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the merger agreement, including the satisfaction of the conditions set forth in hereof, and furthermore agrees to cooperate fully with the other party to that end.

Employee Benefit Matters

Princeton has agreed that Princeton will honor the employment agreements and change in control agreement of Cornerstone, subject to the terms of any amendment to such agreement entered into between Princeton and the officer of Cornerstone who is a party to the employment agreement, and Cornerstone filing any required applications and certifications with the Regulatory Authorities in order to obtain the approvals required by the FDIC under Part 359 of the FDIC’s regulations, to the extent applicable, and any other approvals of the Regulatory Authorities which may be required.

With respect to any employee benefit plans of Princeton or its subsidiaries in which any continuing employees become eligible to participate on or after the closing date, which we refer to as the “new plans”, Princeton will or will cause the surviving corporation to use commercially reasonable efforts to:

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waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Cornerstone benefit plan;

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provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the closing date under a Cornerstone benefit plan to the same extent that such credit was given under the analogous Cornerstone benefit plan prior to the closing date in satisfying any applicable deductible or out-of-pocket requirements under any new plans; and

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recognize all service of such employees with Cornerstone and its subsidiaries, for all purposes in any new plans to the same extent that such service was taken into account under the analogous Cornerstone benefit plan prior to the closing date, provided that such service recognition will not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits or to any benefit plan that is a frozen plan or provides grandfathered benefits.

Effective as of the date immediately preceding the closing date, Cornerstone will terminate the Cornerstone Bank 401(k) Plan, unless Princeton requests otherwise in writing at least five (5) days prior to the closing date in accordance with the terms of the merger agreement. As soon as practicable following the closing date, Princeton will permit or cause its subsidiaries to permit the continuing employees to roll over their account balances and outstanding loan balances, if any, under the Cornerstone Bank 401(k) Plan into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Princeton or its subsidiaries.

Princeton has agreed that any employee of Cornerstone, excluding any employee who is party to an employment agreement that provides for severance payments whose employment is terminated, other than for “cause” as defined in Princeton’s severance policy at the written request of Princeton, but in the sole discretion of Cornerstone, prior to the closing date, or is terminated by Princeton or a subsidiary of Princeton within one year following the closing date in a manner entitling such individual to benefits under Princeton’s severance policy, will be entitled to receive certain severance payments.

Princeton and Cornerstone agreed to use their best efforts to create a retention pool on terms, in amounts and for employees of Cornerstone as mutually agreed by Princeton and Cornerstone. Princeton and Cornerstone have not yet agreed on the terms of any such retention pool. Following the effective time of the merger, retention payments under any such pool would be made to the applicable individuals if they are still employed by Princeton or Princeton Bank on their designated “work through” date set forth in their retention bonus pool agreement.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, Princeton has agreed to, following the closing date, for a period of six (6) years after the effective time, indemnify, defend and hold harmless the directors and officers of Cornerstone (each of the indemnified directors and officers of Cornerstone, an “indemnified party”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of Cornerstone or any Cornerstone subsidiary and pertaining to matters existing or occurring at or prior to the effective time , including, without limitation, transactions contemplated by the merger agreement, to the fullest extent that Cornerstone would have been permitted under its certificate of incorporation and bylaws and any applicable law, provided that the indemnified party is not a plaintiff in any action or proceeding against Cornerstone or Cornerstone Bank, their respective board of directors or any member thereof that is pending at or after the time. With respect to any action or proceeding to which an indemnified party is entitled to indemnification under the prior sentence, Princeton will pay expenses, including reasonable attorney’s fees, as they are incurred and in advance of the final disposition of any such action or proceeding to each such indemnified party to the fullest extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she will be adjudicated or determined not to be entitled to indemnification.

After the effective time, other than for claims, actions, suits, proceedings or investigations addressed above, directors, officers and employees of Cornerstone will have indemnification rights having prospective application only. These prospective indemnification rights will consist of such rights to which directors, officers and employees of Princeton and its subsidiaries would be entitled under the articles of incorporation and bylaws of Princeton or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Princeton may then make available to officers, directors and employees of Princeton and its subsidiaries.

For a period of six (6) years after the effective time, Princeton will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Cornerstone, provided that Princeton may substitute therefor its policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or before the effective time; provided, however, that Princeton will not be obligated to expend, on an annual basis, an amount in excess of 250% of the most recent annual premium paid prior to January 18, 2024 by Cornerstone for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Princeton will cause to be maintained policies of insurance that, in Princeton’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Cornerstone, in consultation with Princeton, but only upon the prior written consent of Princeton, may, and at the request of Princeton, Cornerstone will use its reasonable best efforts to, obtain at or prior to the effective time a six-year prepaid “tail” policy under Cornerstone’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Princeton will not have any further obligations, other than to maintain such prepaid “tail” policy.

If Princeton or any of its successors and assigns will consolidate with or merge into any other person and will not be the continuing or surviving person of such consolidation or merger, or will transfer all or substantially all of its assets to any person, then, in each case, proper provisions will be made so that the successors and assigns of Princeton will assume the obligations.

Restructuring Efforts

If Cornerstone fails to obtain the approval of the merger proposal or the amendment proposal by the requisite vote of Cornerstone shareholders at the special meeting or any adjournment or postponement thereof, then, unless the merger agreement has been terminated in accordance with its terms, each of Cornerstone and Princeton is required to in good faith use its reasonable best efforts to negotiate a restructuring of the transaction (except that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of Cornerstone common stock as provided for in the merger agreement, in a manner adverse to such party or its shareholders), and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured pursuant to the terms of the merger agreement) to the shareholders of Cornerstone for approval.

Cybersecurity

As promptly as reasonably practicable after the date of the merger agreement, Cornerstone, if requested by Princeton, is required to engage a third party who is reasonably acceptable to Princeton (who we refer to as the “systems consultant”), and at Princeton’s sole cost and expense, to (i) conduct an examination and review of Cornerstone’s computer, information technology and data processing systems for the purpose of identifying certain deficiencies, weaknesses or vulnerabilities and (ii) prepare a written report that assesses the matters described in clause (i) (which we refer to as the “systems report”). Cornerstone is required to request that the systems consultant deliver the systems report to Cornerstone and Princeton as soon as practicable after the date of the merger agreement (and is required to deliver the systems report to Princeton no later than 120 days after the systems request or, if earlier, the closing date). Cornerstone is required to, prior to the closing, permit Princeton, at Princeton’s expense, to remediate any weaknesses, deficiencies or vulnerabilities identified in the systems report to the reasonable satisfaction of Princeton.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Princeton common stock to be issued in the merger, access to information of Cornerstone, the attendance by representatives of Princeton and Princeton Bank’s at Cornerstone board meetings and certain committee meetings following the receipt of the requisite regulatory approvals, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement and communication and cooperation between Cornerstone and Princeton to plan and prepare for the consolidation of the companies at the closing date.

Cornerstone Shareholder Meeting and Recommendation of the Cornerstone Board

Cornerstone will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders to be held as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective for the purpose of obtaining the required shareholder approval of the merger agreement and the transactions contemplated thereby. The board of directors of Cornerstone recommends to its shareholders the approval of the merger agreement and the transactions contemplated thereby, and Cornerstone will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the merger agreement and the transactions contemplated thereby; provided, however, that the board of Cornerstone will be entitled to change its recommendation to the shareholders of Cornerstone (an “Adverse Recommendation Change”) after the third (3rd) Business Day following Princeton’s receipt of a notice (the “Notice of Superior Proposal”) from Cornerstone advising Princeton that Cornerstone board of directors has decided that a bona fide unsolicited written Acquisition Proposal (the “Acquisition Proposal”) that it received constitutes a superior proposal (the “Superior Proposal”), with it being understood that Cornerstone will be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Cornerstone proposes to accept and the subsequent notice period will be two (2) Business Day if, but only if, the Cornerstone board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Cornerstone’s shareholders under applicable law, at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Princeton since its receipt of such Notice of Superior Proposal, provided, however, that Princeton will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement, Cornerstone board has again in good faith made the determination that such Acquisition Proposal constitutes a Superior Proposal and Cornerstone has fully complied.

Agreement Not to Solicit Other Offers

Cornerstone has agreed that neither it, any affiliate of Cornerstone, nor any investment banker, attorney, accountant or other representative (collectively, “representatives”) retained by Cornerstone, will directly or indirectly initiate, solicit, encourage or otherwise take any action designed to or which could reasonably be expected to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal by any other party or enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Neither Cornerstone nor any affiliate or representative thereof will furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Proposal and will direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing. Cornerstone will promptly notify Princeton orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Cornerstone will immediately cease and cause to be terminated as of the date of the merger agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Notwithstanding , in the event that, prior to obtaining shareholder approval of the merger agreement, Cornerstone receives an unsolicited bona fide written Acquisition Proposal not solicited in violation of the merger agreement, and the Cornerstone board of directors concludes in good faith and after consultation with its outside legal counsel and financial advisor it is legally necessary for the proper discharge of its fiduciary duties for the board to respond to such Acquisition Proposal and such Acquisition Proposal constitutes a “Superior Proposal”, Cornerstone may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing, or causing to be provided, any confidential information or data permitted to be provided pursuant to this sentence, Cornerstone will have entered into a confidentiality agreement with such third party on terms no less restrictive to Cornerstone than the confidentiality agreement with Princeton, and provided further that Cornerstone also will provide to Princeton a copy of any such confidential information or data that it is providing to any third party to the extent not previously provided or made available to Princeton. Cornerstone will promptly advise Princeton orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. Cornerstone will keep Princeton fully informed in all material respects of the status and details, including any change to the terms thereof, of any Acquisition Proposal, provide to Princeton as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Cornerstone from any person that describes any of the terms or conditions of any Acquisition Proposal, including any draft acquisition agreement, and keep Princeton fully informed in all material respects of the status and details of any determination by Cornerstone’s board of directors with respect to any such Acquisition Proposal.

Further, Cornerstone has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, engage or participate in any negotiations with any person concerning any acquisition proposal, provide any confidential or nonpublic information or data to any person, other than Princeton, Princeton Bank and their representatives in their capacity as such, concerning any acquisition proposal, or have or participate in any discussions with any person, other than Princeton, Princeton Bank and their representatives in their capacity as such, relating to, any acquisition proposal, except to notify such person of the existence of these non-solicit provisions of the merger agreement. However, if Cornerstone receives an unsolicited bona fide written acquisition proposal prior to the date of Cornerstone special meeting and such proposal did not result from a breach of Cornerstone’s non-solicitation obligations under the merger agreement, Cornerstone may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in discussions with such person with respect to such acquisition proposal but only to the extent that, prior to doing so, Cornerstone board concludes in good faith, after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and failure to take such actions would result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data, or participating in discussions, in each case, Cornerstone provides such information or data to Princeton and enters into a confidentiality agreement with such person on terms no less stringent to such person than the confidentiality agreement between Princeton and Cornerstone, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Cornerstone or its representatives.

Cornerstone has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the execution of the merger agreement with any person, other than Princeton, Princeton Bank and their representatives in their capacity as such, with respect to any acquisition proposal. Cornerstone has also agreed to promptly, and in any event within 24 hours, advise Princeton following receipt of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal, and the substance thereof, including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and copies of any written acquisition proposal and written summaries of any material oral communications relating to an acquisition proposal, and to keep Princeton apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.

Conditions to Complete the Merger

Princeton’s and Cornerstone’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver of the following customary closing conditions:

•	the approval of the merger agreement and amendment proposal by the requisite vote of Cornerstone shareholders;

•	the authorization for listing on Nasdaq, subject to official notice of issuance, of the Princeton common stock to be issued pursuant to the merger agreement;

•	the receipt of required regulatory approvals or waivers, including from the FRB, the FDIC and the NJDOBI, and the expiration of all statutory waiting periods in respect thereof;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, with respect to the Princeton common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threated and not withdrawn);

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the absence of any actual or threatened causes of action, investigations or proceedings (i) challenging the validity of the merger, or (ii) seeking damages in connection with the merger, or (iii) seeking to restrain or invalidate the merger. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger. No statute, rule regulation, order, inunction or decree (whether temporary, preliminary or permanent) will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restricts or makes illegal the consummation of the merger or the bank merger;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties will be so true and correct as of such earlier date) as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party to an officers’ certificate from the other party to such effect); and

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Princeton’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of the following conditions:

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the representations and warranties of Cornerstone delivered to Princeton will be true and correct, in all material respects, or where any statement in a representation or warranty expressly contains a standard of materiality, such statement will be true and correct in all respects taking into consideration the standard of materiality contained therein, as of the effective time;

•	the performance in all material respects by Cornerstone of all other obligations required to be performed by it under the merger agreement;

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Cornerstone will have obtained the consent or approval of each person, other than the Consents of the Regulatory Authorities, whose consent or approval will be required in order to permit the succession by Princeton to any obligation, right or interest of Cornerstone and Cornerstone Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument;

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the absence of a materially burdensome regulatory condition to any required regulatory approvals of the transactions that would so materially and adversely impact the economic or business benefits to Princeton of the merger that, had such condition or requirement been known, Princeton would not, in its reasonable judgment, have entered into the merger agreement, including, without limitation, (i) any prohibition or material limitation on the ownership or operation by Princeton of all or any material portion of the business or assets of Cornerstone, (ii) any requirement to dispose of or hold separate all or any material portion of the business or assets of Cornerstone, (iii) any requirement to continue in effect after the effective time any regulatory requirement or restriction in effect against Cornerstone prior to the effective time, or (iv) any material impairment to the value of Cornerstone to Princeton;

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Cornerstone will have delivered a certificate to Princeton that, other than as set forth in such certificate, Cornerstone is not aware of any pending or threatened claim under the directors and officers’ liability insurance policy or the fidelity bond coverage of Cornerstone;

•	each director and executive officer of Cornerstone will have executed a Support Agreement prior to the effective time;

•	since the date of the execution of the merger agreement there will not have occurred any material adverse effect with respect to Cornerstone or any Cornerstone subsidiary;

•	Cornerstone’s independent audit firm shall deliver an unqualified opinion on the audited financial statements of Cornerstone at and for the year-ended December 31, 2023 on or before April 30, 2024;

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the amendment as it pertains to the reverse stock split will be approved by the holders of Cornerstone common stock, and by the holders of the Series C Stock voting separately as a class, pursuant to the requirements set forth in the BCA, and shall be filed with New Jersey Department of Treasury and effective prior to the effective time;

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Princeton will have received the written opinion of S&L, in form and substance reasonably satisfactory to Princeton, dated as of the effective time, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the effective time, the merger shall be treated as an transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Cornerstone’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of the following condition:

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the performance in all material respects by Princeton of all obligations required to be performed by it under the merger agreement at or prior to the closing (and the receipt by Cornerstone of an officers’ certificate from the Princeton to such effect);

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Cornerstone will have received the written opinion of WMLM, in form and substance reasonably satisfactory to Cornerstone, dated as of the effective time, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the effective time, the merger shall be treated as an transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Cornerstone nor Princeton can be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the completion of the merger under the following circumstances:

•	by the mutual consent in writing of the Princeton board and the Cornerstone board;

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by the Princeton board or the Cornerstone board if the merger has not occurred on or prior to December 31, 2024, provided that the failure to consummate the merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate;

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by the Princeton board or the Cornerstone board, provided that the terminating party is not then in breach of any representation. warranty, covenant or agreement contained in the merger agreement), in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that cannot be or has not been cured within thirty days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the merger under the applicable standard set forth in the merger agreement;

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by the Princeton board or the Cornerstone board (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

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by the Princeton board or the Cornerstone board in the event (i) any consent of any regulatory authorities required for consummation of the merger or the bank merger has been denied by a final nonappealable action of such authority or if the parties agree that any action taken by such authority should not be appealed within the time limit for appeal; (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement: or (iii) an application for any required consent of any regulatory authorities has been withdrawn at the request of the applicable Regulatory Authorities, subject to certain exceptions;

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by the Princeton board or the Cornerstone board (provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement ) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by the date specified in the merger agreement;

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by the Princeton board, (i) if the Cornerstone board either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Cornerstone vote in favor of the adoption of the merger agreement, (B) modifies, withdraws or changes in any manner adverse to Princeton its recommendation that the shareholders of Cornerstone vote in favor of the adoption of the merger agreement, (C) fails to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Cornerstone common stock, within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act, or (D) recommends or endorses an acquisition proposal, (ii) if Cornerstone breaches any of its obligations in any material respect prohibiting the solicitation of other buyers for Cornerstone; or (iii) if Cornerstone materially breaches any of its obligations regarding obtaining shareholder approval of the proposals presented in this proxy statement/prospectus;

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by the Cornerstone board if, after it has received a Superior Proposal and otherwise complied with all of its obligations, Cornerstone or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an acquisition proposal; or

•

by Cornerstone, following the special meeting , if Cornerstone (i) received an acquisition proposal prior to the special meeting, (ii) has not breached any of its obligations and (iii) fails to obtain the shareholder approval of the merger agreement at the special meeting.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) each of Princeton and Cornerstone will remain liable for any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any of its representations, warranties, covenants and agreements set forth in the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that, prior to the termination of the merger agreement, (i) a bona fide acquisition proposal has been made known to senior management of Cornerstone or the Cornerstone board or has been made directly to Cornerstone shareholders generally or any person has publicly announced an acquisition proposal or the intention to make an acquisition proposal (whether or not conditional) with respect to Cornerstone, (ii) (A) thereafter the merger agreement is terminated by (A) either Princeton or Cornerstone because the closing has not occurred prior to the termination date and without the requisite Cornerstone shareholder vote having been obtained or (B) Princeton based on a willful breach of the merger agreement by Cornerstone that would constitute the failure of a closing condition in favor of Princeton and that has not been cured during the permitted time period or by its nature cannot be cured during such period, and (iii) on or prior to the date that is 12 months after the date of such termination, Cornerstone enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above in clause (i)), then Cornerstone will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Princeton, by wire transfer of same day funds, the $849,000 termination fee.

In the event that the merger agreement is terminated by Princeton based on Cornerstone board having (i) failed to recommend in this proxy statement/prospectus that Cornerstone shareholders approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Princeton, or resolved to do so, or failed to reaffirm such recommendation within two business days after Princeton has requested in writing that such action be taken, or failed to recommend against acceptance of a publicly disclosed tender offer or exchange offer for outstanding Cornerstone common stock (other than by Princeton or an affiliate of Princeton) within ten business days after the commencement of such tender or exchange offer, (ii) recommended or endorsed an acquisition proposal, or (iii) breached certain obligations, including with respect to acquisition proposals or calling and holding a meeting of its shareholders and recommending that Cornerstone shareholders approve the merger agreement, in any material respect, then Cornerstone will pay Princeton, by wire transfer of same day funds, a $849,000 termination fee on the date of termination.

If the merger agreement is terminated by Cornerstone under circumstances where Cornerstone (i) received an acquisition proposal prior to the special meeting, (ii) has not breached any of its obligations with respect to acquisition proposals or the calling and holding of a meeting of its shareholders and recommending that Cornerstone shareholders approve the merger agreement, and (iii) has failed to obtain the required vote of its shareholders at such meeting, and if Cornerstone made an adverse recommendation change prior to the date of termination, Cornerstone will be required to pay Princeton, by wire transfer of same day funds, a $849,000 termination fee on the date of termination. In addition, if (x) Cornerstone terminates the merger agreement based on clauses (i), (ii) and (iii) of preceding sentence, (y) Cornerstone did not make an adverse recommendation change prior to termination and (z) on or prior to the date that is 12 months after the date of termination, Cornerstone enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an acquisition proposal (regardless of whether it is the same or different acquisition proposal as that referenced in clause (i) of the preceding sentence), then Cornerstone will be required to pay Princeton, by wire transfer of same day funds, a $849,000 termination fee on the earlier of the date Cornerstone enters into such definitive agreement or the date of consummation of such transaction.

Expenses and Fees

Unless expressly provided otherwise in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the requisite vote of Cornerstone shareholders, except that after approval of the merger agreement by Cornerstone shareholders there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the requisite vote of Cornerstone shareholders, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting and Support Agreements

Concurrently with the execution of the merger agreement, each of the directors and executive officers, in their capacity as shareholders of Cornerstone entered into a voting and support agreement with Princeton, pursuant to which each such shareholder has agreed to vote the shares of Cornerstone common stock held by such person in favor of the approval of the merger agreement and related matters. In addition, each such shareholder agreed to vote such shares against any proposal made in competition with the merger agreement and to abide by certain restrictions with respect to the transfer of such shares. As of the record date, shares of Cornerstone common stock subject to the voting and other obligations under the support agreements equaled in the aggregate approximately 29.6% of the outstanding shares of Cornerstone common stock.

The foregoing description of the support agreement is subject to, and qualified in its entirety by reference to, the support agreement, a form of which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus.

ANITICIPATED ACCOUNTING TREATMENT

The merger will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Cornerstone as of the effective date of the merger will be recorded at their respective fair values and added to those of Princeton. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of Princeton issued after the completion of the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Cornerstone before the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the U.S. federal income tax considerations generally applicable to a “U.S. holder” (as defined below) of Cornerstone common stock that receives Princeton common stock pursuant to the merger. This discussion is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address (i) any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations applicable to the merger, (ii) any tax considerations applicable to any shares of preferred stock of Cornerstone exchanged in the merger, or (iii) any tax considerations applicable to the bank merger.

The following discussion applies only to U.S. holders of Cornerstone common stock with respect to Cornerstone common stock held by them, who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances such as their exchange in the merger of any shares of preferred stock of Cornerstone and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Cornerstone common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Cornerstone common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights or holders who actually or constructively own five percent or more of Cornerstone common stock).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Cornerstone common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Cornerstone common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Cornerstone common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

The obligation of Princeton and Cornerstone to complete the merger is conditioned upon the receipt of an opinion of its counsel, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Princeton nor Cornerstone currently intends to waive these respective opinion conditions. These opinions of counsel will be based on customary assumptions and representations, covenants, and undertakings of Princeton and Cornerstone. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Princeton nor Cornerstone intends to obtain a ruling from the IRS with respect to the tax treatment of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would be different from those set forth in this proxy statement/prospectus.

The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Subject to the discussion below relating to the receipt of cash instead of a fractional share, U.S. holders of Cornerstone common stock will generally not recognize gain or loss on the exchange of shares of Cornerstone common stock solely for shares of Princeton common stock.

A U.S. holder’s aggregate tax basis in Princeton common stock received pursuant to the merger (including the basis allocable to any fractional share of Princeton common stock for which cash is received) will equal the U.S. holder’s aggregate tax basis in Cornerstone common stock exchanged therefor.

A U.S. holder’s holding period in Princeton common stock received pursuant to the merger will include the holding period for its shares of Cornerstone common stock surrendered in exchange therefor. U.S. holders who hold shares of Cornerstone common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Princeton common stock received in the merger.

Cash In Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of Princeton common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of Cornerstone common stock surrendered which is allocable to the fractional share. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Cornerstone common stock exceeds one year at the closing date of the merger.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising with respect to the exchange of shares of preferred stock of Cornerstone or arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

DESCRIPTION OF CAPITAL STOCK OF PRINCETON

The following is a brief description of the terms of the capital stock of Princeton. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the BCL, Princeton’s articles of incorporation and bylaws, and, where applicable, federal banking law. Copies of Princeton’s articles of incorporation and bylaws have been filed with the SEC and are also available upon request from Princeton. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 87.

General

The authorized capital of the Princeton consists of 15,000,000 shares of common stock, with no par value, and 2,000,000 shares of preferred stock. Except as described below, each share of the Princeton common stock will have the same relative rights as, and will be identical in all respects with, each other share of the Princeton common stock.

Common Stock

Voting Rights. The holders of the common stock will possess exclusive voting rights in the Princeton. Except as set forth below, each holder of shares of common stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Shareholders will not be entitled to cumulate their votes for the election of directors.

Princeton’s articles of incorporation do contain a provision prohibiting any person who as of March 11, 2022 beneficially owned more than nine percent (9.0%) of the outstanding shares of common stock of Princeton Bank (such person to be referred to herein as a “Material Shareholder”) from acquiring “voting control” of Princeton, which is generally defined as the beneficial ownership at any time of shares of Princeton’s outstanding capital stock with more than 9.9% of the total voting power of Princeton’s outstanding capital stock. A Material Shareholder who acquires more than 9.9% of the total voting power of Princeton’s outstanding capital stock is not permitted to vote any shares that exceed the 9.9% limit.

Dividends. Under Pennsylvania law, Princeton may not pay a dividend, if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of business and, after giving effect to the dividend, the total assets of Princeton would be less than the sum of its total liabilities plus the amount that would be needed, if Princeton were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose rights are superior to those receiving the dividend.

It is also the policy of the Federal Reserve that a bank holding company generally may only pay dividends on common stock out of net income available to common shareholders over the past twelve months and only if the prospective rate of earnings retention appears consistent with a bank holding company’s capital needs, asset quality, and overall financial condition. A bank holding company also should not maintain a dividend level that places undue pressure on the capital of such institution’s subsidiaries, or that may undermine the bank holding company’s ability to serve as a source of strength for such subsidiaries.

Funds for dividend distribution must initially come from dividends paid to the Princeton by Princeton Bank, so that the restrictions on Princeton Bank’s ability to pay dividends are indirectly applicable to the Princeton. Under the New Jersey Banking Act of 1948, as amended, a bank may declare and pay cash dividends only if, after payment of the dividend, the capital stock of the bank will be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the bank’s surplus. The FDIC prohibits payment of cash dividends if, as a result, the institution would be undercapitalized, or the institution is in default with respect to any assessment due to the FDIC.

The Princeton presently intends to continue Princeton Bank’s policy of paying dividends if, as and when declared by the Princeton board of directors. Princeton currently pays a quarterly cash dividend of $0.30 per share, which is expected to continue, although the Princeton board may change this dividend policy at any time. Princeton stockholders will be entitled to receive dividends when and if declared by the Princeton board out of funds legally available for dividends. The Princeton board will consider Princeton’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

Preemptive Rights; Redemption. Holders of the Princeton common stock will not be entitled to preemptive rights with respect to any shares of the Princeton that may be issued. The common stock will not be subject to redemption. Upon receipt by the Princeton of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of Princeton, after payment of all debts and liabilities of the Princeton, the holders of the Princeton common stock would be entitled to receive all assets of the Princeton available for distribution in cash or in kind.

Transfer. The shares of the Princeton common stock issued in the merger will be freely transferable.

Preferred Stock

Princeton’s articles of incorporation authorize a class of preferred stock consisting of 2,000,000 shares, and empower the Princeton board to issue such shares as a class or in one or more series, with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as are determined by the Princeton boards, without further shareholder approval.

Provisions in a company’s certificate of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series or the class as a whole. The authority of the board of directors with respect to each series and the class, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into other securities of Princeton, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with Princeton’s articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

Therefore, the Princeton board could authorize shares of preferred stock which have voting, dividend or other preferences over shares of its common stock and the issuance of preferred stock could dilute the voting power, equity position or share of earnings of common shareholders, although the Princeton board has no present plan or proposal to do so. Preferred stock also could be used to discourage or impede an attempt to obtain control of Princeton by merger, tender offer, proxy contest or other means and could be used to inhibit the removal of incumbent management. At this time, Princeton is not aware of any attempts to obtain control of Princeton and has no plans to issue any preferred stock.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, Cornerstone shareholders will be entitled to receive shares of Princeton common stock in exchange for their shares of Cornerstone common stock. Princeton is organized under the laws of the Commonwealth of Pennsylvania, and Cornerstone is organized under the laws of the State of New Jersey. As a result of the merger, Cornerstone shareholders will become shareholders of Princeton. Thus, following the merger, the rights of Cornerstone shareholders who become Princeton shareholders as a result of the merger will be governed by the BCL and will also then be governed by Princeton’s articles of incorporation and its bylaws. Princeton’s articles of incorporation and bylaws will be unaltered by the Merger.

The following is a summary of the material differences between (1) the current rights of Cornerstone shareholders under the NJBCA, Cornerstone’s certificate of incorporation and Cornerstone’s bylaws and (2) the current rights of Princeton shareholders under the BCL, Princeton’s articles of incorporation and Princeton’s bylaws. Princeton and Cornerstone believe that this summary describes the material differences between the rights of Princeton shareholders as of the date of this proxy statement/prospectus and the rights of Cornerstone shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Princeton’s governing documents have been filed with the SEC. Copies of Cornerstone’s governing documents are available upon request.

PRINCETON	CORNERSTONE

AUTHORIZED CAPITAL STOCK

Princeton’s articles of incorporation authorize it to issue up to 15,000,000 shares of common stock, without par value, and 2,000,000 shares of preferred stock, which may be issued in one or more classes or series. As of the most recent practicable date prior to the mailing of this proxy statement/prospectus, there were 6,345,361 shares of Princeton common stock issued and outstanding and no shares of Princeton preferred stock outstanding.

Cornerstone’s certificate of incorporation authorizes it to issue up to 10,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, which may be issued in one or more classes or series. The shares of common stock and the shares of preferred stock of each class or series shall be without nominal or par value. In addition to the 2,191,999 shares of Cornerstone common stock outstanding on the record date, Cornerstone has established two classes of preferred stock, ‘Perpetual Non-Cumulative Preferred Stock, Series A’(the “Series A Stock”), of which 2,000 shares, no par value, are outstanding, and the Series C Stock, of which 1,440 shares, no par value, are outstanding. Each of the Series A Stock and Series C Stock is perpetual, with no maturity date.

GENERAL VOTING STANDARD

Generally, each holder of Princeton common stock is entitled to one vote for each share of Princeton common stock held by such shareholder, except as provided below. No shareholder shall be entitled to cumulate any votes for the election of directors.

Princeton’s articles of incorporation contain a provision prohibiting any person who as of March 11, 2022 beneficially owned more than nine percent (9.0%) of the outstanding shares of common stock of Princeton Bank (such person to be referred to herein as a “Material Shareholder”) from acquiring “voting control” of

Each holder of Cornerstone common stock is entitled to one vote for each share of Cornerstone common stock held by such shareholder. A shareholder may vote in person or by proxy. Except as otherwise provided by law or by the certificate of incorporation, any corporate action to be taken by a vote of the shareholders, other than the election of directors, shall be authorized by not less than a majority of the votes cast at a meeting by the shareholders present in person or proxy and entitled to vote thereon.

PRINCETON	CORNERSTONE

Princeton, which is generally defined as the beneficial ownership at any time of shares of Princeton’s outstanding capital stock with more than 9.9% of the total voting power of Princeton’s outstanding capital stock. A Material Shareholder who acquires more than 9.9% of the total voting power of Princeton’s outstanding capital stock is not permitted to vote any shares that exceed the 9.9% limit.

SIZE OF THE BOARD OF DIRECTORS

Princeton’s articles of incorporation and bylaws provide that the number of directors constituting the entire board of directors Princeton will not be less than three (3) nor more than twenty-five (25) members in number, and provide that the exact number will be fixed from time to time by the board of directors The board of directors has fixed the number of directors constituting the entire board of directors at eight (8).

There are currently 8 directors on the Princeton board. Under the merger agreement, Princeton will increase the size of the Princeton board by one member and will appoint a member of Cornerstone board to the Princeton board.

Cornerstone’s certificate of incorporation and bylaws provide that the number of directors of Cornerstone board shall consist of not less than one nor more than 25 directors, as determined by a resolution adopted by a majority of Cornerstone board.

There are currently 9 directors on Cornerstone board.

CLASSES OF DIRECTORS

Princeton’s board of directors is not classified; all directors are elected annually.

Cornerstone’s certificate of incorporation provides that Cornerstone board is divided into three classes, with the term of office of one class expiring each year. Each class of directors serves a three-year term.

DIRECTOR QUALIFICATIONS

Under Princeton’s bylaws, each director shall be a natural person of full age and at least a majority of the directors shall be persons who are: (i) not employees of the Princeton or of any entity controlling, controlled by or under common control with the Princeton, (ii) not beneficial owners of a controlling interest in the voting stock of the Princeton or of any entity controlling, controlled by or under common control with the Princeton, and (iii) otherwise independent within the meaning of any applicable statute or any listing requirement of a stock exchange or over the counter market on which any security of the Princeton is admitted for trading. A director having the attributes set forth in (i), (ii) and (iii) shall hereinafter be deemed an “Independent Director”.

Cornerstone’s bylaws provide that an individual is not qualified to serve as a director on Cornerstone board if he or she is: (a) under indictment for, or has ever been convicted of, a criminal offense, involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (b) is a person against whom a federal or state bank regulatory agency has issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (c) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal or by a court to have: (1) breached a fiduciary duty involving personal profit, or (2) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or

PRINCETON	CORNERSTONE

(d) has been nominated by a person who would be disqualified from serving as a director of this Cornerstone under subsection (a), (b) or (c), or (e) is a party, either directly or through an affiliate, to litigation or an administrative proceeding adverse to Cornerstone or its bank subsidiary, except: (1) derivative litigation brought in the name of Cornerstone or its bank subsidiary by the director in his or her capacity as a shareholder of Cornerstone or, (2) litigation arising out of a proxy fight concerning the election of directors of Cornerstone or Cornerstone bank or otherwise involving control of Cornerstone or Cornerstone bank.

Under NJBCA Section 14A:6-1(1), all directors on Cornerstone board must be at least eighteen years of age.

REMOVAL OF DIRECTORS

The shareholders of Princeton may remove from office the entire board of directors or any individual director only for cause (as defined in its articles of incorporation). Such removal shall be made by a vote of shareholders constituting at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

The Princeton board may remove a director if that director: (i) has been judicially declared of unsound mind; (ii) has been convicted of an offense punishable by imprisonment for a term of more than six months; (iii) has failed to attend at least 75% of the regular meetings of the Princeton board held during an entire calendar year, or has failed to attend three consecutive regular meetings, (iv) if within 60 days after notice of his or her election, the director does not accept such office either in writing or by attending a meeting of the Princeton board and fulfilling such other requirements of qualification as the bylaws or articles of incorporation may provide; (v) Princeton is ordered by the Board of Governors of the Federal Reserve or its designee or the New Jersey Department of Banking and Insurance to remove the director; or (vi) the director is ineligible for any reason to serve as a director of Princeton Bank.

Cornerstone’s certificate of incorporation provides that none of the present or future directors of Cornerstone may be removed without cause by the shareholders of Cornerstone.

The Cornerstone board has the power to remove directors and to suspend directors pending a final determination that cause exists for removal.

FILLING VACANCIES ON THE BOARD OF DIRECTORS / NEWLY CREATED DIRECTORSHIPS

The Princeton bylaws provide that newly created vacancies in the board of directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any director; (ii) if at any annual

Cornerstone bylaws provide that any vacancy in the board arising from an increase in the number of directors or otherwise may be filed by the vote of a majority of the directors then in office, though less

PRINCETON	CORNERSTONE

or special meeting the shareholders at which directors are to be elected, the shareholders fail to elect the full authorized number of directors to be voted for at that meeting; (iii) an increase in the number of directors by resolution of the board of directors; (iv) the removal of a director by the affirmative vote of shareholders of Princeton in accordance with the articles of incorporation of Princeton; or (v) the removal of a director by the board of directors or a court of competent jurisdiction in accordance with these bylaws or otherwise in accordance with law.

Further, vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

than a quorum; or by a sole remaining director. Subject to his or her earlier death or resignation, each director so elected shall hold office until his or her successor shall have been duly elected and shall have qualified. Directors appointed to fill vacancies on the board shall be placed in a class in a manner designed to keep equality between the classes, to the extent possible.

SPECIAL MEETINGS OF SHAREHOLDERS

Under Princeton’s bylaws and articles of incorporation, special meetings of Princeton shareholders may be called only by (i) the Princeton board pursuant to a resolution adopted by a majority of the total number of directors that Princeton would have if there were no vacancies on the Princeton board, and (ii) shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting to call special shareholder meetings.

Princeton’s bylaws provide that at any special meeting of the shareholders, only such business may be conducted as has been brought before the meeting by or at the direction of the board of directors.

Under Cornerstone’s bylaws, special meetings of the shareholders may be called by Cornerstone board, or the chief executive officer and shall be called by the chief executive officer or the secretary upon the written request of a majority of the holders of the outstanding shares of Cornerstone entitled to vote. The request shall state the date, time, place, and purpose of the proposed meetings.

Pursuant to the NJBCA, upon application of the holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court of New Jersey may, for good cause shown, order a special meeting of the shareholders.

QUORUM

Princeton’s bylaws provide that at any meeting of the Princeton shareholders duly called shall not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on such matter. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Under Cornerstone’s certificate of incorporation, at all meetings of shareholders the holders of Thirty-Three and One-Third (1/3) Percent (33.33%) of the voting power of all shares of Cornerstone entitled to vote at the meeting shall be present in person or by proxy in order to constitute a quorum for the transaction of business.

PRINCETON	CORNERSTONE

SHAREHOLDER ACTION BY WRITTEN CONSENT

Under Princeton’s articles of incorporation, no action required to be taken or which may be taken at any annual or special meeting of shareholders of Princeton may be taken without a meeting, and the power of the Princeton shareholders to consent in writing to action without a meeting is specifically denied.

Pursuant to Cornerstone’s certificate of incorporation, no action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote to authorize such action, except by the unanimous consent of the shareholders.

NOTICE OF SHAREHOLDER MEETINGS

Princeton’s bylaws provide that written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person, to each shareholder of record entitled to vote at the meeting at least ten (10) days prior to the day named for the meeting.

Under Cornerstone’s bylaws, except as otherwise required or permitted by law, whenever the shareholders are required or permitted to take any action at a meeting, written notice thereof shall be delivered personally or by mail not less than ten (10) nor more than sixty (60) days before the meeting, stating the place, date and time of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. The notice also shall designate the place where the list of shareholders is available for examination, unless such list is kept at the place where the meeting is held. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

Princeton’s bylaws provide that a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, not less than 90 days nor more than 150 days prior to such annual meeting; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, a shareholder’s written notice of a proposed matter shall be delivered or mailed, as prescribed, to the Secretary of Princeton not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders.

None.

DISSENTERS’ RIGHTS

Under the BCL, shareholders may, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions.

Section 14A:11-1 of the NJBCA permits shareholders to dissent from a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all assets of a corporation not in the usual or regular course of business and obtain payment of the fair value of their shares if they follow certain statutorily defined procedures. However, unless the corporation’s certificate of incorporation otherwise provides, dissenters’ rights are not available with respect to certain transactions, including a merger or consolidation in which (i) a

PRINCETON	CORNERSTONE

class or series of the corporation’s shares are listed on a national securities exchange or are held by not less than 1,000 shareholders or (ii) the shareholder is to receive (x) cash, (y) shares as consideration that will be listed on a national securities exchange or be held by not less than 1,000 shareholders, or (z) cash and such securities. Cornerstone shareholders are not entitled to exercise dissenters’ rights in connection with the merger.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Princeton’s articles of incorporation provide that Princeton’s directors shall not be personally liable to the Princeton or its shareholders or creditors for monetary damages for any action taken, or any failure to take any action, except to the extent such exemption from liability or limitation thereof is not permitted under the BCL. If the BCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of Princeton shall be eliminated or limited to the fullest extent permitted by the Pennsylvania Business Corporation Law, as so amended.

Cornerstone’s certificate of incorporation provides that, a director or officer of Cornerstone shall not be personally liable to Cornerstone to Cornerstone or its shareholders for damages for breach of any duty owed to Cornerstone or its shareholders. Directors and officers are not relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to Cornerstone or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Princeton’s bylaws provides that Princeton shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including, without limitation, actions by or in the right of Princeton, by reason of the fact that such person is or was a director or officer of Princeton, or is or was serving at the request of Princeton as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Cornerstone’s certificate of incorporation provides that Cornerstone shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of Cornerstone as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement), incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the fullest extent permitted by the New Jersey Business Corporation Act.

PRINCETON	CORNERSTONE

INSPECTION OF BOOKS AND RECORDS

Pursuant to Section 1508(b) of the BCL, any Princeton shareholder, upon written demand under oath stating the purpose thereof, has the right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and minutes of, and consents in lieu of meetings by, the incorporators, shareholders and directors and to make copies or extracts therefrom.

Pursuant to NJBCA Section 14A:5-28, any person who shall have been a shareholder of record of Cornerstone for at least six months immediately preceding a demand, or any person holding, or so authorized in writing by the holders of, at least 5% of the outstanding shares of any class or series, upon at least five (5) days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, its minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom. Additionally, upon the written request of any shareholder, Cornerstone must mail such shareholder its balance sheet as of the end of the preceding fiscal year, and its profit and loss surplus statement for such fiscal year.

AMENDMENTS TO ARTICLES/CERTIFICATE OF INCORPORATION AND BYLAWS

Princeton’s articles of incorporation provide that Princeton has the authority to make, amend, alter, change or repeal the bylaws of Princeton is hereby expressly and solely granted to and vested in the board of directors of Princeton, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of Princeton entitled to cast a majority of the votes which all shareholders are entitled to cast.

Princeton reserves the right to amend, alter, change or repeal any provision contained in its articles of incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles Sixth through Thirteenth of the articles of incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by the affirmative vote of shareholders of Princeton entitled to cast a majority of the votes which all shareholders of Princeton are then entitled to cast.

Pursuant to Section 14A:9-2 of the NJBCA, Cornerstone’s certificate of incorporation may be amended by first being approved by Cornerstone board and then adopted by Cornerstone shareholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon, except only approval by Cornerstone board is required for amendments to Cornerstone’s certificate of incorporation relating to: (i) the change of the registered agent; (ii) adjustments to the number of shares, or changes in designations of the relative rights and preferences, of any class or series; (iii) increasing the authorized shares of any class or series of Cornerstone common stock, provided the requisite shareholder approval was obtained for the issuance; (iv) share dividends, divisions or combinations; (v) the cancellation of reacquired shares, and (vi) the reduction of authorized shares in connection with the conversion of convertible securities.

Cornerstone’s bylaws may be altered or repealed by the Cornerstone board, subject to the right of the stockholders to alter or repeal any bylaw made by the Cornerstone board.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Princeton common stock is listed on The Nasdaq Global Select Market under the symbol “BPRN”. As of May 10, 2024, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Princeton, there were approximately 241 registered holders of Princeton common stock.

Cornerstone common stock is listed on the OTC Bulletin Board under the symbol “CFIC”. As of May 10, 2024, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Cornerstone, there were approximately 216 registered holders of Cornerstone common stock.

Cornerstone shareholders are advised to obtain current market quotations for Princeton common stock and Cornerstone common stock. The market price of Princeton common stock and Cornerstone common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting and the date of completion of the merger. No assurance can be given concerning the market price of Princeton common stock or Cornerstone common stock before or after the closing of the merger. Changes in the market price of Princeton common stock prior to the completion of the merger will affect the market value of the merger consideration that Cornerstone shareholders will be entitled to receive upon completion of the merger.

Dividends

Princeton currently pays a quarterly cash dividend of $0.30 per share, which is expected to continue, although the Princeton board may change this dividend policy at any time. Princeton stockholders will be entitled to receive dividends when and if declared by the Princeton board out of funds legally available for dividends. The Princeton board will consider Princeton’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

For more information regarding Princeton’s dividend policy, see the section of this proxy statement/prospectus entitled “The Merger — Dividend Policy” beginning on page 50.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF CORNERSTONE

The following table sets forth information concerning the beneficial ownership of Cornerstone’s common stock as of May 15, 2024 by each of Cornerstone’s directors and executive officers. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Cornerstone common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock Outstanding on Record Date
Susan M. Barrett	13,589	*
J. Mark Baiada	245,075	11.18%
Gene D’Orazio	5,305	*
Gaetano P. Giordano	114,481	5.22%
Daniel Goldfarb	15,000	*
Robert A. Kennedy, Jr.	33,988	1.55%
Ronald S. Murphy	35,362	1.61%
Bruce Paparone	81,295	3.71%
Robert C. Wagner	102,484	4.68%
Benjamin Watts	2,000	*

All Directors and Executive Officers (10 persons)	648,579	29.59%

*	Less than one percent (1%).

To Cornerstone’s knowledge, as of the record date for the special meeting, the following are the other beneficial owners of 5% or more of the Cornerstone’s outstanding common shares.

5% Shareholders:
AB Financial Services Opportunities Master Fund LP	200,000	9.12%
Bank Fund X L.P.	150,000	6.84%
Blue Pine Financial Opportunities Fund III, LP	140,000	6.38%
Philip J. Timyan	120,000	5.47%

LEGAL MATTERS

The validity of the Princeton common stock to be issued in connection with the merger will be passed upon for Princeton by Stevens & Lee, P.C., Lawrenceville, New Jersey. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Princeton by Stevens & Lee, Lawrenceville, New Jersey and for Cornerstone by Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey.

EXPERTS

The consolidated financial statements of Princeton as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the reports of Wolf & Company, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Submission of Shareholder Proposals

The Cornerstone board is aware of no other matter that may be brought before the special meeting.

Shareholder Communications

Any Cornerstone shareholder who desires to send communications to the Princeton board or to individual directors may do so by directing his or her communication to the following address: Princeton Bancorp, Inc., 183 Bayard Lane, Princeton, New Jersey 08540, Attention: Daniel O’Donnell, Executive Vice President, General Counsel and Chief Operating Officer.

Future Stockholder Proposals

The disclosure set forth below describes the procedures for shareholder nominations and proposals pursuant to the Princeton bylaws. The following summary is qualified in its entirety by reference to the complete text of the Princeton bylaws. Matters to be placed on the agenda for consideration at annual meetings of Princeton shareholders may be proposed by the board of directors or by any shareholder entitled to vote for the election of directors. Matters to be placed on the agenda for consideration at special meetings of Princeton shareholders may be proposed only by the board of directors or by all but not less than all of the persons calling such meeting. Matters proposed for the annual meeting agenda by shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than 90 days nor more than 150 days prior to any annual meeting of shareholders; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, a shareholder’s written notice of a proposed matter shall be delivered or mailed, as prescribed, to the Secretary of Princeton not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of matters which are proposed by the board of directors shall be given by the Chairman of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting. The Chairman of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the matter shall be disregarded.

Princeton presently anticipates that its 2025 Annual Meeting of Shareholders will be held on or about April 22, 2025. In order for a shareholder proposal other than a director nomination to be included in Princeton’s proxy statement for the 2025 annual meeting, in addition to meeting all of the requirements set forth in its bylaws, and all requirements of applicable securities laws, Princeton must have received the proposal by November 29, 2024. If Princeton changes the date of its 2025 annual meeting to a date more than 30 days from the April 23 anniversary of the date of its 2024 annual meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before Princeton begins to print and mail its proxy materials. If Princeton changes the date of its 2025 annual meeting in a manner that alters the deadline, it will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

WHERE YOU CAN FIND MORE INFORMATION

Princeton is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of Princeton common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Princeton in addition to being a proxy statement for Cornerstone shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Princeton and Cornerstone, including information about Princeton’s common stock.

Princeton files reports, proxy statements and other information with the SEC, which are available at Princeton’s website at https://thebankofprinceton.com. You can also obtain such documents free of charge through the SEC’s website (www.sec.gov). In addition, you can request such documents by writing to Princeton at the following address:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel O’Donnell, Executive Vice President, General Counsel and Chief Operating Officer.

The web addresses of Princeton is included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

Princeton has supplied all information contained in this proxy statement/prospectus relating to Princeton. Cornerstone has supplied all information contained in this document relating to Cornerstone. Information provided by Princeton or Cornerstone does not constitute any representation, estimate or projection of any other party. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

The SEC allows Princeton to incorporate by reference information in this proxy statement/prospectus. This means that Princeton can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Princeton has previously filed with the SEC. They contain important information about Princeton and its financial condition.

Princeton SEC Filings (SEC File No.001-41589)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2023 filed on March 25, 2024

Quarterly Report of Form 10-Q March 31, 2024	Quarter ended March 31, 2024

Current Reports on Form 8-K	January 18, 2024 (two reports); January 24, 2024; January 25, 2024; April 24, 2024 (two reports); April 25, 2024; and May 6, 2024

Definitive Proxy Statement on Schedule 14A	Filed on March 29, 2024

The description of Princeton capital stock set forth in Exhibit 4.1 to registrant’s Current Report on Form 8-K12B, including any amendment or report filed with the SEC for the purpose of updating this description.	Filed on January 10, 2023

In addition, Princeton also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting, provided that Princeton is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Princeton has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Princeton, and Cornerstone has supplied all information contained herein or relating to Cornerstone.

Documents incorporated by reference are available from Princeton without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Princeton at the following address and phone number:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel O’Donnell, Executive Vice President, General Counsel and Chief Operating Officer.

Cornerstone shareholders requesting documents must do so by June 11, 2024 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Princeton, then Princeton will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Princeton nor Cornerstone has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Between

PRINCETON BANCORP, INC.

and

CORNERSTONE FINANCIAL CORPORATION

Dated as of January 18, 2024

A-i

A-ii

A-iii

Exhibits

Exhibit A	Bank Plan of Merger
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Exchange Ratio Adjustment Schedule

A-iv

AGREEMENT AND PLAN OF MERGER

By and Between

PRINCETON BANCORP, INC.

and

CORNERSTONE FINANCIAL CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of January, 2024 (this “Agreement”), by and among PRINCETON BANCORP, INC., a Pennsylvania corporation (“Parent”), and CORNERSTONE FINANCIAL CORPORATION, a New Jersey corporation (the “Company”) (collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will merge (the “Merger”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the consummation of the Merger, Cornerstone Bank, a New Jersey chartered non-member bank and a wholly-owned subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into The Bank of Princeton, a New Jersey chartered non-member bank and a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Company Bank and Parent Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate Voting and Support Agreements with Parent substantially in the form attached hereto as Exhibit B (collectively, the “Support Agreements”) in connection with the Merger;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions precedent to the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger; Effective Time.

(a) Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and the New

Jersey Business Corporation Act (the “BCA”), the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company shall cause to be filed articles of merger with the Department of State of the Commonwealth of Pennsylvania (the “PA Department of State”) and a certificate of merger with the Department of Treasury, Division of Revenue and Enterprise Services, of the State of New Jersey (the “New Jersey Department of Treasury”), respectively (together, the “Merger Certificates”). The Merger shall become effective as of the date and time specified in the Merger Certificates.

Section 1.2 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, by mail or electronic delivery, or at the option of Parent, at the offices of Stevens & Lee, P.C., on the last Business Day of the first month in which the conditions set forth in Articles 7, 8 and 9 hereof have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company; provided that the Closing Date shall not be prior to June 1, 2024 without the written consent of Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effect of Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the BCL and the BCA.

Section 1.4 Effects of the Merger on Parent Common Stock. At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Merger.

Section 1.5 Conversion of Company Capital Stock in the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of any of the following securities:

(i) Subject to Section 2.2(e), each share of the common stock, no par value, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined below)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive 0.24 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, no par value per share, of Parent, subject to adjustment in accordance with Section 2.5 (such common stock, the “Parent Common Stock”, and such shares of Parent Common Stock, the “Common Stock Consideration”);

(ii) Each share of the Perpetual Non-Cumulative Convertible Preferred Stock, Series A, no par value, of the Company (the “Series A Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined below)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $1,000.00 in cash, without interest (the “Series A Consideration”);

(iii) Each share of the Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C, no par value, of the Company (the “Series C Stock” and, together with the Company Common Stock and the Series A Stock, the “Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined below)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $1,000.00 in cash, without interest (the “Series C Consideration” and, together with the Common Stock Consideration and the Series A Consideration, the “Merger Consideration”);

(iv) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is held by the Company as treasury stock or held by the Company, any Subsidiary of the

Company, Parent or any Subsidiary of Parent (all such shares of Company Capital Stock, but excluding shares of Company Capital Stock held in any fiduciary or agency capacity or as a result of debts previously contracted, the “Exception Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto;

(b) Each share of Company Capital Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Capital Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Capital Stock) shall thereafter represent only the right to receive (y) the Merger Consideration in accordance with, and subject to, this Section 1.5 and the other terms of this Article I, and (z) cash in lieu of fractional shares that any shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, in the case of each of the foregoing subject to all applicable withholding of Taxes in accordance with Section 2.3.

(c) Old Certificates previously representing shares of (1) Company Common Stock shall be exchanged for evidence of shares in book-entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Common Stock Consideration (together with any cash in lieu of fractional shares issued in consideration therefor), (2) Series A Stock shall be exchanged for cash representing the Series A Consideration, and (3) Series C Stock shall be exchanged for cash representing the Series C Consideration, upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon and subject to all applicable withholding of Taxes in accordance with Section 2.3.

(d) If, prior to the Effective Time, the outstanding shares of Company Capital Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split (other than in connection with the transaction described on Company Disclosure Schedule 1.5(d) hereto (the “Scheduled Transaction”)), or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Treatment of Company Equity Compensation Plans. At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any required Consents, to (i) ensure that following the Effective Time, there are no obligations with respect to stock options, restricted stock, restricted stock units, performance units or other awards under the Company Equity Plans, and (ii) for purposes of granting new awards under the Company Equity Plans, terminate the Company Equity Plans effective as of the Effective Time; provided that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

Section 1.7 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of Parent (the “Parent Articles”) as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

Section 1.8 Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Parent (the “Parent Bylaws”) as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.

Section 1.9 Directors; Officers. Subject to Section 5.17, the directors and officers of the Surviving Corporation in the Merger shall be the directors and officers of Parent in office immediately prior to the Effective Time.

Section 1.10 Tax Consequences. For U.S. federal income tax purposes, (a) the parties intend that (i) the Merger shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

Section 1.11 Bank Merger. Immediately following the consummation of the Merger, Company Bank and Parent Bank will consummate the Bank Merger under which Company Bank will merge with and into Parent Bank pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the Effective Time.

ARTICLE 2

EXCHANGE OF SHARES

Section 2.1 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article 2, (a) New Certificates representing the aggregate Common Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) and (b) cash in an amount sufficient to pay (i) the aggregate Series A Consideration, (ii) the aggregate Series C Consideration, and (iii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b) being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Parent.

Section 2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Capital Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5, and any cash in lieu of fractional shares that shares of Company Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement, in the case of each of the foregoing, subject to all applicable withholding of Taxes in accordance with Section 2.3. From and after the Effective Time, upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor (i) in the case of the holders of the Company Common Stock, (1) a New Certificate representing the Common Stock Consideration that such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old

Certificate pursuant to Section 2.2(e), and (2) in the case of the holders of the Series A Stock and the Series C Stock, a check representing the amount of the Series A Consideration and Series C Consideration, respectively, that the holder thereof has the right to receive in respect of the surrendered Old Certificate in accordance with, and subject to, Section 1.5. No interest will be paid or accrue on the Merger Consideration. Until each Old Certificate is surrendered as contemplated by this Section 2.2, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.3.

(b) No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Old Certificate representing the Company Common Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate representing the Company Common Stock in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions having a record date after the Effective Time, without any interest thereon, which, following the Effective Time and prior to the time such Old Certificate is so surrendered, had become payable with respect to the Common Stock Consideration that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (subject to all applicable withholding of Tax in accordance with Section 2.3), that the holder presenting such Old Certificates is entitled to.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall, following the Effective Time, pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted-average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “Nasdaq”), as reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company) for the five (5) full trading days ending on the last trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to Parent. Any former shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the Merger Consideration in respect of each former share of Company Capital Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If any of the Exchange Fund is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Parent or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Capital Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may require, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate, the Merger Consideration in respect thereof pursuant to this Agreement.

Section 2.3 Tax Withholdings. Notwithstanding anything to the contrary herein, Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of the Company Capital Stock, such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be

Section 2.4 Determination of Alternative Structures. The Company hereby agrees that Parent may at any time change the method of effecting the combination; provided, however, that no such changes shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely affect the tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or the tax treatment of either party pursuant to this Agreement.

Section 2.5 Adjustment to Common Stock Consideration. In the event the sum of the Company’s (a) common stockholders’ equity, and (b) allowance for loan losses (each as determined in accordance with GAAP)(the “Stockholders’ Equity Plus Allowance”) as of the date (the “Measurement Date”) as of the month end immediately prior to the Closing Date, calculated without giving effect to (i) the effect of any changes of accumulated other comprehensive income between September 30, 2023 and the Measurement Date (the “Measurement Period”), (ii) any reserves established against the Company’s deferred tax asset, (iii) the amount of any transaction expenses described in Company Disclosure Schedule 6.5(a) chargeable against income during the Measurement Period in accordance with GAAP, and (iv) any other items agreed to in writing by Parent and the Company (the “Adjusted Stockholders’ Equity”), shall be less than the Stockholders’ Equity Plus Allowance at September 30, 2023 (the “Required Stockholders’ Equity”), the Exchange Ratio shall adjust in the manner set forth in Exhibit C (which Exchange Ratio as adjusted in accordance with Exhibit C shall become the “Exchange Ratio” for purposes of this Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made in the Company Disclosure Schedule with respect to a section of this Article 3 shall be deemed to qualify any other section of this Article 3 (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article 3, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impacts of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or (E) the reasonable, customary and documented expenses incurred by either party in negotiating and complying with the provisions of this Agreement and in documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (x) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(b) True, correct and complete copies of the Certificate of Incorporation of the Company and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(c) The Company Bank is a non-member bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Company Bank are insured by the Federal Deposit

Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein. The Company Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Certificate of Incorporation and the Bylaws of the Company Bank, each as amended to the date hereof, have been delivered to Parent.

(d) Each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Company Bank and those Subsidiaries set forth in Company Disclosure Schedule 3.1(d), there are no Company Subsidiaries.

(e) The respective minute books of the Company and each Company Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, without par value. As of the date of this Agreement, giving effect to the Scheduled Transaction, there are (i) 2,191,999 shares of Company Common Stock issued and outstanding, (ii) 1,900 shares of the Series A Stock issued and outstanding, (iii) 1,440 shares of the Series C Stock issued and outstanding, (iv) no shares of Company Capital Stock held in treasury, (v) no shares of Company Common Stock reserved for issuance upon the exercise of the outstanding stock options, (vi) no shares of Company Common Stock outstanding in respect of restricted stock awards or performance unit awards, and (vii) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. The Company is not a party to, and, to the Company’s knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Capital Stock or other equity interests of the Company, other than the Support Agreements. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(b) The Company owns, directly, or indirectly, all of the capital stock of the Company Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, claims, agreements and restrictions of any kind or nature (“Liens”). All of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of any Company Subsidiary. Except for the Company Subsidiaries, the Company does not possess, directly or indirectly, any material equity interest in any entity.

(c) To the Company’s Knowledge, except as set forth in Company Disclosure Schedule 3.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”)) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding the Company Common Stock.

(d) Since January 1, 2020, each offering or sale of shares of securities of the Company (i) complied in all material respects with the applicable requirements of state “blue sky” laws including disclosure and broker/dealer registration requirements and (ii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such offering documents not misleading.

Section 3.3 Financial Statements; Filings.

(a) The Company has previously delivered or made available to Parent a true, correct and complete copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022, December 31, 2021, and December 31, 2020, and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the years then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2023, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine months ended September 30, 2023 together with all related notes and schedules thereto, and the Company shall deliver to Parent, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter or year of the Company, the additional financial statements of the Company as of and for such subsequent calendar quarter (or other reporting period) or year (all such financial statements referred to in this paragraph (a), unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of the Company”).

(b) The Company has previously delivered or made available to Parent copies of the Company Bank’s Consolidated Reports of Condition and Income (“Call Reports”) as of and for September 30, 2023, June 30, 2023, Mach 31, 2023 and each of the quarters in the years ended December 31, 2022 and December 31, 2021, and the Company shall deliver to Parent, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter or year, the Company Bank’s Call Reports as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports”).

(c) Except as set forth on Company Disclosure Schedule 3.3(b), each of the Financial Statements and each of the Financial Regulatory Reports (including the related notes, where applicable) (i) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, and (ii) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of the Company have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Except as set forth on Company Disclosure Schedule 3.3, and giving effect to the Scheduled Transaction, each of the Financial Statements and each of the Financial Regulatory Reports (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries in the case of the Financial Statements, and of the Company Bank and its Subsidiaries in the case of the Financial Regulatory Reports, for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of the unaudited financial statements to year-end audit adjustments normal in nature and amount). RSM US LLP, the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d) The Company has heretofore delivered or made available, or caused to be delivered or made available, to Parent all reports and filings made or required to be made by the Company or the Company Bank with the Regulatory Authorities since January 1, 2020, and will from time to time hereafter furnish to Parent, simultaneously with the filing of the same with the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities, except in each case to the extent the Company is prohibited from providing such information to Parent by law or regulation of the applicable Regulatory Authority. Except as set forth on Company Disclosure Schedule 3.3(d), as of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2020 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Company Disclosure Schedule 3.3(d), (i) other than normal examinations and inspections in the ordinary course, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2020, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism or exception by any Governmental Entity of the Company or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(e) Since December 31, 2022, none of the Company or any Company Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company on a consolidated basis except obligations and liabilities that are accrued or reserved against in the Financial Statements of the Company, or reflected in the notes thereto. Since December 31, 2022, none of the Company or any Company Subsidiary has incurred or paid any obligation or liability that would be material to the Company and its Subsidiaries on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 3.4 Loan Portfolio; Reserves. All evidences of indebtedness reflected as assets in the Financial Statements of the Company or the Financial Regulatory Reports were (or will be, as the case may be) as of such dates in all respects (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected; and (iii) the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. Except as set forth on Company Disclosure Schedule 3.4, the allowances for possible loan losses shown on the Financial Statements of the Company and the Financial Regulatory Reports of the Company as of September 30, 2023 were, and the allowance for credit losses and allowance for possible loan losses to be shown on the Financial Statements of the Company and the Financial Regulatory Reports of the Company as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Company and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5 Certain Loans and Related Matters.

(a) Except as set forth in Company Disclosure Schedule 3.5(a), as of the date hereof, none of the Company or any Company Subsidiary is a party to any written or oral: (i) loan, loan agreement, note, or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the Knowledge of the Company, in default of any other material provision; (ii) Loan that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such Persons; (iii) Loan that is on nonaccrual status; (iv) Loan with (y) any director or executive officer of the Company or any Company Subsidiary or any Person controlling, controlled by or under common control with any of the foregoing or (z) or any five percent (5%) shareholder of the Company or, to the Knowledge of the Company, any Person controlling, controlled by or under common control with such shareholder; or (v) Loan in violation of any law, regulation or rule applicable to the Company or any Company Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which such violation would be reasonably expected to have a Material Adverse Effect on the Company.

(b) Company Disclosure Schedule 3.5(b) sets forth a true, correct and complete list, as of September 30, 2023, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another Person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) All Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, were made and continue to be in compliance with Regulation O or are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authorities relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.6 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of the Company and the receipt of the Consents of the Regulatory Authorities referred to in Section 3.7, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly, validly and unanimously (i) determined that the Merger, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger, (iii) has authorized the execution and delivery of this Agreement, (iv) has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders, (v) recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby and (vi) approved a resolution to the foregoing effect. Except for the approval and adoption of such Agreement by the Company’s shareholders and the taking of the actions required by Section 6.11 hereof, no other corporate proceeding on the part of the Company is necessary to consummate the transactions so contemplated. This Agreement (assuming due authorization, execution and delivery by Parent), constitutes a valid and binding obligation of the Company and, subject to approval by the shareholders of the Company and receipt of the Consents of the Regulatory Authorities, will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Enforceability Exceptions”).

(b) None of (x) the execution and delivery of this Agreement by the Company, (y) the consummation by the Company of the transactions contemplated hereby, including the Merger and the Bank Merger, or (z) compliance by the Company or any Company Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or the organizational documents of any Company Subsidiary, or (ii) assuming that the Consents of the Regulatory Authorities referred to in Section 3.7 and the Company shareholder approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their properties or assets, or (iii) except as disclosed in Company Disclosure Schedule 3.6(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of their properties or assets may be bound or affected, except with respect to such leases, agreements or instruments under which a default or termination would not have a Material Adverse Effect upon the Company.

(c) The Board of Directors of Company Bank has approved the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Company Bank and (assuming due authorization, execution and delivery by Parent Bank) constitutes a valid and binding obligation of Company Bank, enforceable against Company Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

Section 3.7 Consents and Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (a) any filings that are necessary under applicable requirements of the Exchange Act and (b) the registration statement on Form S-4 in which both the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”) and a prospectus relating to the shares of Parent Common Stock to be issued in the Merger will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (ii) the approval of this Agreement and the Amendment by the shareholders of the Company at the Company Shareholders Meeting called for such purpose pursuant to the Proxy Statement, (iii) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (iv) the filing of applications, filings, certificates and notices, as applicable, with the FDIC and NJDOBI in connection with the Bank Merger, and approval of such applications, filings and notices, (v) the filing of the Merger Certificates with the PA Department of State and the New Jersey Department of Treasury in accordance with the BCL and the BCA, respectively, (vi) the filing of the Bank Merger Certificate with the NJDOBI, (vii) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Stock Consideration pursuant to this Agreement, (xiii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and (ix) as set forth in Company Disclosure Schedule 3.7, no Consents of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Merger and the other transactions contemplated hereby, (C) the execution and delivery by Company Bank of the Bank Merger Agreement or (D) the consummation by Company Bank of the Bank Merger.

Section 3.8 Broker’s Fees. Except for the firm whose engagement letter is set forth in Company Disclosure Schedule 3.8, none of the Company or any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.9, since December 31, 2020, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Company Capital Stock, (b) any event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and, except as set forth on Company Disclosure Schedule 3.9, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future, (c) except with respect to the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business; and (d) any action taken by the Company or any Company Subsidiary or any failure to take any action that would have resulted in a breach of Section 5.1 had such act or omission occurred during the period from the date hereof to the Closing.

Section 3.10 Legal Proceedings; Etc. None of the Company or any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against the Company or any Company Subsidiary challenging the validity of the transactions contemplated by this Agreement. Except as set forth in the Company Disclosure Schedule 3.10, as of the date hereof, there is no proceeding, claim, action or governmental investigation pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary and no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator is outstanding against the Company or any Company Subsidiary. As of the date hereof, there is no default by the Company or any Company Subsidiary under any material contract or agreement to which such entity is a party; and, except as set forth in the Company Disclosure Schedule 3.10, none of the Company or any Company Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting their respective operations, and none of the Company or any Company Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable). Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c) No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has distributed stock to another Person, or has had its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j) Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years.

(k) As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees, assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(l) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.12 Employee Benefit Plans.

(a) Company Disclosure Schedule 3.12(a) sets forth a complete and correct list of: (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) all pension, benefit, retirement, profit sharing, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, unit option, restricted units, unit bonus, phantom equity, equity-based, incentive, deferred compensation, deferred bonus, salary reduction, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements; (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of the Company or any Company Subsidiary that are sponsored or maintained by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has made or is required to make payments, transfers, or contributions or with respect to which the Company or any Company Subsidiary has or may have any liability or obligation (all of the above in (i), (ii) and (iii) being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively), and (iv) all amendments and restatements of each Employee Plan. Other than as set forth on Company Disclosure Schedule 3.12(a), no Employee Plan is maintained outside of the United States.

(b) The Company and any Company Subsidiary has made available to Parent with respect to each Employee Plan, accurate, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust agreement or other funding arrangements, custodial agreements, insurance policies and contracts, administrative service agreements, adoption agreements, any investment management or investment advisory agreement and other similar agreements, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, summary annual report and employee handbooks; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter issued by the Internal Revenue Service, or, if applicable, the advisory letter or opinion letter from the Internal Revenue Service with respect to a volume submitter document; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, copies of the Forms 5500 for the last three plan years, with schedules and financial statements attached; (vii) where applicable, actuarial, consulting or other reports related to any Employee Plan with respect to the most recently completed plan year; (viii) the three (3) most recent coverage and non-discrimination tests performed under the applicable sections of the Code with respect to any Employee Plan; (ix) copies of any notices, communications, letters or other correspondence between the Company or any Company Subsidiary and the Internal Revenue Service, U.S. Department of Labor or other Governmental Entity relating to any Employee Plan within the past six years; and (x) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Parent.

(c) (i) Each Employee Plan, if intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination or advisory opinion letter from the Internal Revenue Service as to its tax-qualified status and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code and, to the Knowledge of the Company or any Company Subsidiary, no event has occurred since the date of any such determination which could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination, (ii) all filings required by the Code or ERISA in the last six (6) years were made with respect to each Employee Plan and (iii) each Employee Plan has been established, administered, operated and maintained in accordance with its terms and any related documents or agreements and in compliance in all respects with applicable law including, without limitation, ERISA, the Code, Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”),

the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010 and any regulations or rules promulgated thereunder (collectively, the “ACA”). With respect to each Employee Plan, there have been no nonexempt “prohibited transactions,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary maintains or is required to contribute to, either currently or at any time in the past six (6) years, any Employee Plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (ii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA, (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (v) provides for payments or benefits, including, without limitation, medical, life insurance or other welfare type benefits, beyond termination of service or retirement other than as required by COBRA or under a similar state law or other than death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code, or (vi) is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(e) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date. There is no pending or, to the Knowledge of the Company or any Company Subsidiary, threatened action, suit, assessment, proceeding, complaint, investigation, or claim of any kind in any court or government agency with respect to any Employee Plan, other than routine claims for benefits, nor is there a basis for such of the foregoing.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any Company Subsidiary that is subject to COBRA, the Company and any Company Subsidiary has complied in all respects with the continuation coverage requirements of COBRA. The Company or any Company Subsidiary has complied in all respects with the applicable provisions of the ACA including all provisions of the ACA applicable to the employees of the Company or any Company Subsidiary, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

(g) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) Except as set forth on Company Disclosure Schedule 3.12(h), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Company Subsidiary to any current or former director, manager, officer, director, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, director, employee or consultant (or dependents of such Persons) of the Company or any Company Subsidiary.

(i) Neither the Company nor any Company Subsidiary has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any

Company Subsidiary other than the Employee Plans, or to make any amendments to any of the Employee Plans. The Company and any Company Subsidiary has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person. No Employee Plan provides benefits to any individual who is not a current or former employee of the Company or any Company Subsidiary, or the dependents or other beneficiaries of any such current or former employee.

(j) All individuals who perform services for the Company or any Company Subsidiary have been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable laws, as employees or independent contractors, and neither the Company nor any Company Subsidiary has received notice to the contrary from any Person or Governmental Entity. Neither the Company nor any Company Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code).

(k) Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Plan is or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l) Except as set forth on Company Disclosure Schedule 3.12(l), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 3.13 Title and Related Matters.

(a) The Company and the Company Subsidiaries have good title, and as to owned real property have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of the Company or the Financial Regulatory Reports of the Company or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, collected or written off in the ordinary course of business since December 31, 2022), free and clear of all Liens, except for (i) those Liens reflected in the Financial Statements of the Company and the Financial Regulatory Reports of the Company or incurred in the ordinary course of business after December 31, 2022, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, and (iii) Liens and title imperfections that are not in the aggregate material to the Company and its subsidiaries on a consolidated basis.

(b) All agreements pursuant to which the Company or any Company Subsidiary leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event that with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries on a consolidated basis. The Company and the Company Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all Liens, claims or encumbrances (other than the rights of the lessor), and, except as set forth in the Company Disclosure Schedule 3.13(b), Parent or one of its subsidiaries shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c) All of the buildings, structures and fixtures owned, leased or subleased by the Company or any Company Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations. All of the material personal properties owned, leased or subleased by the Company or any Company Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Company Disclosure Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by the Company or any Company Subsidiary or in which the Company or any Company Subsidiary has any ownership or leasehold interest. True and correct copies of all such leases have been previously provided to Parent and all such agreements are in full force and effect on the date hereof. Except as set forth on the Company Disclosure Schedule 3.14(a), there are no pending agreements to sell any of the parcels of real estate, or interests therein, owned by the Company or any Company Subsidiary.

(b) Company Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which the Company or any Company Subsidiary is the lessee of any real property and that relates in any manner to the operation of the businesses of the Company or any Company Subsidiary. Company Disclosure Schedule 3.14(b) also lists any such lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of such lease, identifying the Section of such lease that contains such restriction or prohibition.

(c) The Company and each the Company Subsidiary are in compliance in all material respects with each law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in the Company Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by the Company or any Company Subsidiary, none of the Company or any Company Subsidiary has received notice of any pending, and to the Knowledge of the Company there are no threatened, condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Except as set forth in Company Disclosure Schedule 3.15(a), the Company, each Company Subsidiary and, to the Knowledge of the Company, the Participation Facilities (as defined below) and the Loan Properties (as defined below), are in material compliance, and there are no present circumstances that would reasonably be expected to prevent or interfere with the continuation of such material compliance with all applicable Environmental Laws (as defined in Section 11.1).

(b) There is no litigation pending or, to the Knowledge of the Company, threatened before any Governmental Entity or other forum in which the Company, any Company Subsidiary, or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined in Section 11.1), whether or not occurring at, on or involving a site owned, leased or operated by the Company, any Company Subsidiary or any Participation Facility for which the Company or any Company Subsidiary would have any liability.

(c) There is no pending, or to the Knowledge of the Company or any Company Subsidiary, any threatened litigation naming the Company or any Company Subsidiary as a defendant or potentially responsible party, and, to the Knowledge of the Company or any Company Subsidiary, there is no litigation pending or threatened before any Governmental Entity or other forum in which any Loan Property has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property for which the Company or any Company Subsidiary would have any liability.

(d) To the Knowledge of the Company, there is no basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement for which the Company or any Company Subsidiary would have any liability.

(e) To the Knowledge of the Company, during the period of (i) ownership or operation by the Company or any Company Subsidiary of any of its current or former properties, (ii) participation by the Company or any Company Subsidiary in the management of any Participation Facility, or (iii) holding by the Company or any Company Subsidiary of a security interest in any Loan Property, there has been no contamination by or releases of Hazardous Material in, on, under or affecting such properties for which the Company or any Company Subsidiary would have any liability.

(f) To the Knowledge of the Company, prior to the period of (i) ownership or operation by the Company or any Company Subsidiary of any of its current or former properties, (ii) participation by the Company or any Company Subsidiary in the management of any Participation Facility, or (iii) holding by the Company or any Company Subsidiary of a security interest in any Loan Property, there were no contaminations by or releases of Hazardous Material or oil in, on, under or materially affecting any such property, Participation Facility or Loan Property that have not been remediated in accordance with all applicable Environmental Laws for which the Company or any Company Subsidiary would have any liability.

(g) Except as set forth in Company Disclosure Schedule 3.15(g), there are no underground storage tanks on, in or under any properties owned or operated by the Company, any Company Subsidiary or, to the Knowledge of the Company, any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by the Company, any Company Subsidiary or, to the Knowledge of the Company, any Participation Facility except in material compliance with Environmental Law.

(h) The Company has previously made available to Parent copies of any and all environmental reports, studies, assessments or data compilations and information in its possession or reasonably available to the Company regarding any properties currently or formerly owned or operated by the Company or any Company Subsidiary and such reports, studies, assessments or data compilations are listed in Company Disclosure Schedule 3.15(h).

Section 3.16 Commitments and Contracts.

(a) Except for this Agreement and as set forth in Company Disclosure Schedule 3.16(a), none of the Company or any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such Person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by the Company or a Company Subsidiary);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or that involve any restriction of the geographical area in which the Company or any Company Subsidiary may carry on its businesses, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) (other than as may be required by law or applicable Governmental Entity);

(iv) Any lease (other than real estate leases described on Company Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more;

(v) Any instrument evidencing or related to borrowed money in respect of which the Company or any Company Subsidiary is obligated to any party, other than deposits, Federal Home Loan Bank (“FHLB”) advances or securities sold under agreement to repurchase;

(vi) Any contract pursuant to which the Company may become obligated to invest in or contribute capital to any entity, or calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 5% of the fixed assets the Company;

(vii) Any lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $10,000 on an annual basis;

(viii) Any contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company;

(ix) Any contract that relates to the involvement of the Company in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(x) Any consulting agreement or data processing, software programming or licensing contract involving the payment of more than $10,000 per annum; or

(xi) Any contract not terminable without cause within 60 day’s notice or less without penalty or that obligates the Company or any Company Subsidiary for the payment of more than $10,000 annually (collectively, “Contracts”) over its remaining term.

(b) Except as set forth in Company Disclosure Schedule 3.16(b), there is not, under any agreement, lease, license or contract not terminable without cause within 60 days’ notice or less without penalty or that obligates the Company or any Company Subsidiary for the payment of $5,000 annually or over its remaining term to which the Company or any Company Subsidiary is a party, any existing default or event of default, or any event that, with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c) Except as set forth on Company Disclosure Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including without limitation the Merger and the Bank Merger, will result in termination of any Contracts or modification or acceleration of any of the terms of such Contracts; and (ii) no Consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement, including without limitation the Merger and the Bank Merger.

(d) Company Disclosure Schedule 3.16(d) lists the deadlines for extensions or terminations of any licenses or Contracts (including specifically real property leases and data processing agreements) to which the Company or any Company Subsidiary is a party.

Section 3.17 Regulatory Matters. Other than as set forth on Company Disclosure Schedule 3.17, none of the Company or any Company Subsidiary has taken or agreed to take any action, and the Company does not have any Knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act or the Bank Secrecy Act (“BSA”).

Section 3.18 Antitakeover Provisions. The Company has taken all actions required to exempt the Company, this Agreement and the Merger and the Bank Merger from any provisions of an antitakeover nature contained in the organizational documents of the Company and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.19 Insurance. The Company and the Company Subsidiaries are presently insured as set forth on Company Disclosure Schedule 3.19, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and the Company Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which the Company is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Company Disclosure Schedule 3.19. None of the Company or any Company Subsidiary has received any notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Company Disclosure Schedule 3.19, there are no material claims pending under such policies of insurance and no notices have been given by the Company or any Company Subsidiary under such policies. Within the last three years each of the Company and the Company Subsidiaries have received each type of insurance coverage for which it has applied and during such period has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.20 Labor.

(a) No work stoppage involving the Company or any Company Subsidiary is pending as of the date hereof or, to the Knowledge of the Company, threatened. Except as disclosed on the Company Disclosure Schedule 3.20, none of the Company or any Company Subsidiary is involved in, or, to the Knowledge of the Company, threatened with or affected by, any proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding that might reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries on a consolidated basis. No union represents or, to the Knowledge of the Company, claims to represent any employees of the Company or any Company Subsidiary, and, to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any Company Subsidiary.

(b) The Company has made available to Parent a true and complete list of all employees of the Company and of each Company Subsidiary as of the date hereof, together with the employee position, title, salary and date of hire. Except as set forth on the Company Disclosure Schedule 3.16(a) hereto, no employee of the Company or any Company Subsidiary has any contractual right to continued employment by such entity.

(c) The Company and each the Company Subsidiary is in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Company Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of the Company or any of its subsidiaries, there is not threatened any (i) proceeding against or affecting the Company or any Company Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity, organizational activity, and/or (ii) other labor or employment dispute against or affecting the Company or any Company Subsidiary.

(e) To the knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in violation in any material respect of any term of any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any Company Subsidiary, or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary with an annual base salary equal to or greater than $75,000 intends to terminate his or her employment relationship.

Section 3.21 Compliance with Laws. Except for any noncompliance that has been cured prior to the date hereof, or as disclosed in Company Disclosure Schedule 3.21, the Company and each Company Subsidiary have materially complied with all applicable federal, foreign, state and local laws, rules, ordinances, judgments, permits, regulations and orders applicable to them (“Laws”), their properties, assets, deposits, business, conduct of business and relationship with their employees, including, without limitation, the USA PATRIOT Act, the BSA, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and none of the Company or any Company Subsidiary has received any written notice to the contrary from any Governmental Entity that is currently outstanding. Except as disclosed in Company Disclosure Schedule 3.21, neither the Company nor any Company Subsidiary:

(a) has received a notification or communication from any Governmental Entity or the staff thereof (i) asserting that it is not in compliance with any laws or orders that such Governmental Entity enforces, (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to all similarly situated bank holding companies and their subsidiary banks); or

(b) is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist that would cause it: (i) to be deemed to be operating in violation in any material respect of the BSA, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Company has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

(c) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of the Company at the time such deposits were entered into, (b) the loans listed on Company Disclosure Schedule 3.5 or arm’s length loans to non-officer employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under Employee Plans of the Company or any Company Subsidiary set forth in Company Disclosure Schedule 3.12(a), and (d) items set forth on Company Disclosure Schedule 3.22, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such Person, or $5,000 for all such contracts for commitments in the aggregate for any such individuals No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended (with respect to extensions, not in the ordinary course of business) except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. The Company has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.

Section 3.23 Derivative Contracts. Except as set forth on Company Disclosure Schedule 3.23, none of the Company or any Company Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of the Company that is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits. Except as set forth on Company Disclosure Schedule 3.24, none of the deposits of the Company are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and, except as set forth on Company Disclosure Schedule 3.24, no portion of such deposits represents a deposit of any Affiliate of the Company or any Company Subsidiary.

Section 3.25 Accounting Controls; Disclosure Controls.

(a) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company Disclosure Schedule 3.25 sets forth, based on the Company’s most recent evaluation prior to the date hereof, (x) any significant deficiencies and material weaknesses in the design or operation of internal accounting controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves directors, management or other employees who have a significant role in the Company’s internal accounting controls, in each case, disclosed to the Company’s auditors, the audit committee of the Board of Directors of the Company or any court, administrative agency or commission or other governmental authority or instrumentality, including without limitation the Regulatory Authorities, or any self-regulatory organization (each, a “Governmental Entity”).

(b) Since January 1, 2023, (i) none of the Company or any Company Subsidiary nor any director, officer or employee, or, to the Knowledge of the Company or any Company Subsidiary, any auditor, accountant or representative of the Company or any Company Subsidiary has received any written complaint, allegation, assertion, or claim that such entity has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) to the Knowledge of the Company or any Company Subsidiary, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to any officer of the Company, any Company Subsidiary, their Boards of Directors or any member or committee thereof.

Section 3.26 Company Information. The information relating to the Company, the Company Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4 and the information relating to the Company and the Company Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.27 Deposit Insurance. The deposit accounts of the Company are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDI Act”). The Company has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDI Act.

Section 3.28 Intellectual Property; the Company Systems.

(a) The Company and each Company Subsidiary owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) to the Knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries and (iii) neither the Company nor any Company Subsidiary has received any notice of any claim with respect to any Intellectual Property owned or licensed by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) The computer, information technology and data processing systems, facilities and services used by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and the Company Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Company and the Company Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, no third party has gained unauthorized access to any Company Systems owned or controlled by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Company Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Company and the Company Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Company and the Company Subsidiaries.

(c) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of the Company Subsidiaries.

Section 3.29 Untrue Statements and Omissions. The Company Disclosure Schedules do not contain any untrue statement of a material fact.

Section 3.30 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from a nationally recognized investment banking firm specializing in advising clients in transactions similar to the Merger, a true and complete copy of which will be delivered to Parent promptly after the date of this Agreement, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.31 No Trust Powers. None of the Company or any Company Subsidiary exercises trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.32 Investment Securities. The Company and each the Company Subsidiary have good and marketable title to all securities owned by them, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or any Company Subsidiary. Such securities are valued on the books of the Company in accordance with GAAP in all material respects. The Company and each Company Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable.

Section 3.33 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company or any of its Subsidiaries.

Section 3.34 Related Party Transactions. Except as set forth in Company Disclosure Schedule 3.21, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) (x) (i) any current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or Person who performs a policy-making function, in each case, of the Company or any of its Subsidiaries or (ii) any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or (y) any Affiliate or, to the Knowledge of Company, any immediate family member of any Person referenced in clause (x), on the other hand.

Section 3.35 No Dissenter’s or Appraisal Rights. With respect to the transactions contemplated hereby, no holder of the Company Capital Stock is entitled to exercise any appraisal rights under the BCA or any successor statute, or any similar dissenter’s or appraisal rights.

Section 3.36 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances that could reasonably be expected to prevent the Merger from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent; and (iii) any disclosures made in the Parent Disclosure Schedule with respect to a section of this Article 4 shall be deemed to qualify any other section of this Article 4 (A) specifically referenced or cross-referenced in such disclosure and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section of this Article 4, or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Related Matters.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and correct copies of the Parent Articles and Parent Bylaws, each as amended to the date hereof, have been made available to the Company.

(b) Parent Bank is a bank duly organized and validly existing under the laws of the State of New Jersey. Parent Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, or as proposed to be conducted pursuant to this Agreement, and Parent Bank is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Parent Bank, or the character or location of the properties and assets owned or leased by Parent Bank makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Parent Bank on a consolidated basis. True and correct copies of the Certificate of Incorporation and Bylaws of Parent Bank, each as amended to the date hereof, have been made available to the Company.

Section 4.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock in connection with the Merger, have been duly and validly approved by the Board of Directors of Parent. No other corporate or other proceedings on the part of Parent are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Parent, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Parent Articles and Parent Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Parent Disclosure Schedule 4.2, and (Y) with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent on a consolidated basis. The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

Section 4.3 Consents and Approvals. Except for (i) the filing of applications, filings, certificates and notices, as applicable, with Nasdaq and the approval of the listing on the Nasdaq of the shares of Parent Common Stock to be issued as the Common Stock Consideration pursuant to this Agreement, (ii) the Consents of the Regulatory Authorities referred to in Section 3.7; (iii) the approval of this Agreement and the Amendment by the shareholders of the Company; (iv) the filing with the SEC of (a) any filings that are necessary under applicable requirements of the Exchange Act and (b) the S-4 to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the S-4, (v) the disclosure in Parent Disclosure Schedule 4.3, no Consents by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Parent of this Agreement, and the consummation of the Merger and the Bank Merger and the other transactions contemplated hereby. Neither Parent nor Parent Bank is a party to any, and there are no pending or, to the Knowledge of Parent, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against Parent challenging the validity of the transactions contemplated by this Agreement.

Section 4.4 Parent Information. The information relating to Parent, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.5 Regulatory Matters.

(a) Parent has not taken or agreed to take and from now until the Effective Time will not so take any action, and have no Knowledge of any fact and have not agreed to any circumstance, that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act or the BSA.

(b) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2021 with any Regulatory Authority, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations or inspections conducted by a Regulatory Authority in the ordinary course of business of Parent and its Subsidiaries, (a) no Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (b) there is no unresolved violation, criticism or exception by any Regulatory Authority of Parent or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (c) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2021, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.6 Access to Funds. Parent has, and on the Closing Date will have, access to all funds necessary to pay the aggregate Series A Consideration and Series C Consideration.

Section 4.7 Capitalization.

(a) The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock. As of the date of this Agreement, there are (i) 6,314,331 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Common Stock held in treasury, (iii) 246,883 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock or restricted stock units (“Parent Restricted

Stock Awards”) or upon the exercise of stock options granted under Parent’s 2007 Stock Option Plan, 2012 Equity Incentive Plan, or 2018 Equity Incentive Plan as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 189,686 shares of Parent Common Stock reserved for issuance under Parent’s Dividend Reinvestment and Stock Purchase Plan, and (v) no other shares of capital stock or equity or voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than the Parent Equity Awards issued prior to the date of this Agreement and the shares issuable under Parent’s Dividend Reinvestment and Stock Purchase Plan, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.8 Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries included in (x) Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and (y) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023 and September 2023 (including, in each case, the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the financial statements referenced in clause (y) above to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

Section 4.9 Broker’s Fees. With the exception of the engagement of Raymond James Financial, Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.11 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against Parent or any Parent Subsidiary or, to Parent’s knowledge, any of their current or former directors or executive officers that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets, rights or properties of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Company Subsidiary has received a notification or communication from any Governmental Entity or the staff thereof (i) asserting that it is not in compliance with any laws or orders that such Governmental Entity enforces, (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to all similarly situated bank holding companies and their subsidiary banks).

Section 4.12 SEC Reports. No communication mailed by Parent to its stockholders since January 1, 2023 or any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2023 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. No representation or warranty is made herein by Parent with respect to any information of or supplied by the Company and contained in the S-4.

Section 4.13 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2021 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

Section 4.14 Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Intellectual Property; Parent’s Systems.

(a) The Parent and each Parent Subsidiary owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent: (i) (A) the use of any Intellectual Property by the Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Parent or any Parent Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to the Parent that the Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) to the Knowledge of the Parent, no Person is challenging, infringing on or otherwise violating any right of the Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Parent or its Subsidiaries and (iii) neither the Parent nor any Parent Subsidiary has received any notice of any claim with respect to any Intellectual Property owned or licensed by the Parent or any Parent Subsidiary, and the Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Parent and its Subsidiaries.

(b) The computer, information technology and data processing systems, facilities and services used by the Parent or any Parent Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Parent Systems”), are reasonably sufficient for the conduct of the respective businesses of the Parent and the Parent Subsidiaries as currently conducted, and the Parent Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Parent and the Parent Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, to the Knowledge of the Parent, no third party has gained unauthorized access to any Parent Systems owned or controlled by the Parent or any Parent Subsidiary. The Parent and the Parent Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Parent Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Parent and the Parent Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Parent and the Parent Subsidiaries.

(c) Each of the Parent and the Parent Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Parent, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Parent or any of the Parent Subsidiaries.

Section 4.16 Taxes and Tax Returns.

(a) Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the financial statements included in the Parent Reports. Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c) There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d) Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the most recent financial statements of Parent included in the Parent Reports.

Section 4.17 Untrue Statements and Omissions. The Parent Disclosure Schedules do not contain any untrue statement of a material fact.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of the Company.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each the Company Subsidiary to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for the Company and Parent its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by law or regulation, take no action that would adversely affect or delay the ability of any of the Parties to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, and (iv) take no action that results in or that would reasonably be expected to result in a Material Adverse Effect on the Company, provided that compliance with the forgoing shall not require the Company to violate any other provision of this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, except as required by law, regulation or the provisions of this Agreement, neither the Company nor any Company Subsidiary shall, without the prior written consent of Parent or as set forth in this Agreement:

(i) change, delete or add any provision of or to its Certificate of Incorporation or Bylaws or other governing documents of any such entity;

(ii) (A) change the number of shares of the authorized, issued or outstanding Company Capital Stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, (B) issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock, including without limitation any Company Restricted Stock Awards; or (C) declare, set aside or pay any dividend or other distributions;

(iii) with respect to borrowings, incur any liabilities or material obligations (other than deposit liabilities and short-term borrowings (including FHLB borrowings and correspondent bank borrowings) with maturities of six months or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv) make any capital expenditures individually in excess of $5,000 and collectively in excess of $10,000, other than expenditures necessary to maintain existing assets in good repair;

(v) except as set forth on Company Disclosure Schedule 3.14(a), sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi) (a) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (b) amend (whether in writing or through the interpretation of) any Employee Plan of the Company or any Company Subsidiary, (c) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than executive officers) in the ordinary course of business and set forth in Company Disclosure Schedule 5.1(b)(vi), that do not exceed, with respect to any individual, two percent (2.0%) of such individual’s base salary or wage rate in effect as of the date hereof, and do not exceed two percent (2.0%) in the aggregate for all non-executive officer employees, (d) pay or award, or commit to pay or award, any bonuses or incentive compensation, (e) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (f) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (g) fund any rabbi trust or similar arrangement, (h) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $50,000, other than for cause (as determined in the ordinary course of business), (i) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $10,000, except for any hire or promotion upon the consent of Parent (which shall not be unreasonably withheld), to replace an employee who has terminated his or her employment at a target total annual compensation less than or equal to the replaced employee, or (j) waive, release or limit any Restrictive Covenant obligation of any current or former officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries;

(vii) except as set forth on Company Disclosure Schedule 5.1(b), enter into or extend any agreement requiring payments by the Company in excess of $5,000, including but not limited to any lease or license relating to real property, personal property, data processing or bankcard functions, other than in connection with capital expenditures permitted under Section 5.1(b)(iv) and sales and dispositions permitted under Section 5.1(b)(v);

(viii) acquire or agree to acquire one percent (1%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, the Company shall consult with Parent with respect to any such foreclosures;

(ix) originate, purchase, extend or grant (a) any loan or extension of credit, including modifications to any loans existing on the date hereof, in principal amount in excess of $250,000, or (b) any non-owner occupied construction loan, business equipment loan, manufactured housing loan, marine or boat loan, airplane loan or loan not in compliance with board approved policies of the Company Bank in effect as of the date hereof, in any amount, provided that with respect to (a) and (b) of this paragraph (ix), the prior written consent of Parent shall not be unreasonably withheld. For any proposed extension of credit for which Company shall seek the prior consent of Parent, Company shall send the credit write-up for the proposed credit to (1) Christopher Tonkovich, Executive Vice President and Chief Credit Officer, and (2) Daniel O’Donnell, Executive Vice President and COO, and if Parent does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, Parent shall be deemed to have consented to the origination of such credit. If Company sends additional information on the proposed credit to Parent, and Parent does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, Parent shall be deemed to have consented to the origination of such credit;

(x) file any notices or applications or make any contract with respect to branching by the Company (whether de novo, purchase, sale or relocation), open, relocate or close any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property other than in connection with foreclosure proceedings;

(xi) form any new Subsidiary;

(xii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with the Company’s past practices;

(xiii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 and 8 not being satisfied;

(xiv) purchase or sell or otherwise acquire any investment securities other than U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities guaranteed by an agency of the U.S. Government, in each case purchased in the ordinary course of business consistent with past practices and in accordance with the Company’s investment policy;

(xv) (A) commence any cause of action (other than counter-claims brought in any action in which the Company is a defendant) or proceeding other than in accordance with past practice or (B) settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or restrictions upon any of the Company’s operations; provided that the amount for which the Company or any of its Subsidiaries is liable, net of any insurance recoveries received by the Company or any of its Subsidiaries, for all such settlements shall not exceed $25,000 in the aggregate;

(xvi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by the Company’s independent public accountants;

(xxi) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Plan of the Company or any Company Subsidiaries;

(xxii) enter into any new line of business, or purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies or otherwise permitted under this Agreement;

(xxiii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv) make any written communications to the directors, officers or employees of the Company or any Company Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Parent with a copy or description of the intended communication, which Parent shall promptly review and comment on, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(xxv) issue any broadly distributed communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxvi) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of the Company or any Company Subsidiary;

(xxvii) purchase any bank owned life insurance;

(xxviii) use any credits under or in connection with the Company’s current core platform data processing contract;

(xxix) reduce any of the Company’s loan loss or other reserves, except as may be required under GAAP;

(xxx) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(xxxi) defer any compensation or make any payments to officers or directors under the Company Bank’s Nonqualified Deferred Compensation Plan or Directors’ Fee Deferral and Death Benefit Plan; or

(xxxii) agree to do any of the foregoing.

Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and the Company Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business or the operations or the properties of the Company or the Company Subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting the Company or the Company Subsidiaries or the threat of litigation, claims, threats or causes of action involving the Company or the Company Subsidiaries, and will keep Parent fully informed of such events. The Company will furnish to Parent, promptly after their preparation and/or receipt by the Company Bank, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports of the Company Bank for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Parent, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of the Company or the Financial Regulatory Reports of the Company, as applicable. Notwithstanding the forgoing, the Company shall not be required to provide any information hereunder which the Company is permitted to withhold from Parent under Section  5.5(a) hereof.

Section 5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Parent Disclosure Schedule), as required by Law or as consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent;

(c) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Articles 7, 8 or 9 not being satisfied, or in a violation of any provision of this Agreement;

(d) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) make, declare or pay any extraordinary dividend on the capital stock of Parent;

(f) take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Section 5.4 Tax-free Reorganization. Each of Parent and the Company shall cause the appropriate officers of Parent and the Company to execute and deliver to Stevens & Lee and Windels Marx Lane & Mittendorf, LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the S-4 and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

Section 5.5 Access to Properties; Personnel and Records; Systems Integration.

(a) For so long as this Agreement shall remain in effect, the Company and the Company Subsidiaries shall permit Parent or its agents upon reasonable notice reasonable access, during normal business hours, to their properties, and shall disclose and make available (together with the right to copy) to Parent and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Company and the Company Subsidiaries, including all books of account (including the general ledger), reconciliations, Tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss this Agreement or any of the transactions contemplated by this Agreement), organizational documents, bylaws, contracts and agreements, filings with any Governmental Entity, correspondence with any Governmental Entity, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Parent may have a reasonable interest, and the Company shall use its reasonable best efforts to provide to Parent and its representatives access to the work papers of the Company’s accountants. During the period from the date of this Agreement to the Effective Time or the time of termination of this Agreement, the Company shall provide to Parent with as much notice as reasonably possible of all special and regular meetings of the Company’s and the Company Bank’s Board of Directors and committees thereof, and the Company and the Company Bank will invite a Parent representative to attend all meetings of its respective Board of Directors, Asset/Liability Committee, Audit Committee, Compensation Committee and Loan Committee, except for any portion of such meetings related to this Agreement or any of the transactions contemplated by this Agreement, and provide Parent with a copy of the board and committee packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter except those board and committee packages and minutes relating to this Agreement or the transactions contemplated by this Agreement. The Company shall provide information not less than weekly regarding the business activities and operations of the Company and its Subsidiaries, and all parties will establish procedures for coordination and monitoring of transition activities. Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would, or permit the participation of a Parent representative in any meeting or portion of any meeting where such participation would (i) contravene any law, rule, regulation, order or judgment, (ii) result in the waiver by it of the privilege protecting communications between it and any of its counsel, or (iii) violate any confidentiality agreement entered into by the Company prior to the date hereof; provided that each party shall cooperate with the other party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b) All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the party providing such information until the Effective Time and, if such transaction shall not occur, the party receiving the information shall return to the party that furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information that (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or Regulatory Authority; provided, however, the party that is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) Business Days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.5 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other party, neither party shall use information furnished to such party other than for the purposes of the transactions contemplated hereby.

(c) From and after the date hereof, the Company shall, and shall cause its and its Subsidiaries’ directors, officers and employees to, and shall make all reasonable efforts to cause the Company Bank’s data processing service providers to, cooperate and assist Parent in connection with an electronic and systematic conversion of all applicable data regarding the Company Bank to Parent Bank’s system of electronic data processing provided that in no event shall such electronic and systematic conversion take place prior to the Effective Time, nor shall Company be obligated to take any step that may not be rescinded by Company unless and until Parent acknowledges that all of the conditions to closing set forth in Articles 7 and 8 have been satisfied, other than the delivery of documents at the Closing. In furtherance of, and not in limitation of, the foregoing, the Company shall make reasonable arrangements during normal business hours to permit personnel and representatives of Parent to train the Company Bank’s employees in Parent Bank’s system of electronic data processing. The Company shall permit Parent to train the Company Bank’s employees during the 60-day period before the anticipated Effective Time (with certain key employees designated by Parent to be made available for training during the 90-day period before the anticipated Effective Time) with regard to Parent’s operations, policies and procedures at Parent’s sole cost and expense. This training may take place at the branch offices of the Company or Parent at such times to be determined in cooperation with the Company and shall be conducted in a manner so as to not interfere with the business operations of the Company branch offices.

Section 5.6 Approval of Shareholders. The Company shall prepare the Proxy Statement and shall permit Parent to review and comment on the Proxy Statement prior to its mailing to the Company’s shareholders, such mailing to occur as soon as practicable after the date of this Agreement. The Company will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders to be held as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the required shareholder approval of this Agreement and the transactions contemplated hereby, including the Amendment, and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Company Shareholders Meeting”). The Board of Directors of the Company will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, including the Amendment, and the Company will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, including the Amendment; provided, however, that the Board of the Company shall be entitled to change its recommendation to the shareholders of the Company (an “Adverse Recommendation Change”) after the third (3rd) Business Day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Company Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal (as defined below) that it received (that did not result from a breach of Section 5.7) constitutes a Superior Proposal (as defined in Section 5.7) (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Company Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, (ii) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Parent since its receipt of such Notice of Superior Proposal (provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Company Board has again in good faith made the determination in clause (i) of this Section 5.6, and (B) that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and (iii) the Company has fully complied with Section 5.7 hereof.

Section 5.7 No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby or as otherwise permitted by this Section 5.7, neither the Company nor any Affiliate (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representatives”) retained by the Company shall directly or indirectly (i) initiate, solicit, encourage or otherwise take any action designed to or which could reasonably be expected to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Proposal” (as defined below) by any other party or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Neither the Company nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Proposal, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing. The Company shall promptly notify Parent orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. The Company shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing provisions of this Section 5.7, in the event that, prior to obtaining shareholder approval of this Agreement, the Company receives an unsolicited bona fide written Acquisition Proposal not solicited in violation of this Agreement, and the Company Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties for the Board to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes a “Superior Proposal” (as defined below), the Company may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such third party on terms no less restrictive to the Company than the confidentiality agreement with Parent, and provided further that the Company also shall provide to Parent a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.7 to the extent not previously provided or made available to Parent. The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall (i) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or the Company from any Person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and (iii) keep Parent fully informed in all material respects of the status and details of any determination by the Company’s Board of Directors with respect to any such Acquisition Proposal.

The term “Acquisition Proposal” shall, with respect to the Company, mean any proposal or offer for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger and the Bank Merger) of any company with the Company or the Company Bank, (b) a purchase, lease or other acquisition of all or substantially all the assets of the Company or the Company Bank, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of the Company or the Company Bank, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of the Company or the Company Bank. “Superior Proposal” means an Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with its financial advisor) to (i) involve consideration to the holders of the shares of Company Capital Stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the Merger Consideration (taking into account all the terms and conditions of such proposal and this Agreement (including changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise, if any)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.8 Maintenance of Properties; Certain Remediation and Capital Improvements. The Company and the Company Subsidiaries will maintain their properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Environmental Audits. Upon the written request of Parent, which request shall occur within sixty (60) days of the date hereof, the Company will permit Parent, at Parent’s expense, with respect to each parcel of real property owned by the Company, to procure an environmental audit, preliminary assessment, property condition assessment and/or such other environmental evaluations of such real property as Parent deems necessary or appropriate.

Section 5.10 Title Insurance. Upon the written request of Parent, which request shall occur within thirty (30) days of the date hereof, the Company will permit Parent, at Parent’s expense, with respect to each parcel of real property owned by the Company, to obtain a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Parent.

Section 5.11 Surveys. Upon the written request of Parent, which request shall occur within thirty (30) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, the Company will permit Parent, at Parent’s expense, to obtain a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Parent, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).

Section 5.12 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Company Disclosure Schedule 3.14(b), the Company will obtain all Consents necessary or appropriate to complete the Merger and the Bank Merger, to transfer and assign all right, title and interest of the Company and its Subsidiaries to Parent and to permit the use and operation of the leased premises by Parent as of the Closing.

Section 5.13 Support Agreements. In addition to the Support Agreements delivered on or prior to the date of the Agreement by each director and each executive officer of the Company, the Company shall deliver to Parent a Support Agreement in form and substance as set forth at Exhibit B, executed by each Person who becomes a director or executive officer (including the President and Chief Executive Officer, the Chief Financial Officer and each Senior Vice President) of the Company.

Section 5.14 Disclosure Controls.

(a) Between the date of this Agreement and the Effective Time, (i) the Company shall maintain disclosure controls and procedures that are effective to ensure that material information relating to the Company and the Company Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of the Company to permit the Company to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to the Company’s auditors and audit committee any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) the Company shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b) Between the date of this Agreement and the Effective Time, the Company shall, upon reasonable notice during normal business hours, permit Parent (i) to meet with the officers of the Company responsible for the Financial Statements of the Company and the internal control over financial reporting of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate concerning Parent’s obligations under Section 302 and 906 of the Sarbanes-Oxley Act; and (ii) to meet with officers of the Company to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to the Company’s operations with the controls and procedures and internal control over financial reporting of Parent for purposes of assisting Parent in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time. The Company shall, and shall cause its and the Company’s respective employees and accountants to, fully cooperate with Parent in the preparation, documentation, review, testing and all other actions Parent deems reasonably necessary to satisfy the Parent’s internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.15 Advisory Board. Parent may in its discretion establish and maintain, subject to any required approval of the applicable Regulatory Authorities, a Philadelphia/Southern New Jersey advisory board to advise Parent on operations in the Company’s current market area following the Merger. Each director of the Company as of the date of this Agreement, excluding the New Member, shall be invited to serve on such advisory board. The members of this advisory board would be eligible to participate in Parent’s equity incentive plans.

Section 5.16 Audited Financial Statements. The Company shall use its best efforts to cause RSM US LLP or such other independent audit firm acceptable to Parent to render its unqualified opinion on the audited financial statements of the Company at and for the year-ended December 31, 2023 on or before April 30, 2024. Such opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America (such unqualified opinion is referred to herein as the “Auditor Opinion”).

Section 5.17 Corporate Governance. Effective as of the Effective Time, Parent shall (a) increase the size of the Board of Directors of Parent by one (1) member, and cause Parent Bank to take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank by one (1) member, and (b) appoint one member of the Board of Directors of the Company, to be selected by the Nominating/Governance Committee of Parent in consultation with the Board of Directors of Parent (the “New Member”), to the Boards of Directors of Parent and Parent Bank, respectively, for terms to expire at Parent’s next annual meeting of shareholders. Parent agrees to cause the New Member to be nominated for election to a new term on the Boards of Directors of Parent and Parent Bank at Parent’s next annual meeting of shareholders, unless prohibited by law or any Regulatory Authority.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts in good faith promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, so as permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article 7 hereof, and furthermore agrees to cooperate fully with the other Party to that end.

Section 6.2 SEC Filings; Regulatory Matters.

(a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the S-4 (in which the Proxy Statement of the Company and prospectus of Parent will be included), no later than the 30th business day after the date of this Agreement. The Company shall cooperate with Parent in respect of the form and content of any communication with shareholders of the Company. Each of Parent and the Company shall use commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish to Parent all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any action contemplated by this Section 6.2.

(b) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than 45 days from the date hereof, Parent shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities that are necessary or contemplated for the obtaining of their Consents or the consummation of the Merger and the Bank Merger, and the Company shall provide Parent with such information as Parent reasonably requests in connection with the preparation of such applications and filings. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, Consents, rulings and authorizations of Regulatory Authorities and third parties that are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of the Company. Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement prior to the time such filing or material is filed or submitted.

(c) Each Party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with the Proxy Statement, the S-4 and any statement or application made by or on behalf of any such party to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

Section 6.3 Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Parent or any of its Affiliates and any officer or employee of the Company or an obligation on the part of Parent or any of its Affiliates to employ any such officers or employees.

(b) Parent will honor the employment agreements and change in control agreement of the Company as set forth at the Company Disclosure Schedule 6.3(b), subject to (i) the terms of any amendment to such agreement entered into between Parent and the officer of the Company who is a party to the employment agreement, and (ii) the Company filing any required applications and certifications with the Regulatory Authorities in order to obtain the approvals required by the FDIC under Part 359 of the FDIC’s regulations (to the extent applicable), and any other approvals of the Regulatory Authorities which may be required. Company Disclosure Schedule 6.3(b) includes a calculation of all potential payments and supporting data as detailed in the employment agreements and change in control agreement calculated as of the date of this Agreement and to be updated in advance of the Closing Date.

(c) Except with respect to Parent’s Employee Stock Ownership Plan, the Company Bank employees who continue as employees of the Parent Bank after the Effective Time (“Continuing Employees”) shall receive, for purposes of eligibility to participate, receive employer contributions and vesting under any Parent 401(k) plan, credit for all service with the Company, or any Company Subsidiary and shall enter any Parent 401(k) plan in accordance with its terms as soon as administratively feasible following the Effective Time. No less than three Business Days prior to the Effective Time, the Company shall take all corporate and other actions required to terminate the Company Bank 401(k) Plan so that such termination date is prior to the Effective Time. The Company shall provide a copy of such proposed actions to Parent for its review and approval no less than six Business Days prior to the proposed date of termination.

(d) Prior to or as of the Effective Time of the Merger, the Company shall terminate, except to the extent not consistent with law, the Company Bank’s health and welfare benefit plans, programs, and insurance. Continuing Employees will become eligible to participate in the medical, dental, health or disability plan maintained by Parent Bank or any of its Affiliates. Parent or any of its Affiliates, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Company Bank plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Company Bank medical, health, dental or disability plans and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Company Bank Employee Plan prior to the enrollment date.

(e) Until the Effective Time, the Company shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) with respect to each Company qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time. Parent shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Company qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) at or after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each Company qualified beneficiary who incurs a qualifying event before the Effective Time.

(f) Employees of the Company, except for (i) the Named Officers (as such term defined in Section 11.1), (ii) any other employee of the Company or any Subsidiary who is a party to an employment or change in control agreement (or any other agreement providing for the payment of severance) with the Company or any Subsidiary, or (iii) any employee who receives a retention payment under Section 6.3(h), as of the date of the Agreement who remain employed by the Company as of the Effective Time and whose employment is terminated by Parent (absent termination for Cause as defined herein) within six (6) months after the Effective Time shall receive severance pay equal to two (2) weeks of base weekly pay for each year of employment service completed with the Company or any Company Subsidiary, prior to the Effective Time, with a minimum severance payment to an individual equal to four (4) weeks of base pay and a maximum payment equal to the lesser of (y) $25,000 or (z) 26 weeks of base pay. Such severance pay will be made in a lump sum at a regular payroll interval within 30 days after the delivery and effectiveness of a written acknowledgement and release executed by the recipient and the Parent reasonably satisfactory to Parent in form and substance. Such severance payments will be in lieu of any severance pay plans that may be in effect at the Company prior to the Effective Time. “Cause”, for purposes of this paragraph, shall mean (A) the willful and continued failure by the employee to perform his or her duties for Parent after at least one warning in writing from Parent or its designee identifying specifically any such failure; (B) willful misconduct of any type by the employee, including, but not limited to, the disclosure or improper use of confidential information which causes material injury to either or both of Parent or any of its Affiliates, as specified in a written notice to the employee from Parent or its designee; or (C) the employee’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from Parent or its designee to refrain from such behavior.

(g) On and after the date of this Agreement, the Company shall not grant any rights, options, stock, units or other awards under any Employee Plan or otherwise.

(h) Parent and the Company shall use their best efforts to create a retention pool on terms, in amounts and for employees of the Company as mutually agreed by Parent and the Company. Following the Effective Time, retention payments under any such pool shall be made to the applicable individuals if they are still employed by the Surviving Corporation or any of its Subsidiaries on their designated “work through” date as set forth in a written retention bonus pool agreement. The form and terms of any such agreement, the amount of the payment to each individual and the timing of such payments shall be agreed to in writing by Parent and the Company, and shall promptly thereafter be communicated to each such employee by the Company and Parent.

Section 6.4 Indemnification.

(a) For a period of six (6) years after the Effective Time, Parent shall indemnify, defend and hold harmless the directors and officers of the Company (each of the indemnified directors and officers of the Company, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of the Company or any Company Subsidiary and pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, transactions contemplated by this Agreement) to the fullest extent that the Company would have been permitted under its certificate of incorporation and bylaws and any applicable law, provided that the Indemnified Party is not a plaintiff in any action or proceeding against the Company or the Company Bank, their respective Board of Directors or any member thereof that is pending at or after the Effective Time. With respect to any action or proceeding to which an Indemnified Party is entitled to indemnification under the prior sentence, Parent shall pay expenses, including reasonable attorney’s fees, as they are incurred and in advance of the final disposition of any such action or proceeding to each such Indemnified Party to the fullest extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification under this Section 6.4(a).

(b) After the Effective Time, other than for claims, actions, suits, proceedings or investigations addressed in Paragraph (a) above, directors, officers and employees of the Company shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Parent and its Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Parent or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Parent may then make available to officers, directors and employees of Parent and its Subsidiaries.

(c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor its policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 6.4(c), other than to maintain such prepaid “tail” policy.

(d) If Parent or any of its successors and assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its assets to any Person, then, in each case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 are intended for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and representatives.

Section 6.5 Transaction Expenses of the Company.

(a) Company Disclosure Schedule 6.5(a) contains the Company’s estimated budget of transaction-related expenses reasonably anticipated to be payable by the Company in connection with this Agreement and the transactions contemplated thereunder through the Closing Date, including any payments to be made in accordance with any employment agreements, change in control agreements, non-compete agreements or bonus arrangements between any officer and the Company to be made before or after the Effective Time, based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Company shall use its best efforts to maintain expenses within the budget.

(b) Promptly after the execution of this Agreement, the Company shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days, except for any success fees due upon completion of the Merger or Bank Merger or the termination of this Agreement, all of which are detailed, including the amount and circumstances under which they will be due, on Company Disclosure Schedule 6.5(b). The Company shall review these invoices and track such expenses against the budget referenced above, and the Company shall advise Parent of such matters prior to payment of such invoices.

(c) The Company shall ask its professionals to render monthly invoices within thirty (30) days after the end of each month. The Company shall advise Parent monthly of such invoices for professional services, disbursements and reimbursable expenses that the Company has incurred in connection with this Agreement prior to payment of such invoices, and the Company shall track such expenses against the budget referenced above.

(d) The Company, in reasonable consultation with Parent, shall make all arrangements with respect to the printing and mailing of the Proxy Statement, the expenses of which shall be the responsibility of the Company.

(e) Not later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made. The Company shall detail any variance of such transaction expenses to the budget set forth at Company Disclosure Schedule 6.5(a) as of the date of the Agreement.

Section 6.6 Press Releases. Parent and the Company agree that they and their Subsidiaries will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby without first consulting with the other party as to the form and substance of such disclosures that may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that is required by law or regulation.

Section 6.7 Prior Notice and Approval Before Payments To Be Made. No payments shall be made by the Company or any Company Subsidiary to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, non-compete agreements, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), which payments arise upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with the Company or any Company Subsidiary, except to the extent that such intended payments (i) have been set forth in Company Disclosure Schedules furnished to Parent at the date of this Agreement, (ii) with prior written notice to Parent of such intended payment, and (iii) delivery and effectiveness of a written acknowledgement and release executed by the recipient and the Company reasonably satisfactory to Parent in form and substance. Prior to the Company or any Company Subsidiary making any such payments to any officer or director, the Company, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code, and the Company shall furnish Parent with a detailed schedule related to such determination prior to making any such payments.

Section 6.8 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9 Restructuring Efforts. If the Company shall have failed to obtain the shareholder approval of this Agreement and the transactions contemplated hereby, including without limitation the Amendment, at the Company Shareholders Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the Company Capital Stock as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.9) to the Company’s shareholders for approval.

Section 6.10 Cybersecurity. The Company shall, as promptly as reasonably practicable after the request by Parent (the “Systems Request”), engage a third party who is reasonably acceptable to Parent (the “Systems Consultant”), at Parent’s sole cost and expense, to (i) conduct an examination and review of the Company Systems for the purpose of identifying any deficiencies, weaknesses or vulnerabilities in such Company Systems (including any deficiencies, weaknesses or vulnerabilities relating to (A) unauthorized access, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials or (B) prevention and mitigation of risks of cybersecurity breaches and attacks) and (ii) prepare a written report that assesses the matters described in clause (i) (the “Systems Report”). The Company shall request that the Systems Consultant deliver the Systems Report to the Company and Parent as soon as practicable after the Systems Request (and shall so deliver the Systems Report to Parent no later than 120 days after the Systems Request or, if earlier, the Closing Date). The Company shall, prior to the Closing, permit Parent, at Parent’s expense, to remediate any weaknesses, deficiencies or vulnerabilities identified in the Systems Report to the reasonable satisfaction of Parent, subject to any limitations set forth in Section 5.5.

Section 6.11 Reverse Stock Split.

(a) Prior to the Company Shareholders Meeting, the Company’s Board of Directors shall approve an amendment to the Company’s certificate of incorporation effecting a reverse stock split in the ratio set forth in Parent Disclosure Schedule 6.11, in accordance with the provisions of Section 14A:9-2(4) of the BCA (the “Amendment”), and submit and recommend for approval such Amendment to the holders of the Company Common Stock at the Company Shareholders Meeting. The Amendment shall also amend Section 6(a) of the Company’s Certificate of the Designations, Numbers, Relative Rights, Preferences and Limitations of Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C (the “Certificate of Designation”), to change the Conversion Ratio (as defined therein) from $1.75 to $17.50. The amendment to the Certificate of Designation shall be approved by the holders of the Series C Stock voting separately as a class pursuant to the applicable provisions of the BCA.

(b) Within ten (10) days after the approval of the Amendment by the holders of the Company Common Stock, but in any event prior to the Effective Time, the Company will file a certificate of amendment (the “Certificate of Amendment”) with the New Jersey Department of Treasury, in form and substance satisfactory to Parent, evidencing (i) the Amendment, (ii) that 10 million authorized common shares remain after the effective time of the Amendment, and (iii) the increase in the Conversion Ratio set forth in Section 6.11(a) above.

Section 6.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 Nonperforming Assets. If the Company’s Nonperforming Assets at any time exceed $600,000, then within two business days thereafter the Company shall prepare an allowance for loan loss calculation constituting an impairment calculation in accordance with GAAP, and if such calculation exceeds the Company’s then current allowance for loan losses, the Company shall within 30 days (but in no event later than the Measurement Date defined in Section 2.5) recognize a charge off of loans in an amount at least equal to such excess amount. All appraisals or valuations used in such calculation shall be as of a date within six months of the calculation date.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Parent, on the one hand, and the Company, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived in writing as hereinafter provided for:

Section 7.1 Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of the Company.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger and the Bank Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, that, in the case of (i) through (iii), and in the reasonable judgment of either Parent or the Company, based upon advice of counsel, would have a Material Adverse Effect with respect to Parent or the Company, as the case may be. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger.

Section 7.4 Disclosure Supplements. From time to time prior to the Effective Time, each Party will promptly supplement or amend their respective Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 7.5 Nasdaq Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

Section 7.6 S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF PARENT

The obligation of Parent to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in Sections 3.2 and 3.6(a), which shall be true in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

Section 8.2 Performance of Obligations. The Company shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

Section 8.3 Certificate Representing Satisfaction of Conditions. The Company shall have delivered to Parent a certificate of the Chief Executive Officer of the Company dated as of the Closing Date and without personal liability as to the satisfaction of the matters described in Section 8.1 and 8.2, hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of the Company under Article 3 of this Agreement.

Section 8.4 Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by Parent to any obligation, right or interest of the Company and the Company Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such Consents would not, individually or in the aggregate, have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5 Burdensome Condition. None of the Consents or waivers of any Regulatory Authority required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Parent of the transactions contemplated hereby that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement, including, without limitation, (a) any prohibition or material limitation on the ownership or operation by Parent of all or any material portion of the business or assets of the Company, (b) any requirement to dispose of or hold separate all or any material portion of the business or assets of the Company, (c) any requirement to continue in effect after the Closing Date any regulatory requirement or restriction in effect against the Company prior to the Effective Time, or (d) any material impairment to the value of the Company to Parent.

Section 8.6 Certification of Claims. The Company shall have delivered a certificate to Parent that, other than as set forth in such certificate, the Company is not aware of any pending or threatened claim under the directors and officers’ liability insurance policy or the fidelity bond coverage of the Company.

Section 8.7 Support Agreements. Each director and executive officer of the Company shall have executed a Support Agreement in the form attached as Exhibit  B as of the date of this Agreement.

Section 8.8 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company or any Company Subsidiary.

Section 8.9 Auditor Opinion. The Auditor Opinion shall be delivered to the Company on or before April 30, 2024, and a copy thereof shall be delivered to Parent on such date.

Section 8.10 The Amendment. The Amendment shall be approved by the holders of the Company Common Stock, and by the holders of the Series C Stock voting separately as a class, pursuant to the requirements set forth in the BCA, and shall be filed with New Jersey Department of Treasury and effective prior to the Effective Time.

Section 8.11 Tax Opinion. Parent shall have received the written opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Merger shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stevens & Lee, P.C. may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Merger as contemplated herein is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of Parent contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 9.2 Performance of Obligations. Parent shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time.

Section 9.3 Certificate Representing Satisfaction of Conditions. Parent shall have delivered to the Company a certificate of the Chief Executive Officer of Parent dated as of the Effective Time and without personal liability as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Parent under Article 4 of this Agreement.

Section 9.4 Tax Opinion. The Company shall have received the written opinion of Windels Marx Lane & Mittendorf, LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Merger shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Windels Marx Lane & Mittendorf, LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by the mutual consent in writing of the Boards of Directors of Parent and the Company;

(b) by the Board of Directors of Parent or the Company if the Merger shall not have occurred on or prior to December 31, 2024, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

(c) by the Board of Directors of Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 in the case of Parent or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 of this Agreement in the case of Parent;

(d) by the Board of Directors of Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 in the case of Parent or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e) by the Board of Directors of Parent or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger or the Bank Merger shall have been denied by final nonappealable action of such authority or if the parties agree that any action taken by such authority should not be appealed within the time limit for appeal; (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement: or (iii) an application for any Consent of any Regulatory Authority required for the consummation of the Merger or the Bank Merger shall have been withdrawn at the request of the applicable Regulatory Authority, unless, in the case of this clause (iii), (A) the approval of such Regulatory Authority is no longer necessary under applicable Law to consummate the transactions contemplated hereby or (B) the party whose application was withdrawn intends to file, and such filing is made no later than the thirtieth (30th) day following the date of withdrawal, a new application, filing, certificate or notice with a Regulatory Authority to obtain the necessary Consent, unless, in any such case of clause (i), (ii) or (iii), the failure to obtain such Consent shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 10.1(e) to perform or observe the covenants and agreements of such party set forth herein;

(f) by the Board of Directors of Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 in the case of Parent or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement;

(g) by the Board of Directors of Parent, (i) if the Company’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of the Company vote in favor of the adoption of this Agreement. or fails to include such recommendation in the Proxy Statement, (B) modifies, withdraws or changes in any manner adverse to Parent its recommendation that the shareholders of the Company vote in favor of the adoption of this Agreement, (C) fails to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Company Common Stock by any Person (other than Parent or any Affiliate of Parent), within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act, in any such case whether or not permitted by the terms hereof, or (D) recommends or endorses an Acquisition Proposal, (ii) if the Company breaches any of its obligations under Section 5.7 in any material respect; or (iii) if the Company materially breaches any of its obligations under Section 5.6.

(h) By the Board of Directors of the Company, if, after it has received a Superior Proposal in compliance with Section 5.7 and otherwise complied with all of its obligations under Section 5.7, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided, however, that this Agreement may only be terminated in accordance with this Section 10.1(i) and a new definitive agreement entered into by the Company with a third party (A) not earlier than 72 hours following written notice to Parent advising Parent that the Board of Directors of the Company is prepared to accept such Superior Proposal and (B) after payment, in immediately available funds of the Termination Fee (as defined below); or

(i) by the Company, following the Company Shareholders Meeting (including any adjournments or postponements thereof), if the Company (i) received an Acquisition Proposal prior to the Company Shareholders Meeting, (ii) has not breached any of its obligations under Section 5.6 or Section 5.7 and (iii) fails to obtain the shareholder approval of the Agreement required under the BCA at the duly convened the Company Shareholders Meeting or at any adjournment or postponement thereof;

Section 10.2 Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b) In the event of termination of this Agreement pursuant to Section 10.1, except as provided in Section 10.2(c) and (d) below, whether or not the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(c) If, after the date of this Agreement, (i) Parent terminates this Agreement in accordance with Section 10.1(g); or (ii) the Company terminates this Agreement in accordance with Section 10.1(h), or (iii) the Company terminates this Agreement in accordance with Section 10.1(i) after the occurrence of an Acquisition Proposal and makes an Adverse Recommendation Change, then immediately upon the occurrence of the events specified in Section 10.2(c)(i), Section 10.2(c)(ii) or Section 10.2(c)(iii), and in addition to any other rights and remedies of Parent, the Company shall pay Parent a cash amount of $849,000 as an agreed-upon termination fee (the “Termination Fee”).

(d) In addition, if, after, the date of this Agreement, (x) the Company terminates this Agreement in accordance with Section 10.1(i) after the occurrence of an Acquisition Proposal and does not make an Adverse Recommendation Change, or (y) (1) prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to the Company, and (2) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 10.1(b) and the shareholder approval of the Agreement required under the BCA has not been obtained; or (z) after the occurrence of an Acquisition Proposal, Parent terminates this Agreement pursuant to Section 10.1(c) solely in the case of a willful breach of this Agreement, and in the case of (x), (y) or (z) (each, a Trigger Event”), an Acquisition Transaction, as defined below, involving the Company is consummated or a definitive agreement is entered into by the Company relating to an Acquisition Transaction, in either case within 18 months following a Trigger Event (a “Subsequent Trigger Event”), then, upon such Subsequent Trigger Event, in addition to any other rights and remedies of Parent, the Company shall pay Parent the Termination Fee. For purposes of this Section 10.2(d), “Acquisition Transaction” means any of the following: (w) a merger or consolidation, or any similar transaction (other than the Merger or the Bank Merger) of any company with the Company; (x) a purchase, lease or other acquisition of all or substantially all the assets of the Company; (y) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of the Company; or (z) a tender or exchange offer to acquire securities representing 25% or more of the voting power of the Company.

(e) The Company and Parent agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

(f) If the Company fails promptly to pay the amount due pursuant to Section 10.2(c) or (d), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, as applicable, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to Section 10.2(c) or (d) when due, then the Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

(g) If payment of the Termination Fee is made, then except in the cause of fraud or a knowing, intentional and material breach, Parent will not have any other rights or claims against the Company or its subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that, except as set forth above, the acceptance of the Termination Fee will constitute the sole and exclusive remedy of Parent against the Company, or their respective officers and directors.

Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Parent and the Company.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, that, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Parent or the Company shall not survive the Effective Time, except that Section 2.2, Section 5.5(b), and Section 6.4 shall survive the Effective Time, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any Person other than Parent, the Company (or directors and officers thereof in their capacities as such) shall not survive the Effective Time; provided that no representation or warranty of Parent or the Company contained herein shall be deemed to be terminated or extinguished so as to deprive Parent, on the one hand, or the Company, on the other hand, of any defense at law or in equity which either of them otherwise would have to any claim against them by any Person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Parent or the Company and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” shall have the meaning given to such term in Section 5.7.

“Adverse Recommendation Change” shall have the meaning given to such term in Section 5.6.

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Amendment” shall have the meaning given to such term in Section 6.11.

“Auditor Opinion” shall have the meaning given to such term in Section 5.16.

“BCA” shall have the meaning given to such term in Section 1.1(a).

“BCL” shall have the meaning given to such term in Section 1.1(b).

“BHC Act” shall have the meaning given to such term in Section 3.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New Jersey are authorized or obligated by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Company Disclosure Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to Parent by the Company prior to execution of this Agreement.

“Company Equity Plans” shall mean the Company’s 2022 Equity Compensation Plan, and the Company Bank’s 2000 Stock Option Plan A and Plan B.

“Company Incentive Compensation Plan” shall have the meaning given to such term in Section 3.2(a).

“Company Restricted Stock Awards” shall have the meaning given to such term in Section 3.2(a).

“Company Shareholders Meeting” shall have the meaning given to such term in Section 5.6.

“Company Subsidiary” shall have the meaning given to such term in Section 3.1(d).

“Company Systems” shall have the meaning given to such term in Section 3.28(b).

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any Person pursuant to any lease, contract, permit, law, regulation or order.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“Exchange Act” shall have the meaning given to such term in Section 3.2(c).

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Entity” shall have the meaning given to such term in Section 3.25(a).

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law. Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of any Governmental Entity and any polychlorinated biphenyls).

“Merger” shall have the meaning given to such term in the preamble to this Agreement.

“Intellectual Property” shall have the meaning given to such term in Section 3.28(a).

“Knowledge” as used shall mean those facts that are known, or reasonably should have been known, with respect to the Company, by the Named Officers, or with respect to Parent, by Edward J. Dietzler, President and CEO, Daniel J. O’Donnell, Executive Vice President, General Counsel and Chief Operating Officer; and George S. Rapp, Executive Vice President and CFO, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

“Liens” shall have the meaning given to such term in Section 3.2(b).

“Loan Property” means any property owned by the Company, or in which the Company holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any party, shall have the meaning given to such term in Section 3.1(a).

“Merger” shall have the meaning given to such term in the preamble to this Agreement.

“Named Officers” means Susan Barrett, Chairman of the Board; Eugene D. D’Orazio, President and Chief Executive Officer; Benjamin F. Watts, Executive Vice President and Chief Financial Officer; and Joseph Tredinnick, Executive Vice President and Chief Lending Officer.

“New Member” shall have the meaning given to such term in Section 5.17.

“NJDOBI” shall mean the New Jersey Department of Banking and Insurance.

“Nonperforming Assets” means the sum of (i) loans in nonaccrual status, as defined in the Federal Financial Institutions Examination Council Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”), (ii) other real estate owned, as defined in the Call Report Instructions, (iii) troubled debt restructurings, as defined in the Call Report Instructions, and (iv) any loan that exceeds 90 days past due.

“PA Department of State” shall have the meaning given to such term in Section 1.1(b).

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“Parent Articles” shall have the meaning given to such term in Section 1.7.

“Parent Bylaws” shall have the meaning given to such term in Section 1.8.

“Participation Facility” means any facility in which the Company has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 USC §9601(20) (E) and (F).

“Parties” shall have the meaning given to such term in the preamble to this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature,

“Proxy Statement” shall have the meaning given to such term in Section 3.26.

“Regulatory Authorities” shall mean, collectively, the United States Department of Justice, the Federal Reserve Board, the Federal Reserve Bank of Philadelphia, the FDIC, all state bank regulatory agencies having jurisdiction over the Parties (including the NJDOBI), the Financial Institution Regulatory Authority and the Securities and Exchange Commission.

“Restrictive Covenant” shall have the meaning given to such term in Section 3.16(a)(iii)

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall have the meaning given to such term in Section 3.1(a).

“Surviving Corporation” shall have the meaning given to such term in the preamble to this Agreement.

“Parent Disclosure Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to the Company by Parent prior to execution of this Agreement.

“Parent Reports” shall mean the reports, schedules or definitive proxy statements filed with or furnished to the FDIC by Parent pursuant to the Exchange Act.

“Tax” or “Taxes” shall have the meaning given to such term in Section 3.11(k).

Section 11.2 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between Parent and the Company with respect to the transactions contemplated hereunder, and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Notices. All notices, requests or other communications that are required or permitted hereunder shall be in writing and sufficient and deemed given if delivered personally, emailed (with confirmation), or sent by first class or registered or certified United States mail, postage prepaid, sent by a nationally recognized overnight delivery service (with confirmation), addressed as follows:

If to the Company:

Cornerstone Financial Corporation

6000 Midlantic Drive

Suite 120S

Mt. Laurel, NJ 08054

Attention: Gene D’Orazio, President & CEO

Email: gdorazio@cornerstonebank.net

With a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

New Brunswick, NJ 08901

Attention: Robert A. Schwartz, Esquire

Email: rschwartz@windelsmarx.com

If to Parent, then to:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel J. O’Donnell, Esq., Executive Vice President and Chief Operating Officer

Email: dodonnell@thebankofprinceton.com

With a copy to:

Stevens & Lee

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attention: Edward C. Hogan, Esq.

Email: edward.hogan@stevenslee.com

Section 11.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions, the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5 Costs and Expenses. Except as set forth in Section 10.2, expenses incurred by the Company on the one hand and Parent on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred same.

Section 11.6 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other Parties is first obtained (other than by Parent to a subsidiary of Parent).

Section 11.9 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with GAAP, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements. The recitals hereto constitute an integral part of this Agreement.

Section 11.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall (and each party hereto shall cause its Subsidiaries and representatives not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

PRINCETON BANCORP, INC.

By:	/s/ Edward J. Dietzler
Edward J. Dietzler
President and Chief Executive Officer

CORNERSTONE FINANCIAL CORPORATION

By:	/s/ Gene D. D’Orazio
Gene D. D’Orazio
President and Chief Executive Officer

Annex B

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of January 18, 2024 (this “Agreement”), is by and between Princeton Bancorp, Inc., a Pennsylvania corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Cornerstone Financial Corporation, a New Jersey corporation (the “Company”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) the Company will merge with and into Parent (the “Merger”), with Parent being the surviving corporation, and (ii) at the Effective Time, the shares of the capital stock of the Company (“Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”;

WHEREAS, the Merger Agreement being approved by the requisite vote of the shareholders of the Company (the “Requisite Company Vote”) is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for Parent to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of the Company enter into separate, substantially identical voting and support agreements with Parent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

(a) Agreement to Vote the Shares. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, the Shareholder will:

(i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (1) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (2) the adjournment or postponement of the Company Shareholders Meeting, if (x) as of the time for which the Company Shareholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (y) on the date of the Company Shareholders Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or in any representation or warranty of the Company in the Merger Agreement becoming untrue or incorrect.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, or enter into any agreement, arrangement or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder in which case this Agreement shall bind the transferee, or (y) for bona fide estate planning purposes to the Shareholder’s (i) Affiliates or (ii) immediate family members (each, a “Permitted Transferee”); provided that, in the case of clause (y) only, as a condition to such Transfer, such Permitted Transferee shall be required to execute a joinder to this Agreement; provided, further, that, in the case of clause (y) only, the Shareholder shall remain jointly and severally liable for any breaches by any of such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder’s Shares.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any of the Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled Affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled Affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled Affiliate to comply with the terms of this Agreement applicable to the Shareholder.

(e) No Inconsistent Agreements. The Shareholder shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Support Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Power and Authority; Consents. The Shareholder has the capacity to execute and deliver this Agreement and fully understands the terms of this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s property or assets is bound, or any statute, rule or regulation to which the Shareholder or the Shareholder’s property or assets is subject. Except for this Agreement, the Shareholder is not, and no controlled Affiliate of the Shareholder is, a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other lien, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares beneficially owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii) Reliance. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

(b) Support Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder, solely in his or her capacity as a shareholder of the Company, agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder after the execution hereof.

(iii) The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law and any periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that this Section 4 and Section 5 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to Parent, to:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel J. O’Donnell, Esq., Executive Vice

    President and Chief Operating Officer

Email:   dodonnell@thebankofprinceton.com

with a copy (which shall not constitute notice) to:

Stevens & Lee

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attention: Edward Hogan, Esq.

Email: edward.hogan@stevenslee.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative. The parties hereto agree that Parent would incur irreparable harm if any provision of this Agreement were not performed by the Shareholder in accordance with the terms hereof, that there would be no adequate remedy at law for Parent with regard to any breach of any provision herein, and, accordingly, that Parent shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. The Shareholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder agrees that the Shareholder will not, and will direct its Representatives not to, object to Parent seeking an injunction or the granting of any such remedies on the basis that Parent has an adequate remedy at law.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY HERETO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(m).

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

PRINCETON BANCORP, INC.

By:
Daniel J. O’Donnell, Executive Vice
President and Chief Operating Officer

SHAREHOLDER

By:
Name:
Title:

Number of shares of Company Common Stock:

Address:

[Signature Page to Voting and Support Agreement]

Annex C

Annex C: Amendment to the Cornerstone Charter

WHEREAS, the Board of Directors of Cornerstone Financial Corporation (the “Corporation”) desires to amend its certificate of incorporation to reflect the reverse stock split originally approved by the Corporation’s shareholders in 2016.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation’s Certificate of Incorporation be amended as follows:

1.  Paragraph (A) of Article V of the Certificate of Incorporation of the Corporation, as previously amended and in effect, is hereby amended and restated to read in its entirety as follows:

“ARTICLE V

Capital Stock

(A) The total authorized capital stock of the Corporation shall be 11,000,000 shares, consisting of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock and the shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series of Preferred Stock, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

Upon the filing and effectiveness (the “Effective Time”), pursuant to the New Jersey Business Corporation Act, of the Certificate of Amendment to the Certificate of Incorporation of the Corporation evidencing this amendment, each 4.02880795 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined into one (1) share of Common Stock, provided that (i) each holder of Common Stock will be deemed to own at the Effective Time, after giving effect to such combination, that number of shares of Common Stock as the Corporation’s records show such holder owning immediately prior to the Effective Time and (ii) the Corporation may not have more than 2,191,999 shares outstanding at the Effective Time after giving effect to such combination and proviso (i). The total authorized capital stock of the Corporation set forth above shall not be affected by such combination.”

2.  Section (6) of the Certificate of the Designations, Numbers, Relative Rights, Preferences and Limitations (the “Certificate of Designation”) of Cornerstone’s Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C, no par value, is hereby amended, due to the combination referenced above, to change the definition of “Conversion Ratio” set forth in Section (6) from (a) the Stated Value divided by $1.75 to (b) the Stated Value divided by $17.50.

C-1

THE HIGHEST STANDARD OF SUCCESS IN FINANCIAL RELATIONSHIPS

January 17, 2024

PERSONAL AND CONFIDENTIAL

Board of Directors

Cornerstone Financial Corporation

6000 Midlantic Drive

Suite 120S

Mount Laurel, NJ 08054

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $0.10 per share par value (“Cornerstone Stock”), of Cornerstone Financial Corporation (“Cornerstone”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated January 17, 2024 (the “Agreement”), by and among Princeton Bancorp, Inc. (“BPRN”), The Bank of Princeton, a federally-chartered national banking association and wholly-owned subsidiary of BPRN (“Bank of Princeton”), Cornerstone and Cornerstone Bank, a New Jersey-chartered bank and wholly-owned subsidiary of Cornerstone (“Cornerstone Bank”). The Agreement provides for the merger of Cornerstone with and into BPRN with BPRN as the surviving entity (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Merger are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

Subject to the provisions of the Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Cornerstone’s Common Stock (excluding Treasury Stock and Preferred Stock) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2400 shares of BPRN Common Stock (the “Exchange Ratio”). The shares of BPRN Common Stock to be issued to holders of Cornerstone Common Stock as set forth in Article II of the Agreement are referred to as the “Merger Consideration.”

Janney Montgomery Scott LLC (“Janney”, “we” or “our”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. This opinion has been reviewed and approved by Janney’s Fairness Committee. Janney has not provided any other investment banking services to or received compensation from Cornerstone during the prior two years preceding the date hereof. Janney has provided other investment banking services to or received compensation from BPRN during the prior two years preceding the date hereof. Additionally, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Cornerstone, BPRN and their respective affiliates for our own account and for the accounts of our customers.

We have acted as Cornerstone’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from Cornerstone for rendering this opinion, of which we became entitled to receive upon delivery of this opinion and which will be credited in full towards the advisory fee, which will become payable to Janney upon

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consummation of the Merger. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. Cornerstone has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.

During the course of our engagement and for the purposes of our analyses and the opinion set forth herein, we have reviewed and considered, among other things:

(i)	a draft of the Agreement, dated January 17, 2024;

(ii)

Certain publicly available financial statements and other historical financial information of BPRN and Bank of Princeton, both audited and unaudited, that we deemed relevant, including reports filed by BPRN with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iii)

Certain publicly available financial statements and other historical financial information of Cornerstone and its banking subsidiary Cornerstone Bank, both audited and unaudited, that we deemed relevant, including reports filed by Cornerstone with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iv)

Certain internal financial projections for Cornerstone for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Cornerstone, as well as an estimated long-term net income growth rate for the years ending December 31, 2026 through December 31, 2029

(v)

Research analyst estimates for BPRN, as of January 12, 2024, for the years ending December 31, 2023 through December 31, 2025, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2026 through December 31, 2029;

(vi)

The pro forma financial impact of the Merger on BPRN based on certain assumptions related to transaction expenses, cost savings, and purchase accounting adjustments, as provided by senior management and representatives of BPRN;

(vii)

The publicly reported price, valuation and historical trading activity for Cornerstone common stock and BPRN common stock and certain stock indices, as well as similar publicly available information for certain other publicly traded companies;

(viii)	A comparison of certain market and financial information for Cornerstone and BPRN with similar financial institutions for which information is publicly available;

(ix)	The financial terms of certain recent business combinations in the bank and thrift industry on a nationwide and a regional basis, to the extent publicly available;

(x)	And, such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of the senior management of Cornerstone and its representatives the business, financial condition, results of operations and prospects of Cornerstone and held similar discussions with certain members of the senior management of BPRN and its representatives regarding the business, financial condition, results of operations and prospects of BPRN. We have taken into account our assessment of general economic, market and financial conditions, our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

January 17, 2024 Page 2 of 4

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In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Cornerstone and BPRN and in the discussions with Cornerstone’s and BPRN’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of Cornerstone that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Cornerstone and BPRN (as the case may be) as to the expected future results of operations and financial condition of Cornerstone and BPRN and the other matters covered thereby. We have also assumed that the financial estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Cornerstone and BPRN and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Cornerstone or BPRN or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Cornerstone or BPRN nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement, without any modification, amendment or waiver of any terms that would be material to our analyses. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to Cornerstone and BPRN. In rendering this opinion, we have been advised by both Cornerstone and BPRN that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory or other third party approvals or consents in connection with the proposed Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Cornerstone, BPRN or the contemplated benefits of the proposed Merger, including without limitation, the cost savings expected by Cornerstone and BPRN to result from the proposed Merger.

Our opinion is based solely upon the information available to us and the financial, economic, market and other circumstances as they exist and can be evaluated as of the date hereof. Events occurring and information that comes to our attention after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise, update or withdraw this opinion or otherwise comment upon any events occurring or information that comes to our attention after the date hereof. We express no opinion as to the trading value of BPRN Common Stock or Cornerstone Common Stock at any time or what the value of BPRN Common Stock will be once it is actually received by the holders of Cornerstone Common Stock. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that Cornerstone has or will obtain such advice or opinions from the appropriate professional sources.

January 17, 2024 Page 3 of 4

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Our opinion is directed to the Board of Directors of Cornerstone in its evaluation of the Agreement and the proposed Merger. Our opinion addresses solely the fairness, from a financial point of view, to the holders of Cornerstone Stock of the Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. Our opinion does not address the merits of the underlying decision by Cornerstone to engage in the proposed Merger and does not constitute a recommendation to the Board of Directors of Cornerstone with respect to the Merger or any holder of Cornerstone Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We do not express any opinion with respect to the amount or nature of any compensation to be received in the proposed Merger by any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with Janney’s prior written consent which shall not be unreasonably withheld.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Cornerstone Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Janney Montgomery Scott LLC

January 17, 2024 Page 4 of 4

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